Exhibit 99.1

Item 6.    Selected Financial Data.

VIACOM INC. AND SUBSIDIARIES
(In millions, except per share amounts)

	Year Ended December 31,(a)
	2004(b)(c)	2003(b)	2002(b)	2001	2000(d)(e)

Revenues	$22,143.9	$20,450.9	$18,849.6	$17,933.1	$14,986.6
Operating income (loss)	$(12,957.6)	$4,469.4	$4,243.8	$1,696.6	$1,287.9
Net earnings (loss) from continuing operations	$(15,050.6)	$2,238.2	$2,038.8	$(3.5)	$(263.4)
Net earnings (loss) before cumulative effect of accounting change	$(16,149.8)	$1,435.4	$2,206.6	$(223.5)	$(363.8)
Net earnings (loss)	$(17,462.2)	$1,416.9	$725.7	$(223.5)	$(816.1)

Basic earnings (loss) per common share:
Net earnings (loss) from continuing operations	$(8.78)	$1.28	$1.16	$—	$(.21)
Net earnings (loss) before cumulative effect of accounting change	$(9.42)	$.82	$1.26	$(.13)	$(.30)
Net earnings (loss)	$(10.19)	$.81	$.41	$(.13)	$(.67)

Diluted earnings (loss) per common share:
Net earnings (loss) from continuing operations	$(8.78)	$1.27	$1.15	$—	$(.21)
Net earnings (loss) before cumulative effect of accounting change	$(9.42)	$.82	$1.24	$(.13)	$(.30)
Net earnings (loss)	$(10.19)	$.80	$.41	$(.13)	$(.67)

Dividends per common share(f)	$.25	$.12	—	—	—

At Year End:
Total assets	$68,002.3	$90,225.5	$90,496.9	$91,343.7	$83,239.2
Long-term debt from continuing operations	$9,708.7	$9,653.4	$9,835.0	$10,325.3	$11,412.9
Long-term debt from discontinued operations	$208.3	$427.8	$770.9	$1,150.3	$1,681.0
Total stockholders’ equity	$42,024.3	$63,205.0	$62,487.8	$62,716.8	$47,966.9

(a) On July 22, 2005, Viacom sold Famous Players, its Canadian-based theater chain, to Cineplex Galaxy L.P.  In 2004, the exchange offer for the split-off of Blockbuster was completed. Blockbuster and Famous Players are presented as discontinued operations.  All prior periods have been reclassified to conform to this presentation.

(b) SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) was adopted in 2002.  In 2004, as a result of the Company’s annual goodwill impairment test, a non-cash charge of $18.0 billion, or $10.43 per diluted share, was recorded to reduce the carrying amount of Radio and Outdoor goodwill and intangibles to their respective estimated fair values.

(c) As a result of the initial adoption of Emerging Issues Task Force Topic No. D-108 “Use of Residual Method to Value Acquired Assets Other than Goodwill”, the Company recorded an after-tax charge of $1.3 billion, or $.77 per diluted share, as a cumulative effect of accounting change, to reduce the intangible balances attributable to television stations FCC licenses.

(d) As a result of the adoption of Statement of Position 00-2, “Accounting by Producers or Distributors of Films”, the Company recorded a non-cash after-tax charge of $452.3 million as a cumulative effect of accounting change.

(e) On May 4, 2000, CBS Corporation merged with and into Viacom Inc., and effective from that date, its results of operations are included in the consolidated financial results of the Company.

(f) The Company announced a quarterly cash dividend of $.06 per share on its common stock during the first three quarters of 2004 and a cash dividend of $.07 per share in the fourth quarter of 2004.  A quarterly cash dividend of $.06 per share was declared during the third and fourth quarter of 2003.

Item 7.           Management’s Discussion and Analysis of Results of Operations and Financial Condition. (Tabular dollars in millions)

Management’s discussion and analysis of the results of operations and financial condition should be read in conjunction with the Consolidated Financial Statements and related Notes.  Descriptions of all documents incorporated by reference herein or included as exhibits hereto are qualified in their entirety by reference to the full text of such documents so incorporated or included.

Recent Developments

On October 5, 2005, Viacom filed a registration statement on Form S-4 with the Securities and Exchange Commission in connection with the separation of the Company into two publicly traded companies.  The transaction, which is expected to be completed by the end of 2005, will result in stockholders holding shares in both companies, and is expected to be tax-free to stockholders.  The newly created company will be named Viacom Inc. and will be comprised of MTV Networks, BET, Paramount Pictures, Paramount Home Entertainment and Famous Music.  The existing company will change its name upon the separation to CBS Corporation and will consist of the CBS and UPN broadcast networks, Viacom Television Stations Group, Infinity Broadcasting, Viacom Outdoor, the CBS, Paramount and King World television production and syndication operations, Showtime Networks, as well as Simon & Schuster and Paramount Parks.

Effective July 1, 2005, the Company realigned its segments to reflect the new management structure under its Co-Presidents and Co-Chief Operating Officers in anticipation of the separation.  Accordingly, Showtime Networks previously reported in the Cable Networks segment, is reported in the Television segment, and Paramount Parks and Simon & Schuster are combined and disclosed in an “all other” category named Parks/Publishing.  Famous Players, the Company’s Canadian–based theater chain, whose results were included in the Entertainment segment, was sold on July 22, 2005.  Famous Players has been accounted for as a discontinued operation in the consolidated financial statements.  Prior periods have been reclassified to conform to this current presentation.

Overview

Viacom Inc., together with its consolidated subsidiaries (“Viacom” or the “Company”) is a diversified worldwide entertainment company.  Revenues for 2004 increased $1.7 billion, or 8%, to $22.1 billion from $20.5 billion in 2003.  Advertising revenues increased $1.4 billion, or 11%, led by growth of 21% in Cable Networks and 11% in Television.  Viacom reported an operating loss of $13.0 billion versus operating income of $4.5 billion in the prior year.  Full year 2004 net loss from continuing operations was $15.1 billion, or a loss of $8.78 per diluted share, compared with net earnings from continuing operations of $2.2 billion, or $1.27 per diluted share, for 2003.

Full year 2004 results included a non-cash impairment charge of $18.0 billion, or $10.43 per diluted share, to reduce the carrying amount of Radio and Outdoor goodwill and intangibles to their respective estimated fair value in accordance with Statement of Financial Accounting Standards (“SFAS”) 142 “Goodwill and Other Intangible Assets” (“SFAS 142”).  Full year 2004 results also included a second quarter severance charge of $56.2 million, or $.02 per diluted share, due to management changes, and the recognition of a tax benefit of $205.4 million, or $.12 per diluted share, principally from the resolution of income tax audits.

For all periods presented, Blockbuster Inc. has been reported as a discontinued operation as the exchange offer for its split-off from the Company was completed in 2004.

Viacom operates with the following segments:

•                  CABLE NETWORKS: The Cable Networks segment consists of MTV Music Television, Nickelodeon, Nick At Nite, VH1, MTV2, TV Land, Spike TV, CMT: Country Music Television, Comedy Central, BET, and BET Jazz,, among other program services.  Cable Networks revenues are generated primarily from advertising sales and affiliate fees.  Cable Networks contributed 25%, 23% and 20%, respectively, to consolidated revenues for the years ended December 31, 2004, 2003 and 2002.

Management’s Discussion and Analysis of

Results of Operations and Financial Condition

•                    TELEVISION: The Television segment consists of the CBS and UPN Television Networks, the Company’s 39 owned broadcast television stations, Showtime Networks, and its television production and syndication business, including King World Productions and Paramount Television.  Television revenues are generated primarily from advertising sales, television license fees and affiliate fees.  Television contributed 43%, 42% and 44%, respectively, to consolidated revenues for the years ended December 31, 2004, 2003 and 2002.

•                    RADIO: The Radio segment owns and operates 183 radio stations in 41 U.S. markets through Infinity Radio. Radio revenues are generated primarily from advertising sales.  Radio contributed 9%, 10% and 11%, respectively, to consolidated revenues for the years ended December 31, 2004, 2003 and 2002.

•                  OUTDOOR: The Outdoor segment through Viacom Outdoor displays advertising on media including billboards, transit shelters, buses, rail systems (in-car, station platforms and terminals), mall kiosks and stadium signage. Outdoor revenues are generated primarily from advertising sales.  Outdoor contributed 8% to consolidated revenues for the year ended December 31, 2004 and 9% for the years ended December 31, 2003 and 2002.

•                    ENTERTAINMENT: The Entertainment segment through Paramount Pictures, produces and distributes theatrical motion pictures, and also has music publishing operations.  Entertainment revenues are generated primarily from feature film exploitation and music publishing.  Entertainment revenues contributed 11% of consolidated revenues for the year ended December 31, 2004, 13% for the year ended December 31, 2003 and 12% for the year ended December 31, 2002.

•                  PARKS/PUBLISHING: This all other category includes Simon & Schuster’s consumer books publishing business with imprints such as Simon & Schuster, Pocket Books, Scribner and The Free Press.  Paramount Parks is principally engaged in the ownership and operation of five theme parks and a themed attraction in the U.S. and Canada.  Parks/Publishing contributed 5% to consolidated revenues for the years ended December 31, 2004 and 2003 and 6% for the year ended December 31, 2002.

Consolidated Results of Operations—2004 vs. 2003 and 2003 vs. 2002

Revenues

The tables below present the Company’s consolidated revenues by type, net of intercompany eliminations, for each of the years ended December 31, 2004, 2003 and 2002.

Revenues by Type Year Ended December 31,	2004	2003	Increase/(Decrease) 2004 vs. 2003		2002	Increase/(Decrease) 2003 vs. 2002
Advertising sales	$13,444.6	$12,092.2	$1,352.4	11%	$11,237.0	$855.2	8%
Affiliate fees	2,634.8	2,407.7	227.1	9	2,199.0	208.7	9
Feature film exploitation	2,216.0	2,357.2	(141.2)	(6)	2,008.5	348.7	17
TV license fees	1,402.3	1,514.5	(112.2)	(7)	1,472.2	42.3	3
Publishing	750.7	693.4	57.3	8	675.9	17.5	3
Parks operations	409.9	375.8	34.1	9	374.0	1.8	—
Other	1,285.6	1,010.1	275.5	27	883.0	127.1	14
Total Revenues	$22,143.9	$20,450.9	1,693.0	8%	$18,849.6	$1,601.3	8%

	Year Ended December 31,
Percentage of Revenues by Type	2004	2003	2002
Advertising sales	61%	59%	59%
Affiliate fees	12	12	12
Feature film exploitation	10	12	11
TV license fees	6	7	8
Publishing	3	3	3
Parks operations	2	2	2
Other	6	5	5
Total	100%	100%	100%

Management’s Discussion and Analysis of

Results of Operations and Financial Condition

Advertising sales, which represented 61% of the Company’s consolidated revenues for 2004, increased 11% in 2004 to $13.4 billion reflecting growth primarily in Cable Networks, Television and Outdoor segments.  Cable Networks advertising revenues increased 21% led by double-digit growth at MTV International, Comedy Central, Nickelodeon, VH1, TV Land, Spike TV and BET.  Television’s advertising revenues benefited from the 2004 telecast of Super Bowl XXXVIII, increased political advertising and increases in CBS and UPN Networks primetime and sports.  Outdoor advertising growth reflected 14% higher revenues from European properties, driven in part by favorable foreign exchange rates, and a 4% increase in North American properties.  Advertising sales increased 8% to $12.1 billion in 2003 reflecting growth in Cable Networks, Television, Radio and Outdoor.

Affiliate fees increased 9% to $2.6 billion in 2004 and increased 9% to $2.4 billion in 2003 versus the comparable prior-year periods.  The increases were primarily driven by domestic rate increases and subscriber growth at MTV Networks and BET.  The acquisition of Comedy Central in May 2003 contributed to the growth in both periods.

Feature film exploitation revenues, which includes all revenue sources from the exhibition of motion pictures, decreased 6% to $2.2 billion in 2004 primarily reflecting 11% lower home entertainment revenues.  For 2003, feature film revenues increased 17% to $2.4 billion primarily reflecting 29% higher home entertainment revenues and contributions from increased syndication, theatrical and pay television revenues, partially offset by lower network revenues.

Television license fees decreased 7% to $1.4 billion in 2004 principally reflecting lower network revenues for shows no longer in production.  Television license fees increased 3% to $1.5 billion in 2003 principally reflecting increased syndication revenues from The Dr. Phil Show in 2003 versus 2002.

Publishing revenues increased 8% to $750.7 million in 2004 and increased 3% to $693.4 million in 2003 versus the comparable prior-year periods.  The increases were primarily driven by the success of top selling titles.

       Parks operations revenues increased 9% to $409.9 million in 2004 primarily due to increased attendance partially offset by decreased average per capita spending and the benefit of favorable foreign currency translation.  Parks operations revenues were relatively flat in 2003 versus the prior-year period.

Other revenues, which include revenues from consumer products and home entertainment from television and cable product sales, increased 27% to $1.3 billion in 2004 primarily reflecting growth in home entertainment revenues to $472.2 million in 2004 from $263.1 million in 2003 and higher Nickelodeon consumer products and licensing.  For 2003, other revenues increased 14% to $1.0 billion primarily reflecting higher Nickelodeon consumer products revenues.

International Revenues

The Company generated approximately 15% of its total revenues from international regions in 2004, 14% in 2003 and 13% in 2002.

Year Ended December 31,	2004	Percentage of Total	2003	Percentage of Total	2002	Percentage of Total
United Kingdom	$910.1	27%	$706.1	24%	$647.3	26%
Other Europe	1,323.5	40	1,182.0	40	972.2	38
Canada	471.5	14	393.9	13	321.8	13
All other	626.8	19	681.0	23	578.0	23
Total International Revenues	$3,331.9	100%	$2,963.0	100%	$2,519.3	100%

Management’s Discussion and Analysis of

Results of Operations and Financial Condition

Operating Expenses

The table below presents the Company’s consolidated operating expenses by type:

Operating Expenses by Type Year Ended December 31,	2004	2003	Increase/(Decrease) 2004 vs. 2003		2002	Increase/(Decrease) 2003 vs. 2002
Production and program	$8,058.7	$7,653.5	$405.2	5%	$6,885.6	$767.9	11%
Distribution	1,458.6	1,446.7	11.9	1	1,305.6	141.1	11
Other	2,694.7	2,455.4	239.3	10	2,251.5	203.9	9
Total Operating Expenses	$12,212.0	$11,555.6	$656.4	6%	$10,442.7	$1,112.9	11%

For 2004, operating expenses of $12.2 billion increased 6% over 2003.  For 2003, operating expenses of $11.6 billion increased 11% over 2002.  The major components and changes in operating expenses were as follows:

•                  Production and program expenses represented approximately 66% of total operating expenses in 2004, 2003 and 2002, and reflect the costs and amortization of television and theatrical inventory, including direct production costs, residuals and participation expenses, production overhead and acquisition costs as well as costs attributable to television and radio programming expenses including on-air talent and other production costs, and costs and amortization of acquired rights of programs exhibited on the broadcast networks, cable networks and broadcast stations.  Production and program expenses increased 5% to $8.1 billion in 2004 and increased 11% to $7.7 billion in 2003.  For both years, the increases were led by 23% and 31% respective increases at Cable Networks associated with new and existing programming mainly at MTV Networks.  Also 2004 reflected higher program rights expenses for sports events and primetime series at the broadcast networks.  These increases were partially offset by fewer network series produced in 2004.  Also contributing to the increase in 2003 were higher sports rights expenses at Radio and higher feature film amortization.

•                  Distribution expenses, which represented approximately 12% of total operating expenses in 2004, and 13% in 2003 and 2002, reflect advertising and other distribution costs incurred primarily with respect to theatrical and television product.  Distribution expenses for 2004 increased 1% to $1.5 billion primarily reflecting higher television distribution costs due to additional volume of DVD releases of the Star Trek series, partially offset by lower feature film distribution costs for home video releases.  Distribution expenses for 2003 increased 11% to $1.4 billion principally reflecting higher print and advertising costs for feature films in theatrical release.

•                  Other operating expenses, which primarily include expenses incurred for Outdoor, Publishing and Parks operations, increased 10% to $2.7 billion in 2004 over 2003, primarily reflecting higher Outdoor expenses of 9% from higher transit and billboard lease costs and the impact of foreign exchange rates.  In 2004, the increase also reflected higher costs associated with Publishing and Parks operations.  Other operating expenses for 2003 increased 9% to $2.5 billion over 2002, which reflected an increase in Outdoor expenses of 7% from higher billboard lease costs.

Selling, General and Administrative Expenses

Selling, general and administrative expenses, which include expenses incurred for selling and marketing costs, occupancy and back office support increased $405.9 million, or 11%, to $4.1 billion in 2004, primarily reflecting higher employee compensation and commissions, second quarter 2004 severance charges of $56.2 million due to management changes, as well as twelve months of expenses for Comedy Central, acquired in May 2003, and the absence of a 2003 pre-tax gain of $40 million from the settlement of a physical damage and business interruption claim.  These increases were partially offset by a gain on the sale of assets in 2004 and a decrease in pension and postretirement costs.  Advertising expenses of $410.6 million included in selling, general and administrative expenses, increased 10% reflecting increased spending primarily at Radio and Cable Networks.

Management’s Discussion and Analysis of

Results of Operations and Financial Condition

For 2003, selling, general and administrative expenses increased $238.7 million, or 7%, to $3.7 billion reflecting expenses associated with Comedy Central, increased employee-related expenses and higher directors’ and officers’ insurance premiums and professional fees, partially offset by a pre-tax gain of $40 million.  In 2003, advertising expenses of $372.2 million included in selling, general and administrative expenses increased 3%.  Selling, general and administrative expenses as a percentage of revenues were 19%, 18% and 19% for the years ended December 31, 2004, 2003 and 2002, respectively.

Impairment Charge

SFAS 142 requires the Company to perform an annual fair value-based impairment test of goodwill.  The first step of the test examines whether or not the book value of each of the Company’s reporting units exceeds its fair value.  If the book value for a reporting unit exceeds its fair value, the second step of the test compares the implied fair value of that reporting unit’s goodwill with the book value of that goodwill.  The Company’s reporting units are generally consistent with the operating segments underlying the reportable segments.  As a result of the impairment test, the Company recorded an impairment charge of $18.0 billion in the fourth quarter of 2004.  The $18.0 billion reflects charges to reduce the carrying value of goodwill at the Radio segment of $10.9 billion and the Outdoor segment of $7.1 billion as well as a reduction of the carrying value of intangibles of $27.8 million related to the FCC licenses at the Radio segment.

The Company performs its impairment test concurrently with its annual budgeting process which begins in the fourth quarter of each year.  Several factors have led to a reduction in forecasted cash flows and long-term growth rates for both the Radio and Outdoor segments.  Radio and Outdoor fell short of budgeted revenue and operating income growth targets in 2004.  Competition from other advertising media, including internet advertising and cable and broadcast television has reduced Radio and Outdoor growth rates.  Also, the emergence of new competitors and technologies has necessitated a shift in management’s strategy for the Radio and Outdoor businesses, including changes in composition of the sales force and operating management as well as increased levels of investment in marketing and promotion.

The estimated fair values of the Radio and Outdoor reporting units were computed principally based upon the present value of future cash flows (Discounted Cash Flow Method) and prices of comparable businesses (Market Comparable Method).  The discounted Cash Flow Method and Market Comparable Method were weighted equally and resulted in substantially equal fair values.

Depreciation and Amortization

For 2004, depreciation and amortization increased 9% to $760.2 million from $699.6 million primarily reflecting increases related to leasehold improvements, equipment and transponders.  For 2003, depreciation and amortization increased 4% to $699.6 million from $675.5 million principally driven by the addition of broadcasting equipment and outdoor advertising properties.

Interest Expense

For 2004, interest expense decreased 3% to $718.2 million from $739.4 million primarily due to lower average debt balances in 2004 including commercial paper borrowings and lower interest on programming contracts.  For 2003, interest expense decreased 7% to $739.4 million from $795.0 million primarily due to a reduction in debt including lower average commercial paper borrowings.  The Company had approximately $9.9 billion at December 31, 2004 and $10.1 billion at December 31, 2003 of principal amount of debt outstanding (including current maturities) at weighted average interest rates of 6.7% and 6.5%, respectively.

Interest Income

For 2004, interest income increased by $13.6 million to $25.1 million primarily due to increased cash and cash equivalents.  For 2003, interest income decreased by $.5 million to $11.5 million versus the comparable prior-year period.

Management’s Discussion and Analysis of

Results of Operations and Financial Condition

Other Items, Net

For 2004, “Other items, net” of $7.4 million principally reflected foreign exchange gains of $16.6 million and a net gain on the sale of investments of $34.5 million, partially offset by a non-cash charge of $21.7 million associated with other-than-temporary declines in the Company’s investments, losses associated with securitizing trade receivables of $19.3 million and a loss of $2.7 million on the sale of radio stations.

For 2003, “Other items, net” reflected a net loss of $3.2 million principally consisting of foreign exchange losses of $4.1 million, losses associated with securitizing trade receivables of $14.8 million, and an aggregate loss of $5.0 million resulting from the write-down of several investments to their market value. These losses were partially offset by a net gain on the disposition of investments of $14.8 million and an insurance recoupment of $5.6 million.

For 2002, “Other items, net” reflected a net loss of $32.5 million principally consisting of foreign exchange losses of $55.3 million, losses of $19.7 million associated with securitizing trade receivables and an aggregate loss of approximately $12.5 million resulting from the write-down of several investments to their market value. These losses were partially offset by the recovery of advertising commitments of $29.8 million, a gain of $18.8 million on the sale of a telephone kiosk advertising business and a net gain of $4.5 million from the sale of investments.

Provision for Income Taxes

The provision for income taxes represents federal, state and local, and foreign income taxes on earnings before income taxes.
The annual effective tax rate before the cumulative effect of accounting change was (10.1%) in 2004 versus 40.0% in 2003 and 39.4% in 2002.  Included in the 2004 rate was the impact of the non-cash impairment and severance charges and the recognition of a tax benefit from the resolution of certain income tax audits in 2004.

Equity in Earnings (Loss) of Affiliated Companies, Net of Tax

“Equity in earnings (loss) of affiliated companies, net of tax” reflected a loss of $20.8 million for 2004, earnings of $.1 million for 2003 and a loss of $37.3 million for 2002.  For 2004, the loss principally reflected losses from the sale of international theater ventures and losses from internet investments, partially offset by the positive results of Westwood One, Inc. (“Westwood One”).  For 2003 and 2002, results principally reflected operating losses from internet investments and international ventures, partially offset by the positive results of Westwood One and Comedy Central prior to its acquisition in May 2003.

Minority Interest, Net of Tax

Minority interest primarily represented the minority ownership of certain international pay television companies.

Net Earnings (Loss) from Discontinued Operations

Net earnings (loss) from discontinued operations reflect the operating results of Famous Players prior to its disposition on July 22, 2005 and the operating results of Blockbuster Inc. (“Blockbuster”) which was split-off from the Company in 2004.  Discontinued operations reflected a loss of $1.1 billion in 2004 versus a loss of $802.8 million in 2003 and earnings of $167.8 million in 2002.  The loss from discontinued operations in 2004 included a non-cash charge of $1.5 billion ($1.2 billion net of minority interest and tax) for the impairment of Blockbuster goodwill and other long-lived assets in accordance with SFAS 142 and SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”).  Blockbuster performed an interim impairment test of its goodwill during the third quarter of 2004 because of factors surrounding Viacom’s exchange offer for the split-off of Blockbuster.

Management’s Discussion and Analysis of

Results of Operations and Financial Condition

In March 2005, Blockbuster announced its intention to restate its previously issued financial statements to reflect appropriate lease accounting practices.  Viacom has reflected the cumulative impact of the adjustment in 2004.  This cumulative impact increased both the loss from discontinued operations and minority interest of discontinued operations, offset by a corresponding decrease in the loss on disposal of discontinued operations, resulting in no impact to Viacom’s consolidated 2004 net loss from discontinued operations.  The Company’s discontinued operation presentation of Blockbuster for prior years has not been revised to reflect this adjustment due to the immateriality of this amount for the current year or any individual prior period consolidated statement of operations or financial position.

In 2003, the Company recorded a non-cash impairment charge related to Blockbuster of approximately $1.3 billion ($1.0 billion, net of minority interest and tax) in accordance with SFAS 142.  In completing its analysis of the fair value of the video business, several events led Blockbuster to conclude that the business had incremental risks that were required to be included in its evaluation of goodwill.  Additionally, Blockbuster’s review of long-lived assets in conjunction with SFAS 144 resulted in an impairment charge of approximately $18.5 million to reduce the carrying value of certain fixed assets in four international markets.

Cumulative Effect of Accounting Change, Net of Minority Interest and Tax

Effective December 31, 2004, the Company elected early adoption of Emerging Issues Task Force Topic No. D-108 “Use of the Residual Method to Value Acquired Assets Other Than Goodwill” (“D-108”). D-108 requires companies who have applied the residual value method in the valuation of intangible assets for purposes of impairment testing to use the direct value method.  As a result of the adoption, the Company recorded a charge of $2.2 billion ($1.3 billion net of tax), or $.77 per share, to reduce the intangible balances attributable to its television stations’ FCC licenses.  This charge has been reflected as a cumulative effect of accounting change, net of tax.

For 2003, the cumulative effect of accounting change, net of minority interest and tax, of $18.5 million, or $.01 per share, resulted from the adoption of SFAS No. 143 “Accounting for Asset Retirement Obligations.”  For 2002, the cumulative effect of accounting change of $1.5 billion (net of minority interest of $336.1 million), or $.84 per basic and $.83 per diluted share, resulted from the initial adoption of SFAS 142.

Net Earnings (Loss)

For 2004, the Company reported a net loss of $17.5 billion versus net earnings of $1.4 billion for the prior year. For 2004, the loss was driven by the non-cash impairment charge of $18.0 billion.  For 2003, net earnings reflected revenue growth in advertising, feature film exploitation, and affiliate fees partially offset by a non-cash charge of $1.0 billion, net of minority interest and tax, reflected in discontinued operations and higher operating expenses, primarily programming and production costs.  For 2002, net earnings were $725.7 million.

Management’s Discussion and Analysis of

Results of Operations and Financial Condition

Segment Results of Operations—For the Years Ended December 31, 2004, 2003 and 2002

The tables below present the Company’s revenues, operating income, and depreciation and amortization by segment, for each of the years ended December 31, 2004, 2003 and 2002.

Year Ended December 31,	2004	2003	2002
Revenues:
Cable Networks	$5,634.9	$4,711.1	$3,775.8
Television	9,448.5	8,680.5	8,364.9
Radio	2,096.1	2,097.6	2,121.6
Outdoor	1,880.2	1,748.3	1,633.5
Entertainment	2,513.7	2,655.8	2,297.8
Parks/Publishing	1,160.8	1,069.3	1,050.5
Eliminations	(590.3)	(511.7)	(394.5)
Total Revenues	$22,143.9	$20,450.9	$18,849.6
Operating Income (Loss):
Cable Networks	$2,265.0	$1,928.9	$1,555.6
Television	1,807.5	1,481.5	1,394.3
Radio	(10,023.5)	975.0	1,007.6
Outdoor	(6,824.5)	207.9	218.0
Entertainment	154.2	189.7	267.3
Parks/Publishing	111.2	77.5	93.8
Corporate expenses	(237.7)	(187.9)	(159.0)
Residual costs (a)	(113.8)	(146.5)	(67.8)
Eliminations (b)	(96.0)	(56.7)	(66.0)
Total Operating Income (Loss)	$(12,957.6)	$4,469.4	$4,243.8
Depreciation and Amortization:
Cable Networks	$223.3	$171.4	$167.4
Television	173.7	175.0	164.1
Radio	29.9	27.4	30.8
Outdoor	223.1	215.9	205.6
Entertainment	19.0	16.8	17.5
Parks/Publishing	69.0	70.6	67.1
Corporate	22.2	22.5	23.0
Total Depreciation and Amortization	$760.2	$699.6	$675.5

(a)                                  Primarily includes pension and postretirement benefit costs for benefit plans retained by the Company for previously divested businesses.

(b)                                 Eliminations in all periods principally reflect the timing of intercompany transactions from the sale of television product to Cable Networks and the sale of feature films to cable and broadcast networks.

Management’s Discussion and Analysis of

Results of Operations and Financial Condition

Segment Results of Operations—2004 vs. 2003 and 2003 vs. 2002

Cable Networks (Basic Cable Television Services through MTV Networks (“MTVN”) including, MTV Music Television, Nickelodeon, Nick at Nite, VH1, MTV2, TV Land, Spike TV, CMT: Country Music Television and Comedy Central; BET and BET Jazz.)

(Contributed 25% of consolidated revenues for the year ended December 31, 2004, 23% for the year ended December 31, 2003 and 20% for the year ended December 31, 2002.)

Year Ended December 31,	2004	2003	2002
Revenues	$5,634.9	$4,711.1	$3,775.8
Operating income (OI)	$2,265.0	$1,928.9	$1,555.6
OI as a % of revenues	40%	41%	41%
Depreciation and amortization	$223.3	$171.4	$167.4
Capital expenditures	$86.8	$81.7	$87.7

2004 vs. 2003

For 2004, Cable Networks revenues increased $923.8 million, or 20%, to $5.6 billion principally driven by a 21% increase in advertising revenues and a 13% increase in affiliate fees. Approximately 13% of Cable Networks revenues were generated from international regions in 2004, of which approximately 73% came from Europe. Comedy Central, which was acquired in May 2003, contributed 5% to Cable Networks revenue growth for the year.

For 2004, MTVN advertising revenues grew 22%, reflecting an increase in the number of units sold and higher average unit rates at domestic channels. BET advertising revenues increased 11% as a result of an increase in the number of units sold, partially offset by a decline in average unit rates and an increase in reserves for audience deficiency liabilities.  Affiliate fees increased 13% principally driven by rate increases and subscriber growth.   Ancillary revenues, which represent approximately 10% of Cable Networks revenues in 2004 and 9% in 2003, increased 32% benefiting from higher Nickelodeon consumer products revenues, higher home video revenues led by Chappelle’s Show DVD, and higher licensing revenues.

For 2004, Cable Networks operating income increased $336.1 million, or 17%, to $2.3 from $1.9 billion reflecting higher revenues, partially offset by a 21% increase in total expenses. The increase in total expenses for the year was driven by a 23% increase in operating expenses driven by higher programming costs. Selling, general and administrative expenses for the year increased 17% primarily due to higher sales and marketing-related costs at MTVN and increased compensation. Total expenses also included the full-year impact of Comedy Central. Operating income as a percentage of revenues was 40% for 2004 and 41% for 2003.

In 2004, the Company acquired 97.8% of VIVA Media AG for a total purchase price of $393.6 million. VIVA Media AG results are included as part of MTVN, contributing $63.0 million of revenues to Cable Networks since the date of acquisition.

2003 vs. 2002

For 2003, Cable Networks revenues increased $935.3 million, or 25%, to $4.7 billion principally driven by 26% growth in advertising revenues and a 18% increase in affiliate fees. The increase in advertising revenues reflected 27% growth at MTVN principally due to selling more units and higher average unit rates and the impact of Comedy Central.   BET delivered 17% advertising revenue growth for 2003 over the prior year as a result of higher average rates.  The growth in affiliate fees was primarily due to rate and subscriber increases at MTVN and BET and the impact of Comedy Central.  Other ancillary revenues for Cable Networks grew 44% reflecting higher consumer product licensing revenues at Nickelodeon and contributions from co-produced feature films.

Management’s Discussion and Analysis of

Results of Operations and Financial Condition

For 2003, Cable Networks operating income increased $373.3 million, or 24%, to $1.9 billion reflecting higher revenues, partially offset by increased expenses. Operating expenses increased 33% led by increases at MTVN and BET primarily for new programming initiatives and the impact of Comedy Central. Selling, general and administrative expenses increased 20% primarily due to higher marketing costs at MTVN and the inclusion of Comedy Central. Operating income as a percentage of revenues was 41% for 2003 and for 2002.

Television (CBS and UPN Television Networks and Stations, Television Production and Syndication, and Showtime Networks Inc. (“SNI”), owner of several premium subscription television program services,)

(Contributed 43% of consolidated revenues for the year ended December 31, 2004, 42% for the year ended December 31, 2003 and 44% for the year ended December 31, 2002.)

Year Ended December 31,	2004	2003	2002
Revenues	$9,448.5	$8,680.5	$8,364.9
Operating income (OI)	$1,807.5	$1,481.5	$1,394.3
OI as a % of revenues	19%	17%	17%
Depreciation and amortization	$173.7	$175.0	$164.1
Capital expenditures	$134.8	$132.2	$146.7

2004 vs. 2003

For 2004, Television revenues increased $768.0 million, or 9%, to $9.4 billion principally driven by advertising revenue growth at the broadcast networks and the Stations group and higher television license revenues. CBS and UPN Networks combined advertising revenues increased 12% with an 11% increase in CBS and UPN primetime due to 11% average rate increases. CBS Network and the Stations group advertising revenues benefited from the 2004 telecast of Super Bowl XXXVIII. The combination of the Super Bowl and increased political advertising contributed 3% of Television’s total revenue growth. For the year, the Stations group advertising revenues increased 10% reflecting higher political advertising with more units sold at higher average unit rates. The Stations group also benefited from higher ad sales in the automotive, leisure and media, and restaurant industries.

Television revenues included an increase in television license revenues of 2% benefiting from the basic cable availability of Star Trek: Deep Space Nine, the initial domestic syndication of CSI and the renewal by incumbent stations of Everybody Loves Raymond, partially offset by lower network revenues for shows no longer in production including Frasier. Home entertainment revenues increased due to the DVD releases of Star Trek: Voyager and Star Trek: Original Series. Showtime affiliate revenues increased 1%.

For 2004, Television operating income increased $326.0 million, or 22%, to $1.8 billion principally due to the revenue increases noted above. Total expenses increased 6% for the year primarily due to higher production and programming expenses and higher selling, general and administrative expenses. Production costs and programming expenses increased 5% reflecting higher program rights expense for sports events and primetime series.  Included in selling, general and administrative expenses was a severance charge of $10.4 million recorded in the second quarter of 2004 related to a management change. Television operating income in 2003 included approximately $27 million in insurance recoveries. Operating income as a percentage of revenues was 19% in 2004 versus 17% in 2003.

License fees for completed television programming in syndication and on cable are recorded as revenue in the period that the products are available for exhibition, which, among other reasons, may cause substantial fluctuation in operating results. Unrecognized revenues attributable to such licensing agreements were approximately $734.4 million and $634.9 million at December 31, 2004 and 2003, respectively, including intercompany revenues of $176.3 million and $345.2 million for these periods, respectively.

Management’s Discussion and Analysis of

Results of Operations and Financial Condition

2003 vs. 2002

For 2003, Television revenues increased $315.6 million, or 4%, to $8.7 billion primarily driven by higher advertising revenues at the broadcast networks and the Stations group, and higher syndication revenues. CBS and UPN Networks combined advertising revenues increased 6%, with 8% growth in CBS primetime due primarily to a 6% average rate increase. Late night, daytime and news advertising revenues were up with average rate increases, partially offset by a rate decrease at sports, due primarily to the impact of the war on the broadcast of the NCAA basketball tournament. The Stations group delivered 2% year-over-year advertising revenue growth led by ratings improvements for the CBS Network, particularly at 10 pm, which improved the stations’ local news and syndication as well as higher sales in the automotive, leisure and media industries. The Stations group also benefited from the full year results of KCAL-TV Los Angeles, acquired in May 2002, which contributed 3% to the revenue growth in 2003. These increases were more than offset by the absence of political advertising which was down over 80% versus 2002.

Higher syndication revenues for 2003 were partially offset by a decrease in domestic syndication availabilities and home entertainment revenues. Syndication revenues were higher primarily due to increases in license fees and barter revenues for The Dr. Phil Show which debuted in September 2002 and higher barter revenues from Everybody Loves Raymond. Revenues from domestic syndication availabilities in 2003 included The Parkers, Sabrina, the Teenage Witch and the off-network syndication of seasons one through five of Becker, and did not match 2002’s initial basic cable syndication availabilities including 7th Heaven, Charmed and Seven Days. Home entertainment revenues for 2003 decreased as contributions from the DVD release of seasons one through seven of Star Trek: Deep Space Nine did not match the contributions from the 2002 DVD release of seasons one through seven of Star Trek: The Next Generation.  Showtime affiliate revenues decreased 1%.

For 2003, Television operating income increased $87.2 million, or 6%, to $1.5 billion principally due to the revenue increases noted above. Operating expenses principally comprised of production costs and programming expenses increased 5%. CBS Network experienced higher programming costs due to more hours of original summer programming, contractual series increases in primetime and increased sports rights payments which were associated with the first year of new contracts with both the NCAA and the PGA Tour. The Stations group incurred higher operating expenses in 2003 principally due to expansion of news coverage and talent, partially offset by reduced advertising and promotion.  Television operating income for 2003 included approximately $27 million from insurance recoveries. Operating income as a percentage of revenues was 17% for 2003 and 2002.

Radio (Radio Stations)

(Contributed 9% of consolidated revenues for the year ended December 31, 2004, 10% for the year ended December 31, 2003 and 11% for the year ended December 31, 2002.)

Year Ended December 31,	2004	2003	2002
Revenues	$2,096.1	$2,097.6	$2,121.6
Non-cash impairment charge	$(10,941.8)	—	—
Operating income (loss) (OI)	$(10,023.5)	$975.0	$1,007.6
OI as a % of revenues	NM	46%	47%
Depreciation and amortization	$29.9	$27.4	$30.8
Capital expenditures	$38.2	$14.1	$14.4

NM—Not meaningful

Management’s Discussion and Analysis of

Results of Operations and Financial Condition

2004 vs. 2003

Radio’s revenues are generated domestically from 183 radio stations. For 2004, Radio revenues were primarily flat at $2.1 billion reflecting continued weakness in national and local radio advertising revenues in part due to increased competition from other advertising media. Advertising revenues reflected a decline in the units sold, partially offset by an increase in average unit rates and higher affiliated revenues. Radio receives consideration for management services provided to Westwood One, an affiliated company. Revenues from these arrangements were approximately $65.9 million for the year ended December 31, 2004 versus $64.3 million for the prior year.

For 2004, Radio reported an operating loss of $10.0 billion which included a $10.9 billion non-cash impairment charge to reduce goodwill and intangibles. Expenses, including operating, selling, general and administrative expenses, and depreciation and amortization, increased 5% to $1.2 billion. Operating expenses, primarily comprised of radio programming expenses including on-air talent, program rights amortization and other production costs, increased 5% to $513.9 million primarily due to higher contractual talent costs. Selling, general and administrative expenses increased 5% to $634.0 million mainly from higher advertising and promotion expenditures and employee-related expenses.

2003 vs. 2002

For 2003, Radio revenues decreased $24.0 million to $2.1 billion reflecting a 1% increase in advertising revenues which was more than offset by lower revenues for management services provided to Westwood One. Revenues from these arrangements were approximately $64.3 million for the year ended December 31, 2003 and $110.4 million for the year ended December 31, 2002.

For 2003, Radio operating income decreased $32.6 million, or 3%, to $975.0 million principally due to the revenue decrease and an increase in expenses. Operating expenses increased 7% in 2003 primarily reflecting contractual talent increases as well as increased sports rights. Selling, general and administrative expenses decreased 3%, reflecting $13 million of insurance recoveries and lower advertising and promotional expenditures in 2003. Operating income as a percentage of revenues was 46% in 2003 versus 47% in 2002.

Outdoor (Outdoor Advertising Properties)

(Contributed 8% of consolidated revenues for the year ended December 31, 2004 and 9% for years ended December 31, 2003 and 2002.)

Year Ended December 31,	2004	2003	2002
Revenues	$1,880.2	$1,748.3	$1,633.5
Non-cash impairment charge	$(7,055.3)	—	—
Operating income (loss) (OI)	$(6,824.5)	$207.9	$218.0
OI as a % of revenues	NM	12%	13%
Depreciation and amortization	$223.1	$215.9	$205.6
Capital expenditures	$56.5	$58.1	$67.1

NM—Not meaningful

2004 vs. 2003

For 2004, Outdoor revenues increased $131.9 million, or 8%, to $1.9 billion reflecting a 14% increase from its European properties and a 4% increase in North America. North American properties reflected a 16% increase in Canadian revenues and a 5% increase in U.S. billboards revenues, partially offset by Mexico billboards revenues decrease of 11%. Revenue growth from its European properties benefited from favorable foreign exchange rates. The impact of foreign exchange translation on revenues was approximately $68 million, or four percentage points of the increase for the year. Approximately 45% of Outdoor revenues were generated from international regions, principally Europe, in 2004 versus 43% in 2003.

Management’s Discussion and Analysis of

Results of Operations and Financial Condition

For 2004, Outdoor reported an operating loss of $6.8 billion, which included a non-cash impairment charge of $7.1 billion to reduce goodwill. Operating expenses, which exclude the non-cash charge, increased 9% due to higher transit and billboard lease costs, as well as the negative impact of foreign exchange translation.

2003 vs. 2002

For 2003, Outdoor revenues increased $114.8 million, or 7%, to $1.7 billion reflecting a 17% increase from its European properties and a 2% increase in North America. Revenue growth from its European properties was principally driven by favorable foreign exchange rates. North American results reflected higher revenues from U.S. billboards, driven by an increase in the number of displays, partially offset by lower revenues from the U.S. transit business, due to a decrease in the number of displays and in the average per unit rate, and lower revenues from billboards in Mexico.

For 2003, Outdoor operating income decreased $10.1 million, or 5%, to $207.9 million as the revenue increase was more than offset by a 9% increase in total expenses principally due to higher billboard lease costs and sales-related expenses as well as in transit guarantees and posting rotation expenses due to shorter campaigns. Operating income as a percentage of revenues was 12% versus 13% in 2002.

Entertainment (Paramount Pictures and music publishing)

(Contributed 11% of consolidated revenues for the year ended December 31, 2004, 13% for the year ended December 31, 2003 and 12% for the year ended December 31, 2002.)

Year Ended December 31,	2004	2003	2002
Revenues	$2,513.7	$2,655.8	$2,297.8
Operating income (OI)	$154.2	$189.7	$267.3
OI as a % of revenues	6%	7%	12%
Depreciation and amortization	$19.0	$16.8	$17.5
Capital expenditures	$13.0	$11.0	$13.5

2004 vs. 2003

For 2004, Entertainment revenues decreased $142.1 million, or 5%, to $2.5 billion principally reflecting lower Features revenues.  Approximately 39% of Entertainment’s revenues were generated from international regions in 2004, principally Europe and Canada.

For 2004, Features revenues decreased 6% principally reflecting lower domestic home entertainment revenues as contributions from 2004 titles including School of Rock and Mean Girls did not match the success of the prior year’s titles led by The Adventures of Indiana Jones—the Complete DVD Movie Collection.

For 2004, Entertainment operating income decreased $35.5 million, or 19%, to $154.2 million primarily due to the revenue decreases noted above, partially offset by an overall 4% decrease in total expenses.  The decrease in expenses was principally associated with lower feature film amortization and distribution costs.  Included in selling, general and administrative expenses was a severance charge of $10.4 million recorded in the second quarter of 2004 related to a management change. Operating income as a percentage of revenues was 6% in 2004 versus 7% in 2003.

Management’s Discussion and Analysis of

Results of Operations and Financial Condition

License fees for television exhibition of completed motion pictures are recorded as revenue in the period that the products are available for such exhibition, which, among other reasons, may cause substantial fluctuation in operating results. Unrecognized revenues attributable to such licensing agreements were approximately $1.2 billion as of December 31, 2004 and 2003 including intercompany revenues of $287.4 million and $281.1 million, respectively.

2003 vs. 2002

For 2003, Entertainment revenues increased $358.0 million, or 16%, to $2.7 billion principally reflecting higher Features revenues.

Features revenues were higher principally due to increased worldwide home entertainment, theatrical and pay television revenues, partially offset by lower network revenues.  Domestic theatrical revenues were lower than the prior year due in part to fewer titles in domestic theatrical release.  Foreign theatrical revenues were higher than the prior year primarily due to contributions from How To Lose A Guy In 10 Days, Lara Croft Tomb Raider: The Cradle Of Life and The Italian Job.  Pay television revenues were higher while network revenues were lower compared to the prior year, both reflecting a change in the mix of titles available.

For 2003, Entertainment operating income decreased $77.6 million, or 29%, to $189.7 million, as the revenue increases noted above were more than offset by increased Features distribution and film amortization costs. Operating income as a percentage of revenues was 7% in 2003 versus 12% in 2002.

Parks/Publishing (Theme Parks Operations and Consumer Book Publishing)

(Contributed 5% to consolidated revenues for the year ended December 31, 2004 and 2003 and 6% for the year ended December 31, 2002.)

Year Ended December 31,	2004	2003	2002
Revenues	$1,160.8	$1,069.3	$1,050.5
Operating income (OI)	$111.2	$77.5	$93.8
Depreciation and amortization	$69.0	$70.6	$67.1
Capital expenditures	$48.9	$46.2	$46.0

2004 vs. 2003

For 2004, Parks/Publishing revenues increased $91.5 million, or 9%, to $1.2 billion reflecting higher revenues for each of the two businesses.  Parks revenues increased 9%, primarily due to higher attendance, up 12%, partially offset by lower average per capita spending.  Parks also benefited from favorable foreign currency translation.  Publishing revenues increased 8% primarily due to several top-selling titles including “Angels & Demons” by Dan Brown and “Family First” by Dr. Phil McGraw.

For 2004, Parks/Publishing operating income increased $33.7 million, or 43%, to $111.2 million primarily due to the revenue increases noted above, partially offset by an overall 6% increase in total expenses driven by higher expenses at Parks and Publishing of 7% and 5%, respectively.

2003 vs. 2002

For 2003, Parks/Publishing revenues increased $18.8 million, or 2%, to $1.1 billion primarily reflecting an increase in Publishing revenues.  Parks revenues increased slightly primarily due to a 1% increase in average per capita spending and the benefit of favorable foreign currency translation, partially offset by a 2% decline in attendance.  Publishing revenues increased 3% on the strength of its top-selling titles for the year which included “The Ultimate Weight Solution” by Dr. Phil McGraw, “Living History” by Hillary Rodham Clinton and “The Dark Tower V (Wolves Of The Calla)” by Stephen King.

Management’s Discussion and Analysis of

Results of Operations and Financial Condition

For 2003, Parks/Publishing operating income decreased $16.3 million, or 17%, to $77.5 million, as the revenue increases noted above were more than offset by a 4% increase in expenses.  The expense growth was primarily related to 5% higher expenses at Publishing, principally from higher royalties, and 1% higher expenses at Parks.

Financial Position

Current assets decreased by $274.9 million to $7.5 billion at December 31, 2004 from $7.8 billion at December 31, 2003 primarily due to a $962.3 million decrease in current assets of discontinued operations. This decrease was partially offset by an increase in cash and cash equivalents of $311.2 million, deferred tax assets of $146.0 million, other current assets of $140.3 million and receivables of $66.8 million. The allowance for doubtful accounts as a percentage of receivables was 6.1% at December 31, 2004 compared with 6.5% at December 31, 2003.

Net property and equipment remained relatively flat at $4.3 billion as capital expenditures of $402.7 million, the addition of capital leases of $139.9 million and the effects of acquisitions were partially offset by depreciation expense of $615.5 million.
Goodwill of $38.5 billion decreased $15.9 billion from December 31, 2003, primarily reflecting the impairment of goodwill at the Radio and Outdoor segments, partially offset by acquisitions.  Intangibles, principally consisting of FCC licenses, decreased by $2.3 billion to $10.6 billion at December 31, 2004 from $12.9 billion at December 31, 2003.  This decrease reflected the $2.2 billion reduction of television station’s FCC licenses due to a change in accounting.

Current liabilities decreased $715.2 million to $6.9 billion primarily due to a $1.2 billion decrease in current liabilities of discontinued operations, partially offset by increases of $134.4 million in participants’ share, residuals and royalties payable, primarily for feature films and television product, and other current liabilities of $300.4 million.

Cash Flows

Cash and cash equivalents increased by $77.5 million for the year ended December 31, 2004.  The change in cash and cash equivalents was as follows:

Year Ended December 31,	2004	2003	2002
Continuing Operations:
Cash provided by operating activities	$3,374.4	$2,859.8	$2,669.3
Cash used for investing activities	(100.4)	(1,674.1)	(1,178.3)
Cash used for financing activities	(2,979.0)	(1,053.8)	(1,541.7)
Net cash flow of continuing operations	295.0	131.9	(50.7)
Net cash flow attributable to discontinued operations	(217.5)	87.4	(45.3)
Increase (decrease) in cash and cash equivalents	$77.5	$219.3	$(96.0)

Operating Activities.  In 2004, cash provided by operating activities from continuing operations increased $514.6 million, or 18%, to $3.4 billion principally reflecting growth in net earnings from continuing operations, after adjusting for the non-cash impairment charge, partially offset by higher taxes paid in 2004.  In 2003, cash provided by operating activities from continuing operations increased $190.5 million, or 7%, to $2.9 billion principally reflecting higher earnings, partially offset by higher taxes paid in 2003 compared to 2002.

Cash paid for income taxes of $1.2 billion for 2004 was higher than 2003 payments of $933.9 million principally due to higher operating income (excluding the non-cash 2004 impairment charge).  The Company anticipates that higher operating income and the absence of audit refunds in 2005 will result in an increase in cash payments for taxes of approximately $400 million to $450 million over 2004 payments.

Management’s Discussion and Analysis of

Results of Operations and Financial Condition

Investing Activities.  In 2004, cash used for investing activities from continuing operations of $100.4 million reflected acquisitions of $427.7 million, primarily consisting of the acquisition of 97.8% of VIVA Media AG, the remaining interest in SportsLine.com, Inc. and Outdoor properties and capital expenditures of $402.7 million, offset by the $738.1 million special distribution paid by Blockbuster in the third quarter.  Capital expenditures increased $54.3 million, or 16%, to $402.7 million in 2004 principally reflecting investment in systems upgrades and building improvements.  Net cash expenditures for investing activities from continuing operations of $1.7 billion for the year ended December 31, 2003 principally reflected acquisitions of $1.3 billion and capital expenditures of $348.4 million principally for broadcasting equipment and outdoor advertising structures.
Acquisitions in 2003 included the acquisition of the remaining 50% interest in Comedy Central for $1.2 billion, as well as the acquisition of a billboard operator in Puerto Rico.  Net cash expenditures for investing activities from continuing operations of $1.2 billion in 2002 primarily reflected acquisitions of $818.0 million, principally for KCAL-TV and the remaining interest in Noggin, as well as capital expenditures of $381.4 million.

Capital expenditures for 2005 are anticipated to be in the range of $595 million to $645 million. The increase over 2004 levels principally reflects investments in information systems, technology and building improvements.

Financing Activities.  In 2004, cash flow used for financing activities from continuing operations of $3.0 billion principally reflected the purchase of Company stock for $2.5 billion, repayment of notes and debentures of $80.3 million and the net repayment of bank debt, including commercial paper and financing costs, of $26.1 million. In addition, the Company paid dividends of $415.2 million. These uses were partially offset by proceeds from the exercise of employee stock options of $119.6 million. In 2003, cash flow used for financing activities from continuing operations of $1.1 billion principally reflected the purchase of Company stock for $945.1 million, repayment of notes and debentures of $765.4 million, and the net repayment of bank debt, including commercial paper and financing costs, of $162.1 million.  The Company paid dividends of $104.6 million in 2003.  These uses were partially offset by proceeds from the issuance of notes of $736.5 million, net of financing costs, and from the exercise of employee stock options of $245.2 million.  Net cash flow used for financing activities from continuing operations of $1.5 billion for 2002 principally reflected the repayment of notes and debentures of $1.0 billion, the net repayment of bank debt, including commercial paper, of $963.8 million, and the purchase of Company stock for $1.1 billion.  These uses were partially offset by proceeds from the issuance of notes of $1.3 billion and from the exercise of employee stock options of $315.1 million.

In 2005, the declarations of a $.07 per share quarterly dividend would result in an annual payment to Viacom’s stockholders of approximately $450 million.  On January 26, 2005, the Company declared a $.07 per share quarterly dividend payable April 1, 2005 to Viacom’s stockholders of record at the close of business on February 28, 2005.

Stock Purchase Program and Cash Dividends

On October 28, 2004, the Company announced a new stock purchase program under which the Company is authorized to acquire from time to time up to $8.0 billion in Viacom Class A Common Stock and non-voting Class B Common Stock.  The program succeeded and replaced the Company’s $3.0 billion stock purchase program announced in 2002, under which 40.7 million shares of Class B Common Stock had been purchased for $1.7 billion.  The Company will finance the purchase program using a combination of cash and investments, future cash flows and borrowing capacity.  NAIRI, Inc. and National Amusements, Inc., each closely held corporations controlled by Sumner M. Redstone, Chairman of the Board of Directors and Chief Executive Officer of the Company, have entered into an agreement with the Company to participate in the program on a pro-rata basis.  The agreement, which has been approved by an independent committee of Viacom directors, will prevent the buyback from increasing NAIRI, Inc.’s economic interest in Viacom. National Amusements, Inc., through its wholly owned subsidiary, NAIRI, Inc., beneficially owns Viacom’s Class A Common Stock representing approximately 71% of the voting power of all classes of the Company’s Common Stock and approximately 12% of Viacom’s Class A and Class B Common Stock on a combined basis at December 31, 2004 (See Related Parties).  In 2004, on a trade date basis, the Company purchased 68.4 million shares of Viacom Class B Common Stock for approximately $2.5 billion, of which approximately $2.0 billion was spent under the new $8.0 billion program.  As of December 31, 2004, there was approximately $6.0 billion remaining under the current $8.0 billion purchase program.  From January 1 through March 14, 2005, the Company purchased an additional 34.7 million shares for approximately $1.3 billion.

During 2003, on a trade date basis, the Company purchased approximately 23.6 million shares of its Class B Common Stock for approximately $981.4 million under its stock purchase programs.

Management’s Discussion and Analysis of

Results of Operations and Financial Condition

During the first three quarters of 2004, Viacom declared a quarterly cash dividend of $.06 per share on Viacom Class A and Class B Common Stock.  During the fourth quarter of 2004, the Company declared a quarterly cash dividend of $.07 per share on Viacom Class A and Class B Common Stock, which was paid on January 1, 2005 to stockholders of record at the close of business on November 30, 2004.  Approximately $415.2 million was paid to these shareholders during 2004 and $116.2 million was paid in January 2005.

During the third and fourth quarters of 2003, Viacom declared a quarterly cash dividend of $.06 per share and paid $104.6 million in 2003 and $104.4 million in January 2004.

Acquisitions

In August 2004, the Company acquired 75.8% of VIVA Media AG for $306.9 million. Pursuant to a tender offer, the Company subsequently purchased additional shares of VIVA Media AG, raising the Company’s total ownership to 97.8% for a total purchase price of $393.6 million.  VIVA Media AG’s results have been included as part of Cable Networks since the date of acquisition.  The allocation of the purchase price is pending a final evaluation of the fair value of VIVA Media AG’s assets acquired and liabilities assumed.

On December 30, 2004 the Company acquired a 10% interest in Spanish Broadcasting System, Inc., in exchange for a San Francisco radio station. In addition to the 10% interest, the Company received warrants that would allow the Company to increase its equity stake by an additional 5%.

On May 22, 2003, the Company acquired the remaining 50% interest in Comedy Central that it did not own for $1.2 billion in cash.  Comedy Central’s results have been consolidated as part of Cable Networks, effective from the date of acquisition.  The excess purchase price over the fair value of the tangible and identifiable intangible net assets acquired of approximately $1.0 billion was allocated to goodwill and other intangibles.  The final allocation of the purchase price was based on comprehensive evaluations of the fair value of Comedy Central’s assets acquired and liabilities assumed.

On May 15, 2002, the Company acquired the assets of KCAL-TV Los Angeles for approximately $650 million.  During 2002, the Company also acquired the remaining 50% interest in Noggin, the 24-hour digital network for kids that it did not already own for approximately $100 million.

Capital Structure

At December 31,	2004	2003
Notes payable to banks	$5.9	$107.2
Commercial paper	—	20.0
Senior debt—4.625%-8.875% due 2005—2051	9,421.4	9,474.7
Senior subordinated debt 10.50% due 2009	—	66.3
Other notes	17.9	26.0
Obligations under capital leases	471.8	387.0
Total debt	9,917.0	10,081.2
Less Blockbuster debt	—	124.8
Less capital leases of discontinued operations	6.3	101.3
Less other discontinued operations debt	202.0	201.7
Less current portion	65.5	50.1
Total long-term debt from continuing operations, net of current portion	$9,643.2	$9,603.3

Total debt of $9.9 billion at December 31, 2004 and $10.1 billion at December 31, 2003 was 19% and 14%, respectively, as a percentage of total capitalization of the Company.

Management’s Discussion and Analysis of

Results of Operations and Financial Condition

The senior debt of Viacom Inc. is fully and unconditionally guaranteed by its wholly owned subsidiary Viacom International Inc. Senior debt in the amount of $52.2 million of the Company’s wholly owned subsidiary, CBS Broadcasting Inc., is not guaranteed.

The Company’s total debt included, as of December 31, 2004 and December 31, 2003, respectively, (i) an aggregate unamortized premium of $35.3 million and $41.4 million and (ii) the net change in the carrying value of the debt relating to fair value swaps of $17.4 million and $48.2 million.

For the years ended December 31, 2004 and 2003, the following debt issuances, maturities and redemptions occurred:

Debt Issuances

May 14, 2003, $300.0 million 4.625% senior notes due 2018

May 14, 2003, $450.0 million 5.50% senior debentures due 2033

Interest on the above debt instruments is paid semi-annually.

Debt Maturities

September 1, 2003, 6.875% notes, $275.0 million

January 15, 2003, 6.75% senior notes, $333.8 million

Debt Redemptions

July 15, 2004, all of the outstanding Go Outdoor Systems Holdings S.A. 10.50% senior subordinated notes due 2009 at 105.25% of principal

July 15, 2003, $150.0 million 7.50% senior debentures due 2023 at 103.6% of principal

For the years ended December 31, 2004 and 2003, the Company repurchased approximately $20.0 million and $1.0 million of its debt, respectively.

During 2004, the Company acquired SportsLine.com, Inc., which had outstanding $16.9 million 5% convertible subordinated notes due 2006. These notes were redeemed in January 2005.

The Company’s scheduled maturities of long-term debt at face value, excluding commercial paper and capital leases, outstanding at December 31, 2004 were as follows:

	2005	2006	2007	2008	2009	2010 and thereafter
Long-term debt	$1,453.1	$818.7	$700.4	$.4	$.1	$6,419.8

Viacom Credit Agreement

As of December 31, 2004, the Company’s credit facilities totaled $4.5 billion comprised of a $3.0 billion revolving facility due February 2009 and a $1.5 billion revolving facility due March 2006 (collectively, the “Credit Facilities”). The Company, at its option, may also borrow in certain foreign currencies up to specified limits under the $3.0 billion and $1.5 billion facilities. Borrowing rates under the facilities are determined at the Company’s option at the time of each borrowing and are based generally on the prime rate in the United States or the London Interbank Offer Rate (“LIBOR”) plus a margin based on the Company’s senior unsecured debt rating. The Company pays a facility fee based on the total amount of the commitments. As of December 31, 2004, the Company had unused revolving credit facilities of $4.27 billion in the aggregate.

Management’s Discussion and Analysis of

Results of Operations and Financial Condition

The facilities contain covenants, which, among other things, require that the Company maintain a minimum interest coverage ratio. At December 31, 2004, the Company was in compliance with all covenants under the Credit Facilities.

The primary purpose of the credit facilities is to support commercial paper borrowings. At December 31, 2004, the Company had no commercial paper borrowings under its $4.5 billion commercial paper program.

At December 31, 2004, the Company had classified as long-term debt approximately $1.38 billion of other debt scheduled to mature within the next twelve months, reflecting its intent and ability, through the existence of unused revolving credit facilities, to refinance this debt on a long-term basis.

Accounts Receivable Securitization Programs

As of December 31, 2004 and December 31, 2003, the Company had an aggregate of $1.0 billion outstanding under revolving receivable securitization programs. The programs result in the sale of receivables on a non-recourse basis to unrelated third parties on a one-year renewable basis, thereby reducing accounts receivable and debt on the Company’s Consolidated Balance Sheets. The Company enters into these arrangements because they provide an additional source of liquidity. Proceeds from the programs were used to reduce outstanding borrowings. The terms of the revolving securitization arrangements require that the receivable pools subject to the programs meet certain performance ratios. As of December 31, 2004, the Company was in compliance with the required ratios under the receivable securitization programs.

Liquidity and Capital Resources

The Company believes that its operating cash flows ($3.6 billion in 2004), cash and cash equivalents ($927.1 million at December 31, 2004), borrowing capacity under committed bank facilities (which consisted of unused revolving credit facilities of $4.27 billion in the aggregate at December 31, 2004), and access to capital markets are sufficient to fund its operating needs, including commitments and contingencies, capital and investing commitments and its financing requirements for the foreseeable future. The funding for commitments to purchase sports programming rights, television and film operations, and talent contracts will come primarily from cash flow from operations.

The Company continually projects anticipated cash requirements, which include capital expenditures, share purchases, acquisitions, dividends and principal payments on its outstanding indebtedness, as well as cash flows generated from operating activity available to meet these needs. Any net cash funding requirements are financed with short-term borrowings (primarily commercial paper) and long-term debt. Commercial paper borrowings, which also accommodate day-to-day changes in funding requirements, are backed by committed bank facilities that may be utilized in the event that commercial paper borrowings are not available. The Company’s credit position affords sufficient access to the capital markets to meet the Company’s financing requirements.

The Company anticipates that future debt maturities will be funded with cash and cash equivalents, and cash flows generated from operating activities and other debt financing. There are no provisions in any of the Company’s material financing agreements that would cause an acceleration of the obligation in the event of a downgrade in the Company’s debt ratings.

The Company filed a shelf registration statement with the Securities and Exchange Commission registering debt securities, preferred stock and warrants of Viacom that may be issued for aggregate gross proceeds of $5.0 billion. The registration statement was first declared effective on January 8, 2001. The net proceeds from the sale of the offered securities may be used by Viacom for general corporate purposes, including repayment of borrowings, working capital and capital expenditures, or for such other purposes as may be specified in the applicable prospectus supplement. To date, the Company has issued $2.385 billion of securities under the shelf registration statement.

For the year ended December 31, 2004, the Company had a total of $86.3 million of long-term debt maturities, redemptions and repurchases.

Management’s Discussion and Analysis of

Results of Operations and Financial Condition

As of December 31, 2004, the Company’s significant contractual obligations, including payments due by period, were as follows:

	Payments Due by Period
	Total	2005	2006-2007	2008-2009	2010 and thereafter
Programming and talent commitments (1)	$16,123.4	$3,809.9	$4,491.6	$3,434.4	$4,387.5
Operating leases (2)	1,879.4	396.3	626.3	448.8	408.0
Guaranteed minimum franchise payments (3)	1,377.3	432.6	487.1	248.9	208.7
Purchase obligations (4)	413.2	184.0	139.1	51.3	38.8
Capital lease obligations (including interest) (5)	622.4	97.7	172.5	142.2	210.0
Long-term debt obligations (6)	9,392.5	1,453.1	1,519.1	.5	6,419.8
Other long-term liabilities (7)	1,859.7	—	1,406.4	291.5	161.8

(1)   Programming and talent commitments of the Company include $10.9 billion for the acquisition of sports programming rights, $3.7 billion relating to television, radio and feature film production and acquisitions and $1.0 billion for talent contracts.

(2)   Includes long-term noncancelable operating lease commitments for office space and equipment, transponders, studio facilities and vehicles.

(3)   Viacom’s outdoor advertising business has franchise rights entitling it to display advertising on media including billboards, transit shelters, buses, rail systems (in-car, station platforms and terminals), mall kiosks and stadium signage. Under most of these franchise agreements, the franchisor is entitled to receive the greater of a percentage of the relevant advertising revenues, net of advertising agency fees, or a specified guaranteed minimum annual payment.

(4)   Purchase obligations include agreements to purchase goods or services that are enforceable and legally binding and that specify all significant terms, including open purchase orders.

(5)   Includes capital leases for satellite transponders.

(6)   Long-term debt obligations are presented at face value.

(7)   Long-term contractual obligations including program liabilities and participations due to producers and residuals.

Off-Balance Sheet Arrangements

The Company follows the recognition provisions of FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”) for guarantees issued or modified after December 31, 2002. FIN 45 requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of an obligation assumed by issuing a guarantee. FIN 45 also requires additional disclosures for certain guarantees.

The Company’s off-balance sheet arrangements primarily consist of the following guarantees.

In the fourth quarter of 2004, the Company sold its 50% equity interest in United Cinemas International Multiplex B.V. (“UCI”), which operated movie theaters in Europe, Latin America and Asia. The Company had guaranteed UCI’s debt obligations under a revolving credit facility which was repaid during the fourth quarter of 2004. The Company contributed $29.1 million toward the repayment of UCI’s debt obligations under the terms of this guarantee. The Company continues to guarantee certain UCI theater leases which are secured by bank guarantees provided by the buyer. The Company’s guarantee totaled approximately $177.0 million at December 31, 2004. The Company also owns a 50% interest in WF Cinema Holdings, L.P. and Grauman’s Theatres LLC and guarantees certain theater leases for approximately $13.3 million. The lease guarantees would only be triggered upon non-payment by the respective primary obligors. These guarantees are not recorded on the balance sheet as of December 31, 2004 as they were provided by the Company prior to the adoption of FIN 45. Additionally, in connection with the July 2005 divestitures of Famous Players, the Company’s liability under FIN 45 for obligations associated with theater leases assigned to the buyer was recorded in the Consolidated Balance Sheet as of September 30, 2005.

Management’s Discussion and Analysis of

Results of Operations and Financial Condition

The Company continues to remain as guarantor on certain Blockbuster store leases approximating $359 million at December 31, 2004 and secured by a $150 million letter of credit. Certain leases contain renewal options that can extend the primary lease term and remain covered by the guarantees. Blockbuster has agreed to indemnify the Company with respect to any amounts paid under these guarantees. The Company recorded a liability of $53.6 million reflecting the fair value of such guarantees.

Additionally, the Company has indemnification obligations with respect to letters of credit and surety bonds primarily used as security against non-performance in the normal course of business. The outstanding letters of credit and surety bonds approximated $342.4 million at December 31, 2004 and are not recorded on the balance sheet as of December 31, 2004.

Legal Matters

Asbestos and Environmental.  The Company is a defendant in lawsuits claiming various personal injuries related to asbestos and other materials, which allegedly occurred principally as a result of exposure caused by various products manufactured by Westinghouse, a predecessor, generally prior to the early 1970s. Westinghouse was neither a producer nor a manufacturer of asbestos. The Company is typically named as one of a large number of defendants in both state and federal cases. In the majority of asbestos lawsuits, the plaintiffs have not identified which of the Company’s products is the basis of a claim. Claims against the Company in which a product has been identified principally relate to exposures allegedly caused by asbestos-containing insulating material in turbines sold for power-generation, industrial and marine use, or by asbestos-containing grades of decorative micarta, a laminate used in commercial ships.

Claims are frequently filed and/or settled in large groups, which may make the amount and timing of settlements, and the number of pending claims, subject to significant fluctuation from period to period. The Company does not report as pending those claims on inactive, stayed, deferred or similar dockets which some jurisdictions have established for claimants who allege minimal or no impairment. As of December 31, 2004, the Company had pending approximately 112,140 asbestos claims, as compared with approximately 112,280 as of December 31, 2003 and approximately 103,800 as of December 31, 2002. Of the claims pending as of December 31, 2004, approximately 82,370 were pending in state courts, 27,180 in federal courts and approximately 2,590 were third party claims. During 2004, the Company received approximately 16,060 new claims and closed or moved to an inactive docket approximately 16,200 claims. The Company reports claims as closed when it becomes aware that a dismissal order has been entered by a court or when the Company has reached agreement with the claimants on the material terms of a settlement.

Settlement costs depend on the seriousness of the injuries that form the basis of the claim, the quality of evidence supporting the claims and other factors. To date, the Company has not been liable for any third party claims. The Company’s total costs (recovery) for the years 2004 and 2003 for settlement and defense of asbestos claims after insurance recoveries and net of tax benefits were approximately $58.4 million and $(8.7) million, respectively. A portion of such costs relates to claims settled in prior years. If proceeds received in 2003 from an insurance commutation were excluded from the Company’s total costs in 2003, the Company’s total costs after insurance recoveries and net of tax benefits would have been $56.6 million. The Company’s costs for settlement and defense of asbestos claims may vary year to year as insurance proceeds are not always recovered in the same period as the insured portion of the expenses.

Filings include claims for individuals suffering from mesothelioma, a rare cancer, the risk of which is allegedly increased primarily by exposure to asbestos; lung cancer, a cancer which may be caused by various factors, one of which is alleged to be asbestos exposure; other cancers, and conditions that are substantially less serious, including claims brought on behalf of individuals who are asymptomatic as to an allegedly asbestos-related disease. Claims identified as cancer remain a small percentage of asbestos claims pending at December 31, 2004. In a substantial number of the pending claims, the plaintiff has not yet identified the claimed injury.

The Company believes that its reserves and insurance are adequate to cover its asbestos liabilities and that these asbestos liabilities are not likely to have a material adverse effect on its results of operations, financial position or cash flows.

Management’s Discussion and Analysis of

Results of Operations and Financial Condition

The Company from time to time receives claims from federal and state environmental regulatory agencies and other entities asserting that it is or may be liable for environmental cleanup costs and related damages principally relating to discontinued operations conducted by companies acquired by the Company. In addition, the Company from time to time receives personal injury claims including toxic tort and product liability claims arising from historical operations of the Company and its predecessors.

Antitrust.  In July 2002, judgment was entered in favor of the Company, Blockbuster, Paramount Home Entertainment and other major motion picture studios and their home video subsidiaries with respect to a complaint filed in the United States District Court for the Western District of Texas. The complaint included federal antitrust and California state law claims. In August 2003, the Fifth Circuit Court of Appeals affirmed the federal court judgment. The Supreme Court of the United States refused plaintiffs’ petition for writ of certiorari in March 2004. In February 2003, a similar complaint that had been filed in a Los Angeles County Superior Court was also dismissed with prejudice. The plaintiffs have appealed the California state court dismissal, as well as a prior denial of class certification. As a result of the split-off of Blockbuster in 2004, any judgment in this matter adverse to the Company, Blockbuster and/or Paramount Home Entertainment will be allocated 33.33% to Blockbuster and 66.67% to the Company. The Company believes that the plaintiffs’ positions in these litigations are without merit and intends to continue to vigorously defend itself in the litigations.

Litigation is inherently uncertain and always difficult to predict. However, based on its understanding and evaluation of the relevant facts and circumstances, the Company believes that all of the above-described legal matters and other litigation to which it is a party are not likely, in the aggregate, to have a material adverse effect on its results of operations, financial position or cash flows.

Market Risk

The Company is exposed to market risk related to foreign currency exchange rates and interest rates. The Company uses derivative financial instruments to modify exposure to risks from fluctuations in foreign currency exchange rates and interest rates. In accordance with its policy, the Company does not use derivative instruments unless there is an underlying exposure and therefore, the Company does not hold or enter into financial instruments for speculative trading purposes.

Foreign Exchange Risk

The Company conducts business with companies in various countries outside the United States, resulting in exposure to movements in foreign exchange rates when translating from the foreign local currency to the U.S. dollar. In order to hedge anticipated cash flows and foreign currency balances in such currencies as the British Pound, the Australian Dollar, the Japanese Yen, the Canadian Dollar, the Singapore Dollar and the Euro, foreign currency forward and option contracts are used. Additionally, the Company designates forward contracts used to hedge future production costs as cash flow hedges, and designates certain forward contracts as a hedge of the foreign currency exposure of a net investment in a foreign operation. The change in fair value of the non-designated contracts is included in current period results as part of “Other items, net.” The Company manages the use of foreign exchange derivatives centrally. At December 31, 2004, the notional value of all foreign exchange contracts was $633.0 million, of which $82.9 million related to the hedging of future production costs and $157.2 million related to the hedging of a net investment in a foreign operation. The remaining $392.9 million represents hedges of underlying foreign currency balances, expected foreign currency net cash flows and investment hedges. At December 31, 2003, the notional value of all foreign exchange contracts was $296.9 million, of which $12.0 million related to the hedging of future productions costs. The remaining $284.9 million represented hedges of underlying foreign currency balances, expected foreign currency net cash flows and investment hedges.

Management’s Discussion and Analysis of

Results of Operations and Financial Condition

Interest Rate Risk

The Company’s interest expense is exposed to movements in short-term rates. Swap agreements may be used to modify this exposure. The Company has entered into fixed to variable rate swaps, which are designated as fair value hedges. Based on the amount of variable rate debt and receivable securitization programs outstanding at December 31, 2004, a 100 basis point change in interest rates would cause a $26.1 million change to pre-tax earnings. As of December 31, 2004, if all parties were to agree, the swaps could have been terminated by a net payment from the counterparties of approximately $23.1 million.

At December 31, 2004, the Company was a party to the following outstanding fair value hedges, which were fully effective.

Interest rate swaps totaling $250 million in notional amount, which mature on June 1, 2005, receive interest at a weighted average rate of approximately 4.54% and pay interest based on three-month LIBOR in advance.

Interest rate swaps totaling $350 million in notional amount, which mature on January 30, 2006, and (i) receive interest on $200 million at a weighted average rate of approximately 2.78% and pay interest based on three-month LIBOR in advance and (ii) receive interest on $150 million at a weighted average rate of approximately 3.57% and pay interest based on six-month LIBOR in arrears.

Interest rate swaps totaling $700 million in notional amount, which mature on May 1, 2007, and (i) receive interest on $400 million at 5.11% and pay interest based on three-month LIBOR in advance and (ii) receive interest on $300 million at a weighted average rate of approximately 5.35% and pay interest based on three-month LIBOR in arrears.

Interest rate swaps totaling $300 million in notional amount, which mature on May 15, 2018, receive interest at a weighted average rate of approximately 4.55% and pay interest based on three-month LIBOR in advance.

At December 31, 2004, the Company did not have any interest rate cash flow hedges outstanding.

Credit Risk

The Company continually monitors its positions with, and credit quality of, the financial institutions which are counterparties to its financial instruments. The Company is exposed to credit loss in the event of nonperformance by the counterparties to the agreements. However, the Company does not anticipate nonperformance by the counterparties.

The Company’s receivables do not represent significant concentrations of credit risk at December 31, 2004, due to the wide variety of customers, markets and geographic areas to which the Company’s products and services are sold.

Related Parties

National Amusements, Inc. (“NAI”) is a closely held corporation that beneficially owned Class A Common Stock of the Company representing approximately 71% of the voting power of all classes of the Company’s Common Stock, and approximately 12% of the Company’s Class A Common Stock and Class B Common Stock on a combined basis at December 31, 2004. Owners of the Company’s Class A Common Stock are entitled to one vote per share. The Company’s Class B Common Stock does not have voting rights. NAI is not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. Sumner M. Redstone, the controlling shareholder of NAI, is the Chairman of the Board of Directors and Chief Executive Officer of the Company. On October 28, 2004, the Company entered into an agreement (the “NAIRI Agreement”) with NAI and NAIRI, Inc. (“NAIRI”), a wholly-owned subsidiary of NAI, pursuant to which the Company agreed to buy, and NAI and NAIRI agreed to sell, a number of shares of Viacom Class B Common Stock each month such that the ownership percentage of Viacom Class A Common Stock and Class B Common Stock (considered as a single class) held by NAI and/or NAIRI would not increase as a result of purchases of shares of Viacom Common Stock under the Company’s $8.0 billion stock purchase program announced in October 2004. Pursuant to this agreement, Viacom recorded the purchase of 6.3 million shares of Viacom Class B Common Stock from NAIRI for $226.6 million in 2004.

Management’s Discussion and Analysis of

Results of Operations and Financial Condition

NAI licenses films in the ordinary course of business for its motion picture theaters from all major studios including Paramount Pictures. During the years ended December 31, 2004, 2003 and 2002, NAI made payments to Paramount Pictures in the aggregate amounts of approximately $11.2 million, $9.6 million and $12.3 million, respectively.

NAI and Mr. Redstone owned in the aggregate approximately 75% of the common stock of Midway Games Inc. (“Midway”) as of December 31, 2004. Midway places advertisements on various of the Company’s cable networks from time to time. During the years ended December 31, 2004, 2003 and 2002, transactions with Midway totaled approximately $5.5 million, $1.4 million and $2.0 million, respectively.

The Company owns approximately 17% in Westwood One, Inc. (“Westwood One”) which is treated as an equity investment. Most of Infinity’s radio stations are affiliated with Westwood One, and Westwood One distributes nationally certain of the Company’s radio programming. In connection with these arrangements, the Company receives affiliation fees as well as programming cost reimbursements and in certain instances, shares in revenue from the sale by Westwood One of Infinity’s programming. In addition, certain employees of Infinity serve as officers of Westwood One for which the Company receives a management fee. CBS Television and Cable Networks also enter into programming agreements with Westwood One. Revenues from these arrangements were approximately $86.9 million, $85.5 million and $127.7 million in 2004, 2003 and 2002, respectively.

The Company, through the normal course of business, is involved in transactions with other affiliated companies that have not been material in any of the periods presented.

Recent Pronouncements

In December 2004, the FASB issued SFAS No. 123 (revised 2004) “Share-Based Payment” (“SFAS 123R”), effective the first interim period or annual reporting period that begins after June 15, 2005. SFAS 123R revises SFAS No. 123 “Accounting for Stock-based Compensation” and supersedes APB Opinion No. 25 “Accounting for Stock Issues to Employees.” SFAS 123R requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on grant-date fair value of the award. That cost will be recognized over the vesting period during which an employee is required to provide service in exchange for the award.

On March 8, 2005, the Compensation Committee of the Board of Directors of the Company approved the acceleration of the vesting of unvested stock options having an exercise price of $38.00 or greater granted under the Company’s 2000 and 1997 Long-Term Management Incentive Plans. Stock Option awards granted from 1999 through 2004 with respect to approximately 29 million shares of the Company’s Class B Common Stock are subject to this acceleration which is effective as of March 8, 2005. Since these options had exercise prices in excess of the current market value and were not fully achieving their original objectives of incentive compensation and employee retention, the Company expects the acceleration to have a positive effect on employee morale, retention and perception of option value. The acceleration also eliminates future compensation expense the Company would otherwise recognize in its Consolidated Statements of Operations once SFAS 123R becomes effective on July 1, 2005.

Critical Accounting Policies

Financial Reporting Release No. 60, “Cautionary Advice Regarding Disclosure About Critical Accounting Policies” (“FRR 60”), suggests companies provide additional disclosure and commentary on those accounting policies considered most critical. FRR 60 considers an accounting policy to be critical if it is important to the Company’s financial condition and results of operations, and requires significant judgment and estimates on the part of management in its application. For a summary of the Company’s significant accounting policies, including the critical accounting policies discussed below, see the accompanying notes to the consolidated financial statements.

Management’s Discussion and Analysis of

Results of Operations and Financial Condition

The preparation of the Company’s financial statements in conformity with GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. On an ongoing basis, the Company evaluates its estimates, which are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions. The following accounting policies require significant management judgments and estimates.

•                  Accounting for the production and distribution of motion pictures and television programming is in accordance with SOP 00-2, which requires management’s judgment as it relates to total revenues to be received and costs to be incurred throughout the life of each program. These judgments are used to determine the amortization of capitalized production costs, expensing of participation and residual cost and any necessary net realizable value adjustments.

•                  The Company accounts for its business acquisitions under the purchase method of accounting. The total cost of acquisitions is allocated to the underlying net assets, based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the tangible net assets acquired is recorded as intangibles. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives, and market multiples, among other items.

•                  In accordance with SFAS 142, the Company tests goodwill and other intangible assets for impairment during the fourth quarter of each year, and on an interim date should factors or indicators become apparent that would require an interim test. A significant downward revision in the present value of estimated future cash flows for a reporting unit or intangible assets could result in an impairment under SFAS 142 and a non-cash charge would be required.

•                  Balance sheet reserves and liabilities related to legal issues, restructuring charges and discontinued businesses, including asbestos and environmental matters, require significant judgments and estimates by management. The Company continually evaluates these estimates based on changes in the relevant facts and circumstances and events that may impact estimates. While management believes that the current reserves for matters related to discontinued businesses, including environmental and asbestos are adequate, there can be no assurance that circumstances will not change in future periods.

•                  Pension benefit obligations and net periodic pension costs are calculated using many actuarial assumptions. Two key assumptions used in accounting for pension liabilities and expenses are the discount rate and expected rate of return on plan assets. The discount rate reflects the rate at which the pension benefit obligations could effectively be settled. The Company used investment grade corporate bond yields to support its discount rate assumption. The expected return on plan assets assumption was derived using the current and expected asset allocation of the pension plan assets and considering historical as well as expected returns on various classes of plan assets. For 2004, the unrecognized actuarial loss for pension increased principally as a result of lowering the discount rate for the Company’s major plans from 6.0% in 2003 to 5.75% in 2004. A decrease in the discount rate or a decrease in the expected rate of return on plan assets would increase pension expense. The estimated impact of a 25 basis point change in the discount rate would be a change of approximately $15 million on 2005 pension expense and will change the projected benefit obligation by approximately $162 million. The estimated impact of a 25 basis point change in the expected rate of return on plan assets is a change of approximately $11 million.

Management’s Discussion and Analysis of

Results of Operations and Financial Condition

•                  The Company is subject to income taxes in both the U.S. and numerous foreign jurisdictions. Significant judgment is required in determining the worldwide provision for income taxes. The Company is continually audited by U.S. federal and state as well as foreign tax authorities. While it is often difficult to predict the final outcome or the timing of resolution of any particular tax matter, the Company believes that its tax reserves reflect the probable outcome of known contingencies. An estimated effective tax rate for a year is applied to quarterly operating results. In the event there is a significant or unusual item recognized in the quarterly operating results, the tax attributable to that item is separately calculated and recorded in the same quarter. A number of years may elapse before a tax return containing tax matters, for which a reserve has been established, is audited and finally resolved. During 2004, the Company recognized $205.4 million of tax benefits related to the resolution of certain prior year tax audits.

Risk Factors

The risk factors listed below, in addition to those set forth elsewhere in this report, could affect the business and future results of the Company. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

•                  The Company derives substantial revenues from the sale of advertising on its over-the-air networks, basic cable networks, television stations, radio stations and outdoor businesses. The sale of advertising is affected by viewer demographics, viewer ratings and market conditions for advertising. Adverse changes to any of these factors, including as a result of acts of terrorism or war, could have a negative effect on revenues.

•                  The Company’s basic cable networks and premium subscription television networks are dependent upon affiliation agreements with cable and direct-to-home satellite (“DTH”) distributors on acceptable terms. The loss of carriage on such distributors, or continued carriage on less favorable terms, could adversely affect, with respect to basic cable networks, revenues from subscriber fees and the ability to sell advertising and, with respect to premium subscription television networks, subscriber fee revenues. In addition, continued consolidation among cable programming and/or DTH distributors and vertical integration of such distributors into the cable or broadcast network business, could have an adverse effect on subscriber fees and advertising revenues, as the Company’s ability to launch new networks or maintain or obtain additional distribution for existing networks is impacted by these factors.

•                  Operating results derived from the Company’s motion picture and television production businesses fluctuate depending primarily upon cost of such productions and acceptance of such productions by the public, which are difficult to predict. Motion picture and television production has experienced cycles in which increased costs of talent, reduced availability of co-financing opportunities, and other factors have resulted in higher production costs. In addition, the commercial success of the Company’s motion picture and television productions depends upon the quality and acceptance of other competing productions, and the availability of alternative forms of entertainment and leisure time activities.

•                  The Company’s operating results fluctuate due to the timing and availability of theatrical and home video releases, as well as the recording of license fees for television exhibition of motion pictures and for syndication and basic cable exhibition of television programming in the period that the products are available for such exhibition.

•                  In accordance with SFAS 142, the Company tests goodwill and other intangible assets for impairment during the fourth quarter of each year, and on an interim date should factors or indicators become apparent that would require an interim test. A downward revision in the fair value of a reporting unit or intangible assets could result in an impairment under SFAS 142 and a non-cash charge would be required. Such a charge could have a significant effect on the Company’s reported net earnings.

Management’s Discussion and Analysis of

Results of Operations and Financial Condition

•                  While the Company seeks to ensure compliance with FCC indecency laws and regulations, the definition of “indecency” is subject to interpretation and there can be no assurance that employees of the Company will not make decisions resulting in the broadcast of programming that is viewed by regulators or the public as not meeting such standards. Such programming could subject the Company to regulatory review or investigation, fines, adverse publicity or other sanctions including the loss of station licenses.

•                  Technology developments, including digital copying and file compression, and the growing penetration of high-bandwidth Internet connections, increase the threat of content piracy by making it easier to duplicate and widely distribute pirated material. The Company takes actions to vigorously enforce its rights and protect its copyrighted materials and products, however there can be no assurance that it will be successful in preventing the distribution of pirated content. Increased piracy of the Company’s copyrighted materials could negatively affect its operations and financial results.

•                  Newer technologies, including video on demand, personal video recorders and other devices that allow users to view television or motion pictures from a remote location or on a time-delayed basis, and technologies which implement the ability for users to fast-forward, rewind, pause and skip programming may cause changes in consumer behavior that could affect the attractiveness of the Company’s offerings to viewers, advertisers and/or distributors and could therefore have an adverse effect on the Company’s businesses, particularly its television business.

•                  The Company has contingent liabilities related to discontinued businesses, including environmental liabilities, liabilities related to illnesses of former employees, asbestos liabilities and other pending and threatened litigation. While the pending or threatened litigations and environmental and other liabilities should not have a material adverse effect on the Company, there can be no assurance in this regard.

•                  In the operation of its businesses, the Company engages the services of writers, directors, actors and others, which are subject to collective bargaining agreements. Work stoppages and/or higher costs in connection with these agreements could adversely impact the Company’s operations.

•                  Changes in laws and regulations, including in particular FCC ownership rules and rules related to the carriage of broadcast and multichannel distribution programming, could, directly or indirectly, adversely affect the operations and ownership of the Company’s properties.

•                  The Company’s advertiser-supported businesses experience fluctuations based on the timing of advertising expenditures by retailers, which typically increase in the fourth quarter.

•                  NAI, through its beneficial ownership of the Company’s Class A common stock, has voting control of the Company. Sumner M. Redstone, the controlling shareholder of NAI, is the chairman of the board and chief executive officer of the Company, and Shari Redstone, president of NAI, is a director of the Company. NAI is in a position to control the outcome of corporate actions that require shareholder approval, including the election of directors, issuance of securities and transactions involving a change of control.

•                  On June 1, 2004, the Company announced the appointment of Tom Freston and Leslie Moonves as co-presidents and co-chief operating officers. Until that time, Mr. Freston was the chairman and chief executive officer of MTV Networks and Mr. Moonves was the chairman and chief executive officer of CBS. Until this recent management change, the Company had a sole president and chief operating officer. The Company does not have experience with a co-president and co-chief operating officer management structure and there can be no assurance that this new management structure will be successful.

These risk factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed by the Company. Other unknown or unpredictable economic, business, competitive, regulatory or other factors also could have material adverse effects on the Company’s future results.

Management’s Discussion and Analysis of

Results of Operations and Financial Condition

Cautionary Statement Concerning Forward-Looking Statements

This document and the documents incorporated by reference into this Annual Report on Form 10-K including “Item 7. Management’s Discussion and Analysis of Results of Operations and Financial Condition,” contain both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. These forward- looking statements are not based on historical facts, but rather reflect the Company’s current expectations concerning future results and events. These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will” or other similar words or phrases. Similarly, statements that describe the Company’s objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause the actual results, performance or achievements of the Company to be different from any future results, performance and achievements expressed or implied by these statements. There may be additional risks, uncertainties and factors that the Company does not currently view as material or that are not necessarily known. The forward-looking statements included in this document are only made as of the date of this document and the Company does not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Item 7A.  Quantitative and Qualitative Disclosures about Market Risk.

Response to this is included in “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Market Risk.”

Item 8.  Financial Statements and Supplementary Data.

MANAGEMENT’S STATEMENT OF RESPONSIBILITY FOR FINANCIAL REPORTING

Management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rule 13a-15(f) of the Exchange Act. Our internal control over financial reporting includes those policies and procedures that (a) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and disposition of assets; (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures are being made only in accordance with authorizations of management and the directors of the Company; and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements prepared for external purposes in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management conducted an evaluation of the effectiveness of the registrant’s internal control over financial reporting as of December 31, 2004 based on the framework set forth in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, management concluded that the Company’s internal control over financial reporting was effective as of December 31, 2004.

Management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is included herein.

VIACOM INC.

By:	/s/ SUMNER M. REDSTONE
Sumner M. Redstone Chairman of the Board of Directors Chief Executive Officer

By:	/s/ MICHAEL J. DOLAN
Michael J. Dolan Executive Vice President Chief Financial Officer

By:	/s/ SUSAN C. GORDON
Susan C. Gordon Senior Vice President, Controller Chief Accounting Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Viacom Inc.:

We have completed an integrated audit of Viacom Inc.’s 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and audits of its 2003 and 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements and financial statement schedule

In our opinion, the consolidated financial statements listed in the index appearing under Item 15(a)(1) present fairly, in all material respects, the financial position of Viacom Inc. and its subsidiaries (the “Company”) at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15(a)(2) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, the Company adopted EITF Topic No. D-108, “Use of the Residual Method to Value Acquired Assets Other Than Goodwill”, as of December 31, 2004, changing the method for valuing FCC licenses for purposes of impairment testing. Also discussed in Note 1 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” effective January 1, 2002 and, accordingly, the Company ceased amortizing goodwill and indefinite lived intangible assets as of that date.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in Management’s Statement of Responsibility For Financial Reporting appearing under Item 8, that the Company maintained effective internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PRICEWATERHOUSECOOPERS LLP

New York, New York March 15, 2005, except for Notes 2 and 14, as to which the date is November 18, 2005

VIACOM INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

	Year Ended December 31,
	2004	2003	2002
Revenues	$22,143.9	$20,450.9	$18,849.6
Expenses:
Operating	12,212.0	11,555.6	10,442.7
Selling, general and administrative	4,132.2	3,726.3	3,487.6
Depreciation and amortization	760.2	699.6	675.5
Impairment charge (Note 3)	17,997.1	—	—
Total expenses	35,101.5	15,981.5	14,605.8
Operating income (loss)	(12,957.6)	4,469.4	4,243.8
Interest expense	(718.2)	(739.4)	(795.0)
Interest income	25.1	11.5	12.0
Other items, net	7.4	(3.2)	(32.5)
Earnings (loss) from continuing operations before income taxes, equity in earnings (loss) of affiliated companies and minority interest	(13,643.3)	3,738.3	3,428.3
Provision for income taxes	(1,382.8)	(1,496.5)	(1,349.5)
Equity in earnings (loss) of affiliated companies, net of tax	(20.8)	.1	(37.3)
Minority interest, net of tax	(3.7)	(3.7)	(2.7)
Net earnings (loss) from continuing operations	(15,050.6)	2,238.2	2,038.8
Discontinued operations (Note 2):
Earnings (loss) from discontinued operations	(1,196.5)	(719.4)	246.9
Income taxes, net of minority interest	97.3	(83.4)	(79.1)
Net earnings (loss) from discontinued operations	(1,099.2)	(802.8)	167.8
Net earnings (loss) before cumulative effect of accounting change	(16,149.8)	1,435.4	2,206.6
Cumulative effect of accounting change, net of minority interest and tax (Note 1)	(1,312.4)	(18.5)	(1,480.9)
Net earnings (loss)	$(17,462.2)	$1,416.9	$725.7
Basic earnings (loss) per common share:
Net earnings (loss) from continuing operations	$(8.78)	$1.28	$1.16
Net earnings (loss) from discontinued operations	$(.64)	$(.46)	$.10
Net earnings (loss) before cumulative effect of accounting change	$(9.42)	$.82	$1.26
Cumulative effect of accounting change	$(.77)	$(.01)	$(.84)
Net earnings (loss)	$(10.19)	$.81	$.41
Diluted earnings (loss) per common share:
Net earnings (loss) from continuing operations	$(8.78)	$1.27	$1.15
Net earnings (loss) from discontinued operations	$(.64)	$(.46)	$.09
Net earnings (loss) before cumulative effect of accounting change	$(9.42)	$.82	$1.24
Cumulative effect of accounting change	$(.77)	$(.01)	$(.83)
Net earnings (loss)	$(10.19)	$.80	$.41
Weighted average number of common shares outstanding:
Basic	1,714.4	1,744.0	1,752.8
Diluted	1,714.4	1,760.7	1,774.8
Dividends per common share	$.25	$.12	$—

See notes to consolidated financial statements.

VIACOM INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions, except per share amounts)

	At December 31,
	2004	2003
ASSETS

Current Assets:
Cash and cash equivalents	$927.1	$615.9
Receivables, less allowances of $276.7 (2004) and $289.3 (2003)	4,223.5	4,156.7
Inventory (Note 6)	994.1	1,000.7
Deferred tax assets, net (Note 11)	215.0	69.0
Prepaid expenses	263.5	233.8
Other current assets	805.0	664.7
Current assets of discontinued operations	65.3	1,027.6
Total current assets	7,493.5	7,768.4
Property and Equipment:
Land	745.9	733.8
Buildings	905.0	888.1
Capital leases	689.5	486.5
Advertising structures	1,492.5	1,482.4
Equipment and other	3,325.0	3,261.4
	7,157.9	6,852.2
Less accumulated depreciation and amortization	2,820.0	2,563.8
Net property and equipment	4,337.9	4,288.4
Inventory (Note 6)	4,466.0	4,236.2
Goodwill (Note 3)	38,520.2	54,445.2
Intangibles (Note 3)	10,623.1	12,918.5
Other assets	2,008.0	1,987.1
Other assets of discontinued operations	553.6	4,581.7
Total Assets	$68,002.3	$90,225.5
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$573.6	$495.2
Accrued expenses	1,404.4	1,472.4
Accrued compensation	663.5	544.6
Participants’ share, residuals and royalties payable	1,296.6	1,162.2
Program rights	849.6	858.7
Deferred income	565.3	558.5
Income taxes payable	172.9	262.6
Current portion of long-term debt (Note 8)	65.5	50.1
Other current liabilities	1,123.2	822.8
Current liabilities of discontinued operations	164.9	1,367.6
Total current liabilities	6,879.5	7,594.7
Long-term debt (Note 8)	9,643.2	9,603.3
Pension and postretirement benefit obligations (Note 12)	2,243.5	2,132.5
Deferred tax liabilities, net (Note 11)	1,356.7	221.0
Other liabilities	5,211.2	5,682.8
Other liabilities of discontinued operations	633.0	1,159.2

Commitments and contingencies (Note 13)
Minority interest	10.9	12.4
Minority interest of discontinued operations	—	614.6

Stockholders’ Equity:
Class A Common Stock, par value $.01 per share; 750.0 shares authorized; 133.4 (2004) and 133.7 (2003) shares issued	1.3	1.3
Class B Common Stock, par value $.01 per share; 10,000.0 shares authorized; 1,737.8 (2004) and 1,730.8 (2003) shares issued	17.4	17.3
Additional paid-in capital	66,027.7	65,840.3
Retained earnings (deficit)	(14,747.3)	3,141.9
Accumulated other comprehensive loss (Note 1)	(346.7)	(303.0)
Accumulated other comprehensive loss of discontinued operations	(9.3)	(48.2)
	50,943.1	68,649.6
Less treasury stock, at cost; 1.9 (2004) and 1.4 (2003) Class A shares; and 224.0 (2004) and 128.5 (2003) Class B shares	8,918.8	5,444.6
Total stockholders’ equity	42,024.3	63,205.0
Total Liabilities and Stockholders’ Equity	$68,002.3	$90,225.5

See notes to consolidated financial statements.

VIACOM INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Year Ended December 31,
	2004	2003	2002
Operating Activities:

Net earnings (loss)	$(17,462.2)	$1,416.9	$725.7
Less: Net earnings (loss) from discontinued operations	(1,099.2)	(802.8)	167.8
Less: Cumulative effect of accounting change, net of minority interest and tax	(1,312.4)	(18.5)	(1,480.9)
Net earnings (loss) from continuing operations	(15,050.6)	2,238.2	2,038.8
Adjustments to reconcile net earnings (loss) from continuing operations to net cash flow from operating activities:
Depreciation and amortization	760.2	699.6	675.5
Impairment charge	17,997.1	—	—
Gain on sale and other items, net	(48.8)	(5.4)	(41.1)
Equity in (earnings) loss of affiliated companies, net of tax	20.8	(.1)	37.3
Distributions from affiliated companies	28.9	37.7	39.7
Minority interest, net of tax	3.7	3.7	2.7
Amortization of deferred financing costs	9.8	10.0	10.2
Change in operating assets and liabilities:
Increase in receivables	(206.2)	(438.4)	(104.6)
Increase in inventory and related program and participation liabilities, net	(22.2)	(25.8)	(514.0)
Decrease (increase) in other assets	(202.6)	148.6	(105.5)
Decrease in accounts payable and accrued expenses	(49.1)	(415.1)	(292.1)
Increase in income taxes payable and net deferred tax liabilities	218.9	726.1	741.9
(Decrease) increase in deferred income	(74.9)	(104.6)	147.6
Other, net	(10.6)	(14.7)	32.9
Net cash flow provided by operating activities from continuing operations	3,374.4	2,859.8	2,669.3
Net cash flow provided by operating activities attributable to discontinued operations (Note 2)	266.2	637.6	455.1
Net cash flow provided by operating activities	3,640.6	3,497.4	3,124.4
Investing Activities:

Acquisitions, net of cash acquired	(427.7)	(1,341.6)	(818.0)
Capital expenditures	(402.7)	(348.4)	(381.4)
Investments in and advances to affiliated companies	(77.7)	(40.0)	(58.8)
Special distribution received from Blockbuster	738.1	—	—
Proceeds from sale, net of transaction costs	65.5	46.2	70.4
Other, net	4.1	9.7	9.5
Net cash flow used for investing activities from continuing operations	(100.4)	(1,674.1)	(1,178.3)
Net cash flow from investing activities attributable to discontinued operations (Note 2)	(433.3)	(188.3)	(263.9)
Net cash flow used for investing activities	(533.7)	(1,862.4)	(1,442.2)
Financing Activities:

Proceeds from issuance of notes and debentures	—	736.5	1,298.0
Proceeds from exercise of stock options	119.6	245.2	315.1
Repayments to banks, including commercial paper, net	(26.1)	(162.1)	(963.8)
Repayment of notes and debentures	(80.3)	(765.4)	(1,000.7)
Payment of capital lease obligations	(64.9)	(52.3)	(48.3)
Purchase of Company common stock	(2,503.3)	(945.1)	(1,139.0)
Dividends	(415.2)	(104.6)	—
Other, net	(8.8)	(6.0)	(3.0)
Net cash flow used for financing activities from continuing operations	(2,979.0)	(1,053.8)	(1,541.7)
Net cash flow from financing activities attributable to discontinued operations (Note 2)	(50.4)	(361.9)	(236.5)
Net cash flow used for financing activities	(3,029.4)	(1,415.7)	(1,778.2)
Net increase (decrease) in cash and cash equivalents	77.5	219.3	(96.0)
Cash and cash equivalents at beginning of year (includes $234.8 (2004), $153.4 (2003) and $201.1 (2002) of discontinued operations cash)	850.7	631.4	727.4
Cash and cash equivalents at end of year (includes $1.1 (2004), $234.8 (2003) and $153.4 (2002) of discontinued operations cash)	$928.2	$850.7	$631.4

See notes to consolidated financial statements.

VIACOM INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND

COMPREHENSIVE INCOME (LOSS)

(In millions)

	Year Ended December 31,
	2004		2003		2002
	Shares	Amount	Shares	Amount	Shares	Amount
Class A Common Stock:
Balance, beginning of year	133.7	$1.3	137.3	$1.4	138.8	$1.4
Conversion of A shares into B shares	(.3)	—	(3.6)	(.1)	(1.5)	—
Balance, end of year	133.4	1.3	133.7	1.3	137.3	1.4
Class B Common Stock:
Balance, beginning of year	1,730.8	17.3	1,716.0	17.1	1,697.0	17.0
Exercise of stock options	6.7	.1	11.2	.1	17.5	.1
Conversion of A shares into B shares	.3	—	3.6	.1	1.5	—
Balance, end of year	1,737.8	17.4	1,730.8	17.3	1,716.0	17.1
Additional Paid-In Capital:
Balance, beginning of year		65,840.3		65,597.8		64,980.6
Exercise of stock options, including tax benefit		170.5		322.6		526.2
Reversal of deferred taxes attributable to accelerated stock options from prior acquisitions		(3.8)		(66.0)		—
Adjustments for stock options and share issuances from prior acquisitions		20.7		—		—
Reduction of equity interest in subsidiary and affiliated companies		—		(14.1)		(60.6)
MTVi acquisition		—		—		151.6
Balance, end of year		66,027.7		65,840.3		65,597.8
Retained Earnings (deficit):
Balance, beginning of year		3,141.9		1,934.0		1,208.3
Net earnings (loss)		(17,462.2)		1,416.9		725.7
Dividends		(427.0)		(209.0)		—
Balance, end of year		(14,747.3)		3,141.9		1,934.0
Accumulated Other Comprehensive Loss:
Balance, beginning of year		(303.0)		(467.0)		(41.0)
Other comprehensive income (loss)		(43.7)		164.0		(426.0)
Balance, end of year		(346.7)		(303.0)		(467.0)
Accumulated Other Comprehensive Loss of Discontinued Operations:
Balance, beginning of year		(48.2)		(113.5)		(111.7)
Other comprehensive income (loss) from discontinued operations		38.9		65.3		(1.8)
Balance, end of year		(9.3)		(48.2)		(113.5)
Treasury Stock, at cost:
Balance, beginning of year	129.9	(5,444.6)	106.7	(4,482.0)	79.3	(3,337.8)
Class B Common Stock purchased	68.4	(2,529.7)	23.6	(981.4)	27.8	(1,164.1)
Stock received for Blockbuster split-off	28.0	(963.0)	—	—	—	—
Issuance of stock for deferred compensation	(.4)	18.5	(.4)	18.8	(.4)	19.9
Balance, end of year	225.9	(8,918.8)	129.9	(5,444.6)	106.7	(4,482.0)
Total Stockholders’ Equity		$42,024.3		$63,205.0		$62,487.8

Comprehensive Income (Loss):
Net earnings (loss)		$(17,462.2)		$1,416.9		$725.7
Other Comprehensive Income (Loss) from continuing operations, net of tax:
Minimum pension liability adjustment		(116.6)		48.5		(491.3)
Cumulative translation adjustments		68.3		107.0		71.2
Change in fair value of cash flow hedges		2.4		1.1		2.1
Unrealized gain (loss) on securities		20.6		1.7		(9.3)
Reclassification adjustment for net realized (gains) losses		(18.4)		5.7		1.3
Total Other Comprehensive Income (Loss) from continuing operations, net of tax		(43.7)		164.0		(426.0)
Other Comprehensive Income (Loss) from discontinued operations, net of tax and minority interest		38.9		65.3		(1.8)
Total Other Comprehensive Income (Loss), net of tax		(4.8)		229.3		(427.8)
Total Comprehensive Income (Loss)		$(17,467.0)		$1,646.2		$297.9

See notes to consolidated financial statements.

VIACOM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Tabular dollars in millions, except per share amounts)

1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation—The consolidated financial statements include the accounts of Viacom Inc. and investments of more than 50% in subsidiaries and other entities (“Viacom” or the “Company”).  Investments in affiliated companies over which the Company has a significant influence or ownership of more than 20% but less than or equal to 50% are accounted for under the equity method.  Investments of 20% or less over which the Company has no significant influence are accounted for under the cost method.  All significant intercompany transactions have been eliminated.

The Company applies the guidelines set forth in Financial Accounting Standards Board (“FASB”) Interpretation No. 46R, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (“FIN 46R”) in assessing its interests in variable interest entities to decide whether to consolidate that entity.  The Company has completed its review of potential variable interest entities and determined that there are no consolidation requirements under FIN 46R.

Reclassifications—Certain amounts reported for prior years have been reclassified to conform to the current year’s presentation.

Use of Estimates—The preparation of the Company’s financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period.  The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.

Cash and Cash Equivalents—Cash and cash equivalents consist of cash on hand and short-term (maturities of three months or less at the date of purchase) highly liquid investments.

Inventories—Inventories related to theatrical and television product (which includes direct production costs, production overhead and acquisition costs) are stated at the lower of amortized cost or net realizable value.  Inventories are amortized, and estimated liabilities for residuals and participations are accrued, for an individual product based on the proportion that current estimated revenues bear to the estimated remaining total lifetime revenues.  Estimates for initial domestic syndication and basic cable revenues are not included in the estimated lifetime revenues of network series until such sales are probable.  These estimates are periodically reviewed and adjustments, if any, will result in changes to inventory amortization rates and estimated accruals for residuals and participations.

The Company estimates that approximately 95% of unamortized costs of completed and released films at December 31, 2004 will be amortized within the next three years.  Approximately $808.4 million of unamortized costs for completed and released films, and completed but not released films are expected to be amortized during the next twelve months.  As of December 31, 2004, unamortized acquired film libraries of approximately $379.2 million remain to be amortized on a straight-line basis over an average remaining life of nine years.

Program Rights—The Company acquires rights to programming and produces programming to exhibit on its broadcast and cable networks, and broadcast television and radio stations.  The costs incurred in acquiring and producing programs are capitalized and amortized over the license period or projected useful life of the programming.  Program rights and the related liabilities are recorded at the gross amount of the liabilities when the license period has begun, the cost of the program is determinable, and the program is accepted and available for airing.

VIACOM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Tabular dollars in millions, except per share amounts)

1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Property and Equipment—Property and equipment is stated at cost. Depreciation is computed by the straight-line method over estimated useful lives as follows:

Buildings (including capital leases)	20 to 40 years
Leasehold improvements	4 to 15 years
Advertising structures	5 to 20 years
Equipment and other (including capital leases)	3 to 20 years

Depreciation expense, including capitalized lease amortization, was $615.5 million (2004), $559.6 million (2003) and $535.2 million (2002).  Amortization expense related to capital leases was $58.2 million (2004), $38.9 million (2003) and $39.2 million (2002).  Accumulated amortization of capital leases was $250.9 million at December 31, 2004 and $231.5 million at December 31, 2003.

Impairment of Long-Lived Assets—The Company assesses long-lived assets and intangibles, other than goodwill and intangible assets with indefinite lives, for impairment whenever there is an indication that the carrying amount of the asset may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows generated by those assets to their net carrying value. The amount of impairment loss, if any, will generally be measured by the difference between the net book value of the assets and the estimated fair value of the related assets.

Investments in affiliated companies are reviewed for impairment on a quarterly basis by comparing their fair value to their respective carrying amounts each quarter. The Company determines the fair value of its public company investments by reference to their publicly traded stock price. With respect to private company investments, the Company makes its estimate of fair value by considering recent investee equity transactions, discounted cash flow analyses, estimates based on comparable public company operating multiples and in certain situations, balance sheet liquidation values. If the fair value of the investment has dropped below the carrying amount, management considers several factors when determining whether an other-than-temporary decline in market value has occurred including the length of the time and the extent to which the market value has been below cost, the financial condition and near-term prospects of the issuer, the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in market value, and other factors influencing the fair market value, such as general market conditions.

Goodwill and Intangible Assets—Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards (“SFAS”) 142 “Goodwill and Other Intangible Assets” (“SFAS 142”).  The Company’s intangible assets are considered to have finite or indefinite lives and are allocated to various reporting units, which are generally consistent with or one level below the Company’s reportable segments. Intangible assets with finite lives, which primarily consist of leasehold, franchise and subscriber agreements, are generally amortized by the straight-line method over their estimated useful lives, which range from 5 to 40 years and are reviewed for impairment at least annually.  Intangible assets with indefinite lives, which consist primarily of FCC licenses, and goodwill are no longer amortized but are tested for impairment on an annual basis and between annual tests if events occur or circumstances change that would more likely than not reduce the fair value below its carrying amount.  If the carrying amount of goodwill or the intangible asset exceeds its fair value, an impairment loss is recognized as a non-cash charge.  Such a charge could have a significant effect on reported net earnings.

Discontinued Operations—The consolidated financial statements of the Company present Famous Players and Blockbuster Inc. as discontinued operations in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”).

VIACOM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Tabular dollars in millions, except per share amounts)

1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Businesses that have been previously disposed of by the Company prior to January 1, 2002, were accounted for as discontinued operations in accordance with Accounting Principles Board (“APB”) Opinion No. 30.  Assets and liabilities related to these businesses primarily include aircraft financing leases that are generally expected to liquidate in accordance with contractual terms.

Revenue Recognition—Advertising revenues are recognized in the period during which advertising spots are aired.  Subscriber fees for Cable Networks are recognized in the period the service is provided. Publishing revenues are recognized when merchandise is shipped.  Revenues from the sale of outdoor advertising space are recognized ratably over the contract terms.

In accordance with Statement of Position 00-2 “Accounting by Producers or Distributors of Films” (“SOP-002”), Entertainment revenues from theatrical distribution of motion pictures are recognized as motion pictures are exhibited.  Revenues from DVD and videocassette sales of motion pictures are recognized upon availability for sale to the public.  Revenues from video revenue sharing agreements are recognized as earned.  Revenues from the licensing of motion pictures on domestic and international premium subscription program services, broadcast and basic cable networks, and individual television stations are recognized upon availability of the motion picture for telecast except for pay-per-view which is recognized upon purchase by the consumer.  On average, the length of the initial revenue cycle for motion pictures approximates four to seven years.

Television series initially produced for the networks and first-run syndication are generally licensed to domestic and international markets concurrently.  The more successful series are later syndicated in domestic markets and sold in certain international markets.  The length of the revenue cycle for television series will vary depending on the number of seasons a series remains in active production.  Revenues arising from television license agreements are recognized in the period that the motion picture or television series is available for telecast and therefore may cause fluctuations in operating results.

Sales of Multiple Products or Services—The Company follows Emerging Issues Task Force No. 00-21, “Revenue Arrangements with Multiple Deliverables” for revenue recognition of revenues derived from a single contract that contains multiple products or services.

Advertising—Advertising costs are expensed as incurred.  The Company incurred total advertising expenses of $1.3 billion (2004), $1.2 billion (2003) and $1.1 billion (2002).

Sales Returns and Allowances—The Company records a provision for sales returns and allowances at the time of sale based upon historical trends which allow for a percentage of revenue recognized.

Interest—Costs associated with the refinancing or issuance of debt, as well as with debt discount, are expensed as interest over the term of this related debt.  The Company may enter into interest rate exchange agreements; the amount to be paid or received under such agreements would be accrued as interest rates change and recognized over the life of the agreements as an adjustment to interest expense.

Foreign Currency Translation and Transactions—The Company’s foreign subsidiaries’ assets and liabilities are translated at exchange rates in effect at the balance sheet date, while results of operations are translated at average exchange rates for the respective periods.  The resulting translation gains or losses, net of tax, are included as a separate component of stockholders’ equity in accumulated other comprehensive income.  Foreign currency transaction gains and losses have been included in “Other items, net” in the Consolidated Statements of Operations.

Subsidiary Stock Transactions—Gains or losses arising from issuances by a subsidiary of its own stock are recorded within stockholders’ equity. Viacom Investments Inc., a wholly-owned subsidiary of CBS Broadcasting Inc., owned 414.4 million shares of Viacom Class B Common Stock.  These shares were originally issued to CBS Broadcasting Inc. in February 2001 as a result of the acquisition by Viacom of the publicly-traded minority equity interest in Infinity Broadcasting Corporation. CBS Broadcasting Inc. contributed all 414.4 million shares to Viacom Investments Inc. in December 2003. In August 2004, the 414.4 million Viacom Class B shares were exchanged for 4,144,000 shares of Viacom Series D Fully Participating Preferred Stock.  These shares are eliminated in consolidation.

Provision for Doubtful Accounts—The provision for doubtful accounts charged to expense was $116.1 million (2004), $76.5 million (2003) and $108.7 million (2002).

VIACOM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Tabular dollars in millions, except per share amounts)

1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Net Earnings (Loss) per Common Share—Basic earnings (loss) per share (“EPS”) is based upon net earnings (loss) divided by the weighted average number of common shares outstanding during the period.  Diluted EPS reflects the effect of the assumed exercise of stock options only in the periods in which such effect would have been dilutive.  For the years ended December 31, 2004, 2003 and 2002, respectively, options to purchase 162.4 million, 61.4 million and 45.2 million shares of Class B Common Stock at weighted average prices of $39.27, $50.99 and $54.48 were outstanding but excluded from the calculation of diluted EPS because their inclusion would have been anti-dilutive.

The table below presents a reconciliation of weighted average shares used in the calculation of basic and diluted EPS.

Year Ended December 31,	2004	2003	2002
Weighted average shares for basic EPS	1,714.4	1,744.0	1,752.8
Incremental shares for stock options	—	16.7	22.0
Weighted average shares for diluted EPS	1,714.4	1,760.7	1,774.8

Comprehensive Income (Loss)—As of December 31, 2004, the components of accumulated other comprehensive loss are net of the following tax (provision) benefits: $379.1 million for minimum pension liability adjustment, $(146.5) million for cumulative translation adjustments, $(1.7) million for change in fair value of cash flow hedges and $(.9) million for unrealized gain on securities.

	Minimum Pension Liability Adjustment	Cumulative Translation Adjustments	Change in Fair Value of Cash Flow Hedges	Unrealized Gain (Loss) on Securities	Other Comprehensive Income (loss) from Discontinued Operations	Accumulated Other Comprehensive Loss
At December 31, 2001	$(11.8)	$(25.9)	$(3.0)	$(.3)	$(111.7)	$(152.7)
2002 Activity	(491.3)	71.2	2.1	(8.0)	(1.8)	(427.8)
At December 31, 2002	(503.1)	45.3	(.9)	(8.3)	(113.5)	(580.5)
2003 Activity	48.5	107.0	1.1	7.4	65.3	229.3
At December 31, 2003	(454.6)	152.3	.2	(.9)	(48.2)	(351.2)
2004 Activity	(116.6)	68.3	2.4	2.2	38.9	(4.8)
At December 31, 2004	$(571.2)	$220.6	$2.6	$1.3	$(9.3)	$(356.0)

Stock-based Compensation—The Company follows the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”).  The Company applies APB Opinion No. 25 “Accounting for Stock Issued to Employees” and, accordingly, does not recognize compensation expense for the stock option grants because the Company typically does not issue options at exercise prices below market value at date of grant.

The following table reflects the effect on net earnings (loss) from continuing operations and earnings (loss) per share from continuing operations if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation.  These pro forma effects may not be representative of future stock compensation expense since the estimated fair value of stock options on the date of grant is amortized to expense over the vesting period, and the vesting of certain options was accelerated on March 8, 2005 (See Recent Pronouncements).  See Note 10 for detailed assumptions.

VIACOM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Tabular dollars in millions, except per share amounts)

1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Year Ended December 31,	2004	2003	2002
Net earnings (loss) from continuing operations	$(15,050.6)	$2,238.2	$2,038.8
Option expense, net of tax	(346.8)	(233.9)	(182.2)
Net earnings (loss) from continuing operations after option expense	$(15,397.4)	$2,004.3	$1,856.6
Basic earnings (loss) per share:
Net earnings (loss) from continuing operations	$(8.78)	$1.28	$1.16
Net earnings (loss) from continuing operations after option expense	$(8.98)	$1.15	$1.06
Diluted earnings (loss) per share:
Net earnings (loss) from continuing operations	$(8.78)	$1.27	$1.15
Net earnings (loss) from continuing operations after option expense	$(8.98)	$1.14	$1.05

For the years ended December 31, 2004, 2003 and 2002, if the Company had applied the fair value recognition provision of SFAS 123, an additional expense of $15.7 million, $19.0 million and $18.1 million, respectively, would have been recognized in discontinued operations.

Accounting Changes—Effective December 31, 2004, the Company elected early adoption of Emerging Issues Task Force Topic No. D-108 “Use of the Residual Method to Value Acquired Assets Other Than Goodwill” (“D-108”).  D-108 requires companies who have applied the residual value method in the valuation of intangible assets for purposes of impairment testing to use the direct value method.  As a result of the adoption, the Company recorded a charge of $2.2 billion ($1.3 billion net of tax), or $.77 per share, to reduce the intangible balances attributable to its television stations’ FCC licenses.  This charge has been reflected as a cumulative effect of accounting change.

For 2003, the cumulative effect of accounting change, net of minority interest and tax, of $18.5 million, or $.01 per share, resulted from the adoption of SFAS No. 143 “Accounting for Asset Retirement Obligations.”  For 2002, the cumulative effect of accounting change of $1.5 billion (net of minority interest of $336.1 million), or $.84 per basic and $.83 per diluted share, resulted from the initial adoption of SFAS 142.  The asset retirement obligation was $44.9 million at December 31, 2004.

Derivative Instruments and Hedging Activities—SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended (“SFAS 133”) requires all derivatives to be recorded on the balance sheet at fair value.  SFAS 133 also established rules for hedging instruments which, depending on the nature of the hedge, require that changes in the fair value of the derivatives either be offset against the change in fair value of assets or liabilities through earnings, or be recognized in other comprehensive income until the hedged item is recognized in earnings.

Recent Pronouncements—In December 2004, the FASB issued SFAS No. 123 (revised 2004) “Share-Based Payment” (“SFAS 123R”), effective the first interim period or annual reporting period that begins after June 15, 2005. SFAS 123R revises SFAS No. 123 “Accounting for Stock-based Compensation” and supersedes APB Opinion No. 25 “Accounting for Stock Issues to Employees.”  SFAS 123R requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on grant-date fair value of the award.  That cost will be recognized over the vesting period during which an employee is required to provide service in exchange for the award.

On March 8, 2005, the Compensation Committee of the Board of Directors of the Company approved the acceleration of the vesting of unvested stock options having an exercise price of $38.00 or greater granted under the Company’s 2000 and 1997 Long-Term Management Incentive Plans.  Stock option awards granted from 1999 through 2004 with respect to approximately 29 million shares of the Company’s Class B Common Stock are subject to this acceleration which is effective as of March 8, 2005.  Since these options had exercise prices in excess of the current market value and were not fully achieving their original objectives of incentive compensation and employee retention, the Company expects the acceleration to have a positive effect on employee morale, retention and perception of option value.  The acceleration also eliminates future compensation expense the Company would otherwise recognize in its Consolidated Statements of Operations once SFAS 123R becomes effective on July 1, 2005.

2) DISCONTINUED OPERATIONS

On July 22, 2005, Viacom sold Famous Players, its Canadian-based theater chain, to Cineplex Galaxy LP for approximately $400 million.  Famous Players has been presented as a discontinued operation in the consolidated financial statements for all periods presented.

In 2004, the Company completed the exchange offer for the split-off of Blockbuster Inc. (“Blockbuster”) (NYSE: BBI and BBI.B).  Under the terms of the offer, Viacom accepted 27,961,165 shares of Viacom common stock in exchange for the 144 million common shares of Blockbuster that Viacom owned.  Each share of Viacom Class A or

VIACOM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Tabular dollars in millions, except per share amounts)

2) DISCONTINUED OPERATIONS (continued)

Class B Common Stock accepted for exchange by Viacom was exchanged for 5.15 shares of Blockbuster common stock, consisting of 2.575 shares of Blockbuster class A common stock and 2.575 shares of Blockbuster class B common stock.

The following tables sets forth the Company’s net earnings (loss) attributable to Blockbuster and Famous Players, which are presented as discontinued operations:

Year Ended December 31, 2004	Blockbuster	Famous Players	Total
Revenues from discontinued operations	$4,528.9	$392.5	$4,921.4
Loss from discontinued operations	(1,404.2)	(11.6)	(1,415.8)
Loss on disposal of discontinued operations	(38.2)	—	(38.2)
Minority interest	259.7	(2.2)	257.5
	(1,182.7)	(13.8)	(1,196.5)
Income tax benefit, net of minority interest	92.4	4.9	97.3
Net loss from discontinued operations	$(1,090.3)	$(8.9)	$(1,099.2)

Year Ended December 31, 2003	Blockbuster	Famous Players	Total
Revenues from discontinued operations	$5,911.7	$386.9	$6,298.6
Earnings (loss) from discontinued operations	(878.8)	1.0	(877.8)
Minority interest	160.0	(1.6)	158.4
	(718.8)	(.6)	(719.4)
Income tax (provision) benefit, net of minority interest	(83.6)	.2	(83.4)
Net loss from discontinued operations	$(802.4)	$(.4)	$(802.8)

Year Ended December 31, 2002	Blockbuster	Famous Players	Total
Revenues from discontinued operations	$5,565.9	$346.4	$5,912.3
Earnings (loss) from discontinued operations	311.0	(7.3)	303.7
Minority interest	(55.7)	(1.1)	(56.8)
	255.3	(8.4)	246.9
Income tax (provision) benefit, net of minority interest	(90.7)	11.6	(79.1)
Net earnings from discontinued operations	$164.6	$3.2	$167.8

In March 2005, Blockbuster announced its intention to restate its previously issued financial statements to reflect appropriate lease accounting practices.  Viacom has reflected the cumulative impact of the adjustment in 2004.  This cumulative impact increased both the loss from discontinued operations and minority interest, offset by a corresponding decrease in the loss on disposal of discontinued operations, resulting in no impact to Viacom’s consolidated 2004 net loss from discontinued operations.
The Company’s discontinued operation presentation of Blockbuster in prior years has not been revised to reflect this adjustment due to the immateriality of this amount on the current year or any individual prior period consolidated statement of operations or financial position.

In 2004, the loss from discontinued operations of $1.4 billion primarily reflects a non-cash impairment charge of $1.5 billion for the impairment of goodwill and other long-lived assets in accordance with SFAS 142 and SFAS 144. Blockbuster performed an interim impairment test of its goodwill during the third quarter of 2004 because of factors surrounding Viacom’s exchange offer for the split-off of Blockbuster.

VIACOM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Tabular dollars in millions, except per share amounts)

2) DISCONTINUED OPERATIONS (continued)

In 2003, the loss from discontinued operations of $877.8 million primarily reflects a non-cash impairment charge of $1.3 billion recorded in accordance with SFAS 142. In completing its analysis of the fair value of the video business, several events led Blockbuster to conclude that the business had incremental risks that were required to be included in the evaluation of goodwill.  Additionally, Blockbuster’s review of long-lived assets in conjunction with SFAS 144 resulted in an impairment charge of approximately $18.5 million to reduce the carrying value of certain fixed assets in four international markets.  These charges were included in loss from discontinued operations for the year ended December 31, 2003.

Upon initial adoption of SFAS 142 in 2002, the Company recorded a charge as a cumulative effect of accounting change, net of minority interest and tax, as the goodwill related to Blockbuster was impaired.  The estimated fair values of Blockbuster reporting units were computed principally based upon the present value of future cash flows as of the date of adoption.  The implied fair value of Blockbuster’s goodwill was then compared to its book value resulting in an impairment charge of $1.8 billion in total or $1.5 billion, net of minority interest and tax.

The following table presents the major classes of assets and liabilities of Blockbuster and Famous Players:

At December 31, 2004	Blockbuster	Famous Players	Total
Current assets (including cash and cash equivalents of $1.1 for Famous Players)	$—	$14.6	$14.6
Goodwill	—	—	—
Long-term assets	—	325.7	325.7
Total Assets	$—	$340.3	$340.3
Current liabilities (including debt of $.3 for Famous Players)	$—	$62.9	$62.9
Long-term debt	—	6.0	6.0
Other liabilities	—	19.3	19.3
Total Liabilities	$—	$88.2	$88.2
At December 31, 2003
Current assets (including cash and cash equivalents of $233.4 for Blockbuster and $1.4 for Famous Players)	$981.3	$14.2	$995.5
Goodwill	2,611.6	—	2,611.6
Long-term assets	1,266.3	358.9	1,625.2
Total Assets	$4,859.2	$373.1	$5,232.3
Current liabilities (including debt of $144.8 for Blockbuster and $1.4 for Famous Players)	$1,276.9	$64.5	$1,341.4
Long-term debt	75.1	4.8	79.9
Other liabilities	246.5	23.8	270.3
Total Liabilities	$1,598.5	$93.1	$1,691.6

The Company’s other discontinued operations primarily include aircraft financing leases that are generally expected to liquidate in accordance with contractual terms.  The net liability of the other discontinued operations are $431.1 million at December 31, 2004 and $458.2 million at December 31, 2003 which includes long-term debt of $202.0 million at December 31, 2004 and $201.7 at December 31, 2003.

The net cash flow provided by operating activities attributable to discontinued operations of $266.2 million in 2004 primarily reflects Blockbuster activities prior to the completion of the split-off.  The net cash flow from investing activities attributable to discontinued operations of $(433.3) million primarily consists of cash and capital expenditures of Blockbuster of $221.9 million and $183.6 million, respectively.  The net cash flow from financing activities attributable to discontinued operations of $(50.4) million primarily reflects the special distribution of $5 per Blockbuster’s common share offset by the proceeds from Blockbuster’s new credit facilities.

VIACOM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Tabular dollars in millions, except per share amounts)

3) GOODWILL AND OTHER INTANGIBLE ASSETS

For the year ended December 31, 2004, the changes in the book value of goodwill by segment were as follows:

	Balance at December 31, 2003	Acquisitions	Impairment	Adjustments(a)	Balance at December 31, 2004
Cable Networks	$8,360.5	$333.6	$—	$269.9	$8,964.0
Television	13,257.4	73.5	—	1,308.4	14,639.3
Radio	19,272.6	—	(10,914.0)	(14.8)	8,343.8
Outdoor	11,577.5	10.0	(7,055.3)	67.9	4,600.1
Entertainment	1,301.8	—	—	1.1	1,302.9
Parks/Publishing	675.4	—	—	(5.3)	670.1
Total	$54,445.2	$417.1	$(17,969.3)	$1,627.2	$38,520.2

(a)      Primarily includes purchase price allocations for acquisitions; an adjustment to record goodwill and deferred tax liabilities for certain identifiable intangible assets; foreign currency translation adjustments; and the reversal of tax liabilities established in purchase price accounting that are no longer expected to be incurred.

At December 31, 2004 and December 31, 2003, the Company had approximately $10.6 billion and $12.9 billion of intangible assets, respectively. Amortization expense relating to intangible assets was $144.7 million (2004), $140.0 million (2003) and $140.3 million (2002).

The Company’s intangible assets subject to amortization and the related accumulated amortization were as follows:

At December 31, 2004	Gross	Accumulated Amortization	Net
Leasehold agreements	$775.0	$(275.5)	$499.5
Franchise agreements	480.5	(143.8)	336.7
Subscriber agreements	406.5	(235.7)	170.8
Other intangible assets	246.6	(93.5)	153.1
Total	$1,908.6	$(748.5)	$1,160.1

At December 31, 2003	Gross	Accumulated Amortization	Net
Leasehold agreements	$761.9	$(220.8)	$541.1
Franchise agreements	494.8	(130.2)	364.6
Subscriber agreements	372.5	(183.5)	189.0
Other intangible assets	188.4	(62.6)	125.8
Total	$1,817.6	$(597.1)	$1,220.5

The Company expects its aggregate annual amortization expense for existing intangible assets subject to amortization for each of the next five succeeding years to be as follows:

	2005	2006	2007	2008	2009
Amortization expense	$145.8	$141.3	$120.4	$81.3	$80.0

SFAS 142 requires the Company to perform an annual fair value-based impairment test of goodwill. The first step of the test examines whether or not the book value of each of the Company’s reporting units exceeds its fair value. If the book value for a reporting unit exceeds its fair value, the second step of the test compares the implied fair value of that reporting unit’s goodwill with the book value of that goodwill. The Company’s reporting units are generally consistent with the operating segments underlying the reportable segments identified in Note 14. As a result of the impairment test, the Company recorded an impairment charge of $18.0 billion in the fourth quarter recorded in the Company’s Consolidated Statement of Operations for the year ended December 31, 2004. The $18.0 billion reflects charges to reduce the carrying value of goodwill at the Radio segment of $10.9 billion and the Outdoor segment of $7.1 billion as well as a reduction of the carrying value of intangibles of $27.8 million related to the FCC licenses at the Radio segment.

The Company performs its impairment test concurrently with its annual budgeting process which begins in the fourth quarter of each year. Several factors have led to a reduction in forecasted cash flows and long-term growth rates for both the Radio and Outdoor segments. Radio and Outdoor fell short of budgeted revenue and operating income growth targets in 2004. Competition from other advertising media, including internet advertising and cable and broadcast

VIACOM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Tabular dollars in millions, except per share amounts)

3) GOODWILL AND OTHER INTANGIBLE ASSETS (continued)

television has reduced Radio and Outdoor growth rates. Also, the emergence of new competitors and technologies has necessitated a shift in management’s strategy for the Radio and Outdoor businesses, including changes in composition of the sales force and operating management as well as increased levels of investment in marketing and promotion.

The estimated fair values of the Radio and Outdoor reporting units were computed principally based upon the present value of future cash flows (Discounted Cash Flow Method) and prices of comparable businesses (Market Comparable Method). The discounted Cash Flow Method and Market Comparable Method were weighted equally and resulted in substantially equal fair values.

As of December 31, 2004, FCC licenses were valued at approximately $9.4 billion, reflecting a $2.2 billion reduction of the intangible balances attributable to its television stations’ FCC licenses due to the adoption of D-108 which requires the application of the direct value method to determine the fair value of assets other than goodwill.  At December 31, 2003, FCC licenses were valued at approximately $11.7 billion.  FCC licenses were recorded as intangible assets with indefinite lives and were not subject to amortization.

4) SEVERANCE AND OTHER CHARGES

In the second quarter of 2004, the Company recorded severance charges of $56.2 million, $33.8 million net of tax, or $.02 per diluted share, due to management changes.  The severance charges were recorded in selling, general and administrative expenses in the respective segments: Television $10.4 million, Entertainment $10.4 million and Corporate $35.4 million.

During the third quarter of 2004, Cable Networks recorded a decrease of $9.7 million to restructuring reserves due to a change in estimate for a 2001 charge at MTV Networks (“MTVN”).  In the second quarter of 2003, restructuring charges of $18.0 million were recorded at Cable Networks and $8.4 million were recorded at Television.  These charges principally reflected severance liabilities of $9.3 million resulting from the acquisition of the remaining 50% of Comedy Central that the Company did not own and $8.4 million for organizational changes at Showtime Networks Inc.  Also included in this total was $8.4 million for additional lease termination costs for MTVN due to a change in the initial estimate for its 2001 charge.  The restructuring charges were reflected in the Consolidated Statement of Operations as part of selling, general and administrative expenses for $23.4 million and operating expenses for $3.0 million for the year ended December 31, 2003.  In 2004, MTVN revised its initial estimate of severance liabilities for the acquisition of Comedy Central by $1.6 million. Severance payments will continue through 2005 since certain employees will be paid out over the terms of their employment contracts.

The following table summarizes the 2004 activity for the restructuring charges discussed above:

At December 31, 2003	$27.2
Severance payments	(7.6)
Lease payments	(3.7)
Revision to initial estimate	(8.1)
At December 31, 2004	$7.8

VIACOM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Tabular dollars in millions, except per share amounts)

5) ACQUISITIONS

In August 2004, the Company acquired 75.8% of VIVA Media AG for $306.9 million. Pursuant to a tender offer, the Company subsequently purchased additional shares of VIVA Media AG, raising the Company’s total ownership to 97.8% for a total purchase price of $393.6 million.  VIVA Media AG’s results have been included as part of Cable Networks since the date of acquisition.  The allocation of the purchase price is pending a final evaluation of the fair value of VIVA Media AG’s assets acquired and liabilities assumed.

On December 30, 2004 the Company acquired a 10% interest in Spanish Broadcasting System, Inc., in exchange for a San Francisco radio station.  In addition to the 10% interest, the Company received warrants that would allow the Company to increase its equity stake by an additional 5%.

On May 22, 2003, the Company acquired the remaining 50% interest in Comedy Central that it did not own for $1.2 billion in cash.  Comedy Central’s results have been consolidated as part of Cable Networks, effective from the date of acquisition.  The excess purchase price over the fair value of the tangible and identifiable intangible net assets acquired of approximately $1.0 billion was allocated to goodwill and other intangibles.  The final allocation of the purchase price was based on comprehensive evaluations of the fair value of Comedy Central’s assets acquired and liabilities assumed.

On May 15, 2002, the Company acquired the assets of KCAL-TV Los Angeles for approximately $650 million. During 2002, the Company also acquired the remaining 50% interest in Noggin, the 24-hour digital network for kids that it did not already own for approximately $100 million.

6) INVENTORY

At December 31,	2004	2003
Theatrical:
Released (including acquired film libraries)	$682.9	$629.4
Completed, not released	66.0	60.4
In process and other	361.1	399.9
Television:
Released (including acquired film libraries)	681.8	845.0
In process and other	98.4	76.9
Program rights	3,377.1	3,051.8
Merchandise inventory	76.2	54.9
Publishing, primarily finished goods	65.6	64.2
Other	51.0	54.4
Total Inventory	5,460.1	5,236.9
Less current portion	994.1	1,000.7
Total Non-Current Inventory	$4,466.0	$4,236.2

7) INVESTMENTS IN AFFILIATED COMPANIES

The Company accounts for its investments in affiliated companies over which the Company has significant influence or ownership of more than 20% but less than or equal to 50%, under the equity method. Such investments principally include but are not limited to the Company’s interest in United International Pictures (50% owned), Nickelodeon U.K. (50% owned), MTV Brazil (30% owned), MTV Russia (49% owned), MTV Japan (36% owned), WF Cinema Holding L.P. (50% owned), Grauman’s Theatres LLC (50% owned), Quetzal (34% owned) and MarketWatch.com, Inc. (22% owned).  Additionally, the Company owns approximately 17% in Westwood One, Inc. (“Westwood One”), which is treated as an equity investment.  Certain employees of Infinity serve as officers of Westwood One resulting in significant influence over its operations.

For equity investments, a difference typically exists between the initial investment and the proportionate share in the underlying net assets of the investee.  The unamortized difference was $83.8 million and $92.8 million at December 31, 2004 and 2003, respectively.

VIACOM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Tabular dollars in millions, except per share amounts)

7) INVESTMENTS IN AFFILIATED COMPANIES (continued)

At December 31, 2004 and 2003, the Company’s equity investments included two publicly traded companies: MarketWatch.com, Inc., and Westwood One.  At December 31, 2003, the Company’s equity investments also included a 40% interest in SportsLine.com, Inc. (“SportsLine.com”).  During the fourth quarter of 2004, the Company acquired the remaining interest in SportsLine.com that it did not own for $67.7 million including Sportsline.com’s outstanding debt.  SportsLine.com’s results have been consolidated as part of the Television segment effective from the date of acquisition.  Based upon quoted market prices at December 31, 2004 and December 31, 2003, respectively, the aggregate market value of these investments was approximately $532.3 million and $617.4 million which exceeded the total carrying value on the Consolidated Balance Sheet.

At the date of acquisition, for cost and equity investments in Internet-based companies, the Company typically records the investment at an amount equal to the cash consideration paid plus the fair value of the advertising and promotion time to be provided.  The associated obligation to provide future advertising and promotion time is non-cash and is recorded as deferred revenue at an amount equal to the fair value of the advertising and promotion time to be provided.  The related 2004 and 2003 deferred revenue balance of $9.9 million and $13.7 million, respectively, is presented as “Deferred income” and “Other liabilities” in the Consolidated Balance Sheets. Deferred revenue is relieved and barter revenue is recognized as the related advertising and promotion time is delivered.  Barter revenue of $22.5 million and $33.1 million has been recognized for 2004 and 2003, respectively.

At December 31, 2004 and 2003, respectively, the Company had $93.2 million and $10.8 million of cost investments that are included as a component of “Other assets” in the Consolidated Balance Sheets. The 2004 mark-to-market adjustments in fair value for the publicly traded cost investments were $1.3 million, net of tax and were recorded as a decrease in accumulated other comprehensive loss.

Related Parties

National Amusements, Inc. (“NAI”) is a closely held corporation that beneficially owned Class A Common Stock of the Company representing approximately 71% of the voting power of all classes of the Company’s Common Stock, and approximately 12% of the Company’s Class A Common Stock and Class B Common Stock on a combined basis at December 31, 2004. Owners of the Company’s Class A Common Stock are entitled to one vote per share. The Company’s Class B Common Stock does not have voting rights. NAI is not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. Sumner M. Redstone, the controlling shareholder of NAI, is the Chairman of the Board of Directors and Chief Executive Officer of the Company. On October 28, 2004, the Company entered into an agreement (the “NAIRI Agreement”) with NAI and NAIRI, Inc. (“NAIRI”), a wholly-owned subsidiary of NAI, pursuant to which the Company agreed to buy, and NAI and NAIRI agreed to sell, a number of shares of Viacom Class B Common Stock each month such that the ownership percentage of Viacom Class A Common Stock and Class B Common Stock (considered as a single class) held by NAI and/or NAIRI would not increase as a result of purchases of shares of Viacom Common Stock under the Company’s $8.0 billion stock purchase program announced in October 2004. Pursuant to this agreement, Viacom recorded the purchase of 6.3 million shares of Viacom Class B Common Stock from NAIRI for $226.6 million in 2004.

NAI licenses films in the ordinary course of business for its motion picture theaters from all major studios including Paramount Pictures. During the years ended December 31, 2004, 2003 and 2002, NAI made payments to Paramount Pictures in the aggregate amounts of approximately $11.2 million, $9.6 million and $12.3 million, respectively.

NAI and Mr. Redstone owned in the aggregate approximately 75% of the common stock of Midway Games Inc. (“Midway”) as of December 31, 2004. Midway places advertisements on various of the Company’s cable networks from time to time. During the years ended December 31, 2004, 2003 and 2002, transactions with Midway totaled approximately $5.5 million, $1.4 million and $2.0 million, respectively.

Most of Infinity’s radio stations are affiliated with Westwood One, and Westwood One distributes nationally certain of the Company’s radio programming. In connection with these arrangements, the Company receives affiliation fees as well as programming cost reimbursements and in certain instances, shares in revenue from the sale by Westwood One of Infinity’s programming. In addition, certain employees of Infinity serve as officers of Westwood One for which the Company receives a management fee. CBS Television and Cable Networks also enter into programming agreements with Westwood One.

VIACOM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Tabular dollars in millions, except per share amounts)

7) INVESTMENTS IN AFFILIATED COMPANIES (continued)

Revenues from these arrangements were approximately $86.9 million, $85.5 million and $127.7 million in 2004, 2003 and 2002, respectively.

The Company, through the normal course of business, is involved in transactions with other affiliated companies that have not been material in any of the periods presented.

8) BANK FINANCING AND DEBT

Long-term debt consists of the following (a):

At December 31,	2004	2003
Notes payable to banks	$5.9	$107.2
Commercial paper	—	20.0
7.15% Senior Notes due 2005	500.0	499.6
7.75% Senior Notes due 2005	952.5	980.2
6.40% Senior Notes due 2006	800.6	802.2
5.625% Senior Notes due 2007	725.0	750.9
7.70% Senior Notes due 2010	1,666.9	1,669.9
6.625% Senior Notes due 2011	995.5	994.7
8.625% Debentures due 2012	248.7	248.6
5.625% Senior Notes due 2012	599.3	599.2
8.875% Notes due 2014	101.8	101.9
7.625% Senior Debentures due 2016	199.2	199.1
4.625% Senior Notes due 2018	288.6	284.0
7.875% Debentures due 2023	229.0	229.0
7.125% Senior Notes due 2023 (b)	52.2	52.2
7.875% Senior Debentures due 2030	1,280.5	1,281.7
5.50% Senior Debentures due 2033	446.6	446.5
7.25% Senior Notes due 2051	335.0	335.0
10.50% Senior Subordinated Notes due 2009	—	66.3
Other notes	17.9	26.0
Obligations under capital leases	471.8	387.0
Total debt	9,917.0	10,081.2
Less Blockbuster debt (Note 2)	—	124.8
Less capital leases of discontinued operations (Note 2)	6.3	101.3
Less other discontinued operations debt (Note 2)	202.0	201.7
Less current portion	65.5	50.1
Total long-term debt from continuing operations, net of current portion	$9,643.2	$9,603.3

(a)              Unless otherwise noted, the long-term debt instruments are issuances of Viacom Inc. and are guaranteed by Viacom International Inc. (“Viacom International”).

(b)    Issue of CBS Broadcasting Inc., a wholly owned subsidiary of Viacom Inc., which is not guaranteed.

The Company’s total debt included, as of December 31, 2004 and December 31, 2003, respectively, (i) an aggregate unamortized premium of $35.3 million and $41.4 million and (ii) the net change in the carrying value of the debt relating to fair value swaps of $17.4 million and $48.2 million.

For the years ended December 31, 2004 and 2003, the following debt issuances, maturities and redemptions occurred:

Debt Issuances

May 14, 2003, $300.0 million 4.625% senior notes due 2018

May 14, 2003, $450.0 million 5.50% senior debentures due 2033

Interest on the above debt instruments is paid semi-annually.

VIACOM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Tabular dollars in millions, except per share amounts)

8) BANK FINANCING AND DEBT (continued)

Debt Maturities

September 1, 2003, 6.875% notes, $275.0 million

January 15, 2003, 6.75% senior notes, $333.8 million

Debt Redemptions

July 15, 2004, all of the outstanding Go Outdoor Systems Holdings S.A 10.50% senior subordinated notes due 2009 at 105.25% of principal

July 15, 2003, $150.0 million 7.50% senior debentures due 2023 at 103.6% of principal

For the years ended December 31, 2004 and 2003, the Company repurchased approximately $20.0 million and $1.0 million of its debt, respectively.

During 2004, the Company acquired SportsLine.com, which had outstanding $16.9 million 5% convertible subordinated notes due 2006. These notes were redeemed in January 2005.

The Company’s scheduled maturities of long-term debt at face value, excluding commercial paper and capital leases, outstanding at December 31, 2004 were as follows:

	2005	2006	2007	2008	2009	2010 and thereafter
Long-term debt	$1,453.1	$818.7	$700.4	$.4	$.1	$6,419.8

Viacom Credit Agreement

As of December 31, 2004, the Company’s credit facilities totaled $4.5 billion comprised of a $3.0 billion revolving facility due February 2009 and a $1.5 billion revolving facility due March 2006 (collectively, the “Credit Facilities”). The Company, at its option, may also borrow in certain foreign currencies up to specified limits under the $3.0 billion and $1.5 billion facilities. Borrowing rates under the facilities are determined at the Company’s option at the time of each borrowing and are based generally on the prime rate in the United States or the London Interbank Offer Rate (“LIBOR”) plus a margin based on the Company’s senior unsecured debt rating. The Company pays a facility fee based on the total amount of the commitments. As of December 31, 2004, the Company had unused revolving credit facilities of $4.27 billion in the aggregate.

The facilities contain covenants, which, among other things, require that the Company maintain a minimum interest coverage ratio. At December 31, 2004, the Company was in compliance with all covenants under the Credit Facilities.

The primary purpose of the credit facilities is to support commercial paper borrowings. At December 31, 2004, the Company had no commercial paper borrowings under its $4.5 billion commercial paper program.

At December 31, 2004, the Company had classified as long-term debt approximately $1.38 billion of other debt scheduled to mature within the next twelve months, reflecting its intent and ability, through the existence of unused revolving credit facilities, to refinance this debt on a long-term basis.

Accounts Receivable Securitization Programs

As of December 31, 2004 and December 31, 2003, the Company had an aggregate of $1.0 billion outstanding under revolving receivable securitization programs. The programs result in the sale of receivables on a non-recourse basis to unrelated third parties on a one-year renewable basis, thereby reducing accounts receivable and debt on the Company’s Consolidated Balance Sheets. The Company enters into these arrangements because they provide an additional source of liquidity. Proceeds from the programs were used to reduce outstanding borrowings. The terms of the revolving securitization arrangements require that the receivable pools subject to the programs meet certain performance ratios. As of December 31, 2004, the Company was in compliance with the required ratios under the receivable securitization programs.

VIACOM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Tabular dollars in millions, except per share amounts)

9) FINANCIAL INSTRUMENTS

The Company’s carrying value of financial instruments approximates fair value, except for differences with respect to the notes and debentures and certain differences related to other financial instruments that are not significant. At December 31, 2004, the carrying value of the senior debt and senior subordinated debt was $9.4 billion and the fair value, which is estimated based on quoted market prices and includes accrued interest, was $10.9 billion.

The Company uses derivative financial instruments to modify its exposure to market risks from changes in foreign exchange rates and interest rates. The Company does not hold or enter into financial instruments for speculative trading purposes. The foreign exchange hedging instruments used are spot, forward and option contracts. The foreign exchange contracts have principally been used to hedge the British Pound, the Australian Dollar, the Japanese Yen, the Canadian Dollar, the Singapore Dollar and the Euro. The Company designates forward contracts used to hedge future production costs as cash flow hedges. Additionally, the Company enters into non-designated forward contracts to hedge non-dollar denominated cash flows and foreign currency balances. The changes in fair value of the non-designated contracts are included in current period earnings as part of “Other items, net.”

The Company’s interest expense is exposed to movements in short-term rates. Swap agreements may be used to modify this exposure. The Company has entered into fixed to variable rate swaps, which are designated as fair value hedges. As of December 31, 2004, if all parties were to agree, the swaps could have been terminated by a net payment by the counterparties of approximately $23.1 million.

At December 31, 2004, the Company was a party to the following outstanding fair value hedges, which were fully effective.

Interest rate swaps totaling $250 million in notional amount, which mature on June 1, 2005, receive interest at a weighted average rate of approximately 4.54% and pay interest based on three-month LIBOR in advance.

Interest rate swaps totaling $350 million in notional amount, which mature on January 30, 2006, and (i) receive interest on $200 million at a weighted average rate of approximately 2.78% and pay interest based on three-month LIBOR in advance and (ii) receive interest on $150 million at a weighted average rate of approximately 3.57% and pay interest based on six-month LIBOR in arrears.

VIACOM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Tabular dollars in millions, except per share amounts)

9) FINANCIAL INSTRUMENTS (continued)

Interest rate swaps totaling $700 million in notional amount, which mature on May 1, 2007, and (i) receive interest on $400 million at 5.11% and pay interest based on three-month LIBOR in advance and (ii) receive interest on $300 million at a weighted average rate of approximately 5.35% and pay interest based on three-month LIBOR in arrears.

Interest rate swaps totaling $300 million in notional amount, which mature on May 15, 2018, receive interest at a weighted average rate of approximately 4.55% and pay interest based on three-month LIBOR in advance.

At December 31, 2004, the Company did not have any interest rate cash flow hedges outstanding.

At December 31, 2004, the notional value of all foreign exchange contracts was $633.0 million, of which $82.9 million related to the hedging of future production costs and $157.2 million related to the hedging of a net investment in a foreign operation. The remaining $392.9 million represents hedges of underlying foreign currency balances, expected foreign currency net cash flows and investment hedges. At December 31, 2003, the notional value of all foreign exchange contracts was $296.9 million, of which $12.0 million related to the hedging of future production costs. The remaining $284.9 million represented hedges of underlying foreign currency balances, expected foreign currency net cash flows and investment hedges.

The Company continually monitors its positions with, and credit quality of, the financial institutions which are counterparties to its financial instruments. The Company is exposed to credit loss in the event of nonperformance by the counterparties to the agreements. However, the Company does not anticipate nonperformance by the counterparties.

The Company’s receivables do not represent significant concentrations of credit risk at December 31, 2004, due to the wide variety of customers, markets and geographic areas to which the Company’s products and services are sold.

10) STOCKHOLDERS’ EQUITY

Stock Purchase Program—On October 28, 2004, the Company announced a new stock purchase program under which the Company is authorized to acquire from time to time up to $8.0 billion in Viacom Class A Common Stock and non-voting Class B Common Stock. The program succeeded and replaced the Company’s $3.0 billion stock purchase program announced in 2002. NAIRI and NAI, each closely held corporations controlled by Sumner M. Redstone, Chairman of the Board of Directors and Chief Executive Officer of the Company, have entered into an agreement with the Company to participate in the program on a pro-rata basis. The agreement, which has been approved by an independent committee of Viacom directors, will prevent the buyback from increasing NAIRI’s economic interest in Viacom. NAI, through its wholly owned subsidiary, NAIRI, beneficially owns Viacom’s Class A Common Stock representing approximately 71% of the voting power of all classes of the Company’s Common Stock and approximately 12% of Viacom’s Class A and Class B Common Stock on a combined basis at December 31, 2004 (See Note 7).

Under its stock purchase programs, the Company purchased shares of its Class B Common Stock for each of the years as follows: 68.4 million shares for $2.5 billion (2004), 23.6 million shares for $981.4 million (2003) and 27.8 million shares for $1.2 billion (2002).

During the first three quarters of 2004, Viacom declared a quarterly cash dividend of $.06 per share on Viacom Class A and Class B Common Stock. During the fourth quarter of 2004, the Company declared a quarterly cash dividend of $.07 per share on Viacom Class A and Class B Common Stock. During the third and fourth quarters of 2003, Viacom declared a quarterly cash dividend of $.06 per share.

VIACOM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Tabular dollars in millions, except per share amounts)

10) STOCKHOLDERS’ EQUITY (continued)

Conversion Rights—Holders of Viacom Class A Common Stock have the right to convert their shares to Class B Common Stock at any time. Conversions of Class A shares into B shares for the years ended December 31, 2004, 2003 and 2002 were ..3 million, 3.6 million and 1.5 million shares, respectively.

Long-Term Incentive Plans—The Company has Long-Term Incentive Plans (the “Plans”) under which options were issued: the Viacom Long-Term Management Incentive Plans (the “Viacom Plans”), the Infinity Long-Term Incentive Plans (the “Infinity Plans”) and the CBS Long-Term Incentive Plans (the “CBS Plans”). Options under the Infinity Plans and CBS Plans generally vest over a three-year period and expire ten years from the date of grant. These converted options still maintain their original terms and conditions. Warrants to purchase 135,420 shares of Viacom Class B Common Stock were outstanding at December 31, 2004. The warrants, which were assumed in the Viacom/CBS merger, have no expiration date and an exercise price of zero.

Viacom Plans—The purpose of the Viacom Plans is to benefit and advance the interests of the Company by rewarding certain employees for their contributions to the financial success of the Company and thereby motivating them to continue to make such contributions in the future. The Viacom Plans provide for awards of stock options, stock appreciation rights, restricted and unrestricted shares, restricted share units, phantom shares, dividend equivalents, performance awards and other equity-related awards and cash payments. The stock options generally vest over a three-to five-year period from the date of grant and expire ten years after the date of grant. The Company has reserved a total of 162,555,244 shares of Viacom Inc. Class B Common Stock for future exercise of stock options and warrants outstanding as of December 31, 2004.

The stock options available for future grant under the Viacom Plans were as follows:

At December 31, 2002	67,879,728
At December 31, 2003	36,023,644
At December 31, 2004	137,972,312

The weighted-average fair value of each option as of the grant date was $17.95, $18.49 and $20.04 in 2004, 2003 and 2002, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2004	2003	2002
Expected dividend yield (a)	.61%	.55%	—
Expected stock price volatility	38.88%	39.54%	37.03%
Risk-free interest rate	4.09%	3.58%	5.00%
Expected life of options (years)	7.3	6.8	6.7

(a)     The Company did not declare any cash dividends on its common stock for 2002.

VIACOM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Tabular dollars in millions, except per share amounts)

10) STOCKHOLDERS’ EQUITY (continued)

The following table summarizes the Company’s stock activity under the Viacom Plans:

	Options Outstanding	Weighted-Average Exercise Price
Balance at December 31, 2001	137,483,371	$34.20
Granted	22,452,148	42.24
Exercised	(17,561,361)	17.91
Canceled	(3,988,896)	49.63
Balance at December 31, 2002	138,385,262	37.13
Granted	23,759,956	39.57
Exercised	(11,170,461)	22.01
Canceled	(3,565,898)	45.35
Balance at December 31, 2003	147,408,859	38.47
Granted	28,295,741	39.32
Exercised	(6,738,220)	17.74
Canceled	(6,546,556)	43.67
Balance at December 31, 2004	162,419,824	$39.27

The following table summarizes information concerning outstanding and exercisable stock options under the Plans at December 31, 2004:

	Outstanding			Exercisable
Range of Exercise Price	Number of Options	Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Number of Options	Weighted-Average Exercise Price
$ 2 to 9.99	1,118,554.55		$5.87	1,118,554	$5.87
10 to 19.99	14,822,686	1.85	$16.26	14,822,686	$16.26
20 to 29.99	13,470,699	1.72	$23.11	13,470,699	$23.11
30 to 39.99	53,275,905	6.79	$37.09	26,351,597	$35.49
40 to 49.99	45,262,483	6.73	$42.38	21,701,485	$43.21
50 to 59.99	33,460,277	5.20	$55.47	29,074,253	$55.56
60 to 69.99	548,420	5.44	$66.89	548,420	$66.89
70.00	460,800	5.48	$70.00	460,800	$70.00
	162,419,824			107,548,494

Stock options exercisable at year end were as follows:

December 31, 2002	83,730,249
December 31, 2003	93,495,428
December 31, 2004	107,548,494

VIACOM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Tabular dollars in millions, except per share amounts)

11) INCOME TAXES

U.S. and foreign earnings (losses) before income taxes are as follows:

Year Ended December 31,	2004	2003	2002
United States	$(14,055.8)	$3,497.0	$3,099.5
Foreign	412.5	241.3	328.8
Total	$(13,643.3)	$3,738.3	$3,428.3

Components of the provision for income taxes on earnings (losses) before income taxes are as follows:

Year Ended December 31,	2004	2003	2002
Current:
Federal	$862.7	$692.8	$482.6
State and local	190.0	195.6	261.2
Foreign	76.0	67.0	54.2
	1,128.7	955.4	798.0
Deferred	254.1	541.1	551.5
Provision for income taxes	$1,382.8	$1,496.5	$1,349.5

The equity losses of affiliated companies are shown net of tax on the Company’s Consolidated Statements of Operations. The tax (provision) benefit relating to losses from equity investments in 2004, 2003, and 2002 were ($19.1) million, ($27.0) million, and ($14.2) million, respectively, which represented an effective tax rate of (1,100.1%), 100.8%, and (64.9%), respectively.

The 2004 cumulative effect of accounting change of $1,312.4 million was net of tax benefit of $871.3 million. For 2003 the cumulative effect of accounting change of $18.5 million was presented net of a tax benefit of $11.5 million and net of minority interest. The 2002 cumulative effect of accounting change of $1.5 billion was net of minority interest and reflected no tax benefit.

In 2004 and 2003, respectively, $50.7 million and $77.1 million of income tax benefit was recorded as a component of stockholders’ equity as a result of exercised stock options.

The difference between income taxes as expected at the U.S. federal statutory income tax rate of 35% and income taxes provided on earnings are summarized as follows:

Year Ended December 31,	2004	2003	2002
Taxes on income at U.S. federal statutory rate	$(4,775.1)	$1,308.4	$1,199.9
State and local taxes, net of federal tax benefit	(661.2)	163.7	198.0
Effect of foreign operations	(87.8)	(25.4)	(139.2)
Impairment charge	7,066.3	—	—
Audit settlements	(205.4)	—	—
Realization of additional stock basis	(31.0)	—	—
Other, net	77.0	49.8	90.8
Total income taxes	$1,382.8	$1,496.5	$1,349.5

VIACOM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Tabular dollars in millions, except per share amounts)

11) INCOME TAXES (continued)

The following is a summary of the components of the deferred tax accounts:

Year Ended December 31,	2004	2003
Deferred tax assets:
Provision for expense and losses	$1,847.9	$1,109.1
Postretirement and other employee benefits	924.5	827.7
Tax credit and loss carryforwards	260.3	138.4
Other	156.9	212.2
Total deferred tax assets	3,189.6	2,287.4
Valuation allowance	(208.4)	(57.8)
Net deferred tax assets	$2,981.2	$2,229.6
Deferred tax liabilities:
Property, equipment and intangible assets	$(4,122.9)	$(2,381.6)
Lease portfolio	(240.4)	(264.4)
Total deferred tax liabilities	$(4,363.3)	$(2,646.0)
Deferred tax liabilities, net	$(1,382.1)	$(416.4)

At December 31, 2004 and 2003, respectively, the Company had net current deferred tax assets of $215.0 million and $69.0 million. At December 31, 2004 and 2003, respectively, the Company had non-current deferred income tax liabilities of $1,597.1 million and $485.4 million. In 2004, deferred tax liabilities increased principally as a result of the recognition of the deferred tax impact associated with certain identifiable intangible assets. The Company included in “Other liabilities of discontinued operations” in 2004 and 2003, respectively, non-current deferred income tax liabilities of $240.4 million and $264.4 million, for its retained liabilities of discontinued business.

At December 31, 2004, the Company had net operating loss carryforwards for federal, state and local and foreign jurisdiction of approximately $518.7 million, which expire in various years from 2005 through 2019, and capital loss carryforwards of $193.8 million which expire in 2009.

The 2004 and 2003 deferred tax assets were reduced by a valuation allowance of $208.4 million and $57.8 million, respectively, principally relating to tax benefits of net operating losses which are not expected to be realized.

The Company’s share of the undistributed earnings of foreign subsidiaries not included in its consolidated federal income tax return that could be subject to additional income taxes if remitted was approximately $2.3 billion at December 31, 2004 and $2.0 billion at December 31, 2003. No provision has been recorded for the U.S. or foreign taxes that could result from the remittance of such undistributed earnings since the Company intends to distribute only the portion of such earnings which would be offset by U.S. foreign tax credits, and intends to reinvest the remainder outside the U.S. indefinitely, and for this portion it is not practicable to estimate the amount of such deferred taxes.

The IRS is currently examining the years 2000 through 2003. In addition, the Company is responsible for the federal income tax audits of several of its subsidiaries for periods prior to their acquisition by Viacom. The Company believes that adequate provision has been made for income taxes for all periods through December 31, 2004.

VIACOM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Tabular dollars in millions, except per share amounts)

12)  PENSION AND OTHER POSTRETIREMENT BENEFITS

The Company and certain of its subsidiaries have principally non-contributory pension plans covering specific groups of employees. The benefits for certain plans are based primarily on an employee’s years of service and average pay near retirement. Benefits under other plans are based primarily on an employee’s pay for each year that the employee participates in the plan. Participating employees are vested in the plans after five years of service. The Company’s policy for all pension plans is to fund amounts in accordance with the Employee Retirement Income Security Act of 1974, the Internal Revenue code of 1986 and the applicable rules and regulations. Plan assets consist principally of equity securities, marketable bonds and U.S. government securities. The Company’s Class B Common Stock represents approximately 2.3% and 4.8% of the plan assets’ fair values at December 31, 2004 and 2003, respectively.

In addition, the Company sponsors health and welfare plans that provide certain postretirement health care and life insurance benefits to retired employees and their covered dependents. Retiring employees are eligible for these benefits if they meet certain age and service requirements at the time of their retirement. Most of the plans are contributory and contain cost-sharing features such as deductibles and coinsurance which are adjusted annually. Claims are paid either through certain trusts funded by the Company or by the Company’s own funds.

The Company uses a December 31 measurement date for all pension and other postretirement benefit plans. The following table sets forth the change in benefit obligation for the Company’s benefit plans:

	Pension Benefits		Postretirement Benefits
At December 31,	2004	2003	2004	2003
Change in benefit obligation:
Benefit obligation, beginning of year	$5,693.2	$5,577.0	$1,250.6	$1,291.9
Service cost	62.5	58.2	2.9	2.6
Interest cost	324.9	345.6	72.1	80.3
Actuarial loss/(gain)	262.4	191.3	12.4	(32.5)
Benefits paid	(492.8)	(521.3)	(93.1)	(103.9)
Business combinations	8.0	3.9	—	—
Participants’ contributions	.2	.2	14.5	10.2
Amendments	—	—	—	2.0
Cumulative translation adjustments	18.7	38.3	—	—
Benefit obligation, end of year	$5,877.1	$5,693.2	$1,259.4	$1,250.6

The following table sets forth the change in plan assets for the Company’s benefit plans:

	Pension Benefits		Postretirement Benefits
At December 31,	2004	2003	2004	2003
Change in plan assets:
Fair value of plan assets, beginning of year	$4,466.4	$4,248.9	$96.0	$32.6
Actual return on plan assets	305.8	531.8	.8	.4
Employer contributions	203.0	167.1	80.3	156.7
Benefits paid	(492.8)	(521.3)	(93.1)	(103.9)
Business combinations	5.5	1.4	—	—
Participants’ contributions	.2	.2	14.5	10.2
Cumulative translation adjustments	17.2	38.3	—	—
Fair value of plan assets, end of year	$4,505.3	$4,466.4	$98.5	$96.0

VIACOM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Tabular dollars in millions, except per share amounts)

12)  PENSION AND OTHER POSTRETIREMENT BENEFITS (continued)

The accrued pension and postretirement costs recognized in the Company’s Consolidated Balance Sheets were computed as follows:

	Pension Benefits		Postretirement Benefits
At December 31,	2004	2003	2004	2003
Funded status	$(1,371.8)	$(1,226.8)	$(1,160.9)	$(1,154.6)
Unrecognized transition obligation	1.2	1.5	—	—
Unrecognized prior service cost (benefit)	12.1	13.4	(4.6)	(5.4)
Unrecognized actuarial loss	1,106.6	884.0	156.9	146.5
Accrued pension liability	$(251.9)	$(327.9)	$(1,008.6)	$(1,013.5)

Amounts recognized in the Consolidated Balance Sheets:
Accrued liability	$(1,234.9)	$(1,119.0)	$(1,008.6)	$(1,013.5)
Prepaid benefits cost	17.2	17.3	—	—
Intangible assets	15.5	17.0	—	—
Accumulated other comprehensive pre-tax loss(1)	950.3	756.8	—	—
Net liability recognized	$(251.9)	$(327.9)	$(1,008.6)	$(1,013.5)

(1)  Reflects a minimum liability increase of $193.5 million in 2004 and a minimum liability decrease of $88.7 million in 2003.

The accumulated benefit obligation for all defined pension plans was $5,710.2 million and $5,549.4 million at December 31, 2004 and 2003, respectively.

Information for pension plans with an accumulated benefit obligation in excess of plan assets is set forth below:

At December 31,	2004	2003
Projected benefit obligation	$5,791.2	$5,612.4
Accumulated benefit obligation	$5,630.0	$5,473.3
Fair value of plan assets	$4,400.9	$4,366.3

Net periodic cost for the Company’s pension and postretirement benefit plans consists of the following:

	Pension Benefits			Postretirement Benefits
At December 31,	2004	2003	2002	2004	2003	2002
Components of net periodic cost:
Service cost	$62.5	$58.2	$50.2	$2.9	$2.6	$2.4
Interest cost	324.9	345.6	347.6	72.1	80.3	82.2
Expected return on plan assets	(297.8)	(295.4)	(354.7)	(1.0)	(2.0)	(2.5)
Amortization of transition obligation	.2	(.6)	(.7)	—	—	—
Amortization of prior service cost	1.6	1.6	1.1	(.8)	(1.1)	(1.2)
Recognized actuarial loss (gain)	36.9	46.1	5.6	2.2	5.3	(.6)
Net periodic cost	$128.3	$155.5	$49.1	$75.4	$85.1	$80.3

VIACOM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Tabular dollars in millions, except per share amounts)

12)  PENSION AND OTHER POSTRETIREMENT BENEFITS (continued)

	Pension Benefits		Postretirement Benefits
	2004	2003	2004	2003
Weighted-average assumptions used to determine benefit obligations at December 31:
Discount rate	5.7%	6.0%	5.8%	6.0%
Rate of compensation increase	3.5%	3.5%	N/A	N/A

Weighted-average assumptions used to determine net periodic cost for years ended December 31:
Discount rate	6.0%	6.5%	6.0%	6.5%
Expected long-term return on plan assets	7.0%	7.3%	2.0%	8.0%
Rate of compensation increase	3.5%	4.0%	N/A	N/A

N/A —not applicable

The expected long-term returns on plan assets were based upon the target asset allocation and return estimates for equity and debt securities. The expected rate of return for equities was based upon the risk-free rate plus a premium for equity securities. The expected return on debt securities was based upon an analysis of current and historical yields on portfolios of similar quality and duration.

The following assumptions were also used in accounting for postretirement benefits:

	2004	2003
Projected health care cost trend rate for participants of age 65 and below	9.0%	8.0%
Projected health care cost trend rate for participants above age 65	10.0%	9.5%
Ultimate trend rate	5.0%	5.0%
Year ultimate trend rate is achieved for participants of age 65 and below	2013	2010
Year ultimate trend rate is achieved for participants above age 65	2015	2013

Assumed health care cost trend rates could have a significant effect on the amounts reported for the postretirement health care plan. A one percentage point change in assumed health care cost trend rates would have the following effects:

	One Percentage Point Increase	One Percentage Point Decrease
Effect on total of service and interest cost components	$3.6	$(3.3)
Effect on the accumulated postretirement benefit obligation	$61.6	$(55.4)

The asset allocations for the Company’s retirement benefit trusts for the qualified pension benefit plans are based upon an analysis of the timing and amount of projected benefit payments, the expected returns and risk of the asset classes and the correlation of those returns. The Company’s largest retirement benefit trust, which accounted for 74% of assets at December 31, 2004 is invested approximately 78% in a diversified portfolio of high quality fixed income instruments with a duration that approximates the duration of the liabilities covered by that trust. The Company’s other trusts are invested approximately 57% in equity securities with the balance in fixed income securities, including cash. All equity portfolios are diversified between U.S and non-U.S. equities and include small and large capitalization equities.

VIACOM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Tabular dollars in millions, except per share amounts)

12)  PENSION AND OTHER POSTRETIREMENT BENEFITS (continued)

The percentage of asset allocations of the Company’s pension plans at December 31, 2004 and 2003, by asset category were as follows:

Plan Assets at December 31,	2004		2003
Equity securities	31.	1%	30.	3%
Debt securities	61.	7	64.	8
Cash and other	7.	2	4.	9
Total	100.	0%	100.	0%

At December 31, 2003, the asset allocations by asset category include only domestic pension plans.

The percentage of asset allocations of the Company’s other postretirement benefit plans at December 31, 2004 and 2003 were 95.4% in cash and 4.6% in securities.

Future Benefit Payments

The estimated future benefit payments are as follows:

	2005	2006	2007	2008	2009	2010-2014
Pension	$496.2	$488.7	$483.0	$473.6	$466.6	$2,153.6
Postretirement	$107.9	$110.5	$112.0	$112.0	$111.3	$519.1

The Company expects to contribute $50 million to the pension plans and $6 million to its other postretirement benefit plans in 2005.

The Company contributes to multi-employer plans that provide pension and health and welfare benefits to certain employees under collective bargaining agreements. The contributions to these plans were $61.4 million (2004) and $57.9 million (2003). In addition, the Company has defined contribution plans for the benefit of substantially all employees meeting certain eligibility requirements. Employer contributions to such plans were $54.1 million, $48.6 million and $42.3 million for the years ended December 31, 2004, 2003 and 2002, respectively.

13) COMMITMENTS AND CONTINGENCIES

The Company’s commitments not recorded on the balance sheet primarily consist of programming and talent commitments, operating lease arrangements, purchase obligations for goods and services and guaranteed minimum franchise payments. These arrangements result from the Company’s normal course of business and represent obligations that are payable over several years.

Programming and talent commitments of the Company, estimated to aggregate approximately $16.1 billion as of December 31, 2004, included $10.9 billion for the acquisition of sports programming rights, $3.7 billion relating to television, radio and feature film production and acquisitions and $1.0 billion for talent contracts. A majority of such fees are payable over several years, as part of the normal course of business.

The Company has long-term noncancelable operating lease commitments for office space and equipment, transponders, studio facilities and vehicles. The Company also enters into capital leases for satellite transponders. At December 31, 2004, future operating leases payments are estimated to aggregate $1.9 billion.

The Company also has purchase obligations which include agreements to purchase goods or services in the future that totaled $413.2 million as of December 31, 2004.

VIACOM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Tabular dollars in millions, except per share amounts)

13) COMMITMENTS AND CONTINGENCIES (continued)

       Viacom’s outdoor advertising business has franchise rights entitling it to display advertising on media including billboards, transit shelters, buses, rail systems (in-car, station platforms and terminals), mall kiosks and stadium signage. Under most of these franchise agreements, the franchiser is entitled to receive the greater of a percentage of the relevant advertising revenues, net of advertising agency fees, or a specified guaranteed minimum annual payment.

       At December 31, 2004, minimum rental payments under noncancelable leases and minimum franchise payments are as follows:

	Leases		Guaranteed Minimum
	Capital	Operating	Franchise Payments
2005	$97.7	$396.3	$432.6
2006	87.4	338.4	320.7
2007	85.1	287.9	166.4
2008	74.1	252.0	132.7
2009	68.1	196.8	116.2
2010 and thereafter	210.0	408.0	208.7
Total minimum payments	$622.4	$1,879.4	$1,377.3
Less amounts representing interest	156.9
Present value of net minimum payments	$465.5

Future minimum operating lease payments have been reduced by future minimum sublease income of $58.0 million. Rent expense amounted to $411.3 million (2004), $381.3 million (2003) and $372.3 million (2002).

Guarantees

The Company follows the recognition provisions of FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”) for guarantees issued or modified after December 31, 2002. FIN 45 requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of an obligation assumed by issuing a guarantee. FIN 45 also requires additional disclosures for certain guarantees.

In the fourth quarter of 2004, the Company sold its 50% equity interest in United Cinemas International Multiplex B.V. (“UCI”), which operated movie theaters in Europe, Latin America and Asia. The Company had guaranteed UCI’s debt obligations under a revolving credit facility which was repaid during the fourth quarter of 2004. The Company contributed $29.1 million toward the repayment of UCI’s debt obligations under the terms of this guarantee. The Company continues to guarantee certain UCI theater leases which are secured by bank guarantees provided by the buyer. The Company’s guarantee totaled approximately $177.0 million at December 31, 2004. The Company also owns a 50% interest in WF Cinema Holdings, L.P. and Grauman’s Theatres LLC and guarantees certain theater leases for approximately $13.3 million. The lease guarantees would only be triggered upon non-payment by the respective primary obligors. These guarantees are not recorded on the balance sheet as of December 31, 2004 as they were provided by the Company prior to the adoption of FIN 45.  Additionally, in connection with the July 2005 divestiture of Famous Players, the Company’s liability under FIN 45 for obligations associated with theater leases assigned to the buyer was recorded in the Consolidated Balance Sheet as of September 30, 2005.

The Company continues to remain as guarantor on certain Blockbuster store leases approximating $359 million at December 31, 2004 and secured by a $150 million letter of credit. Certain leases contain renewal options that can extend the primary lease term and remain covered by the guarantees. Blockbuster has agreed to indemnify the Company with respect to any amount paid under these guarantees. The Company recorded a liability of $53.6 million reflecting the fair value of such guarantees.

VIACOM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Tabular dollars in millions, except per share amounts)

13) COMMITMENTS AND CONTINGENCIES (continued)

Additionally, the Company has indemnification obligations with respect to letters of credit and surety bonds primarily used as security against non-performance in the normal course of business. The outstanding letters of credit and surety bonds approximated $342.4 million at December 31, 2004 and are not recorded on the balance sheet as of December 31, 2004.

In the course of its business, the Company both provides and receives the benefit of indemnities which are intended to allocate certain risks associated with business transactions. Similarly, the Company may remain contingently liable for various obligations of a business that has been divested in the event that a third party does not live up to its obligations under an indemnification obligation. The Company records a liability for its indemnification obligations and other contingent liabilities when probable under generally accepted accounting principles.

Legal Matters

Asbestos and Environmental.  The Company is a defendant in lawsuits claiming various personal injuries related to asbestos and other materials, which allegedly occurred principally as a result of exposure caused by various products manufactured by Westinghouse, a predecessor, generally prior to the early 1970s. Westinghouse was neither a producer nor a manufacturer of asbestos. The Company is typically named as one of a large number of defendants in both state and federal cases. In the majority of asbestos lawsuits, the plaintiffs have not identified which of the Company’s products is the basis of a claim. Claims against the Company in which a product has been identified principally relate to exposures allegedly caused by asbestos-containing insulating material in turbines sold for power-generation, industrial and marine use, or by asbestos-containing grades of decorative micarta, a laminate used in commercial ships.

Claims are frequently filed and/or settled in large groups, which may make the amount and timing of settlements, and the number of pending claims, subject to significant fluctuation from period to period. The Company does not report as pending those claims on inactive, stayed, deferred or similar dockets which some jurisdictions have established for claimants who allege minimal or no impairment. As of December 31, 2004, the Company had pending approximately 112,140 asbestos claims, as compared with approximately 112,280 as of December 31, 2003 and approximately 103,800 as of December 31, 2002. Of the claims pending as of December 31, 2004, approximately 82,370 were pending in state courts, 27,180 in federal courts and approximately 2,590 were third party claims. During 2004, the Company received approximately 16,060 new claims and closed or moved to an inactive docket approximately 16,200 claims. The Company reports claims as closed when it becomes aware that a dismissal order has been entered by a court or when the Company has reached agreement with the claimants on the material terms of a settlement.

Settlement costs depend on the seriousness of the injuries that form the basis of the claim, the quality of evidence supporting the claims and other factors. To date, the Company has not been liable for any third party claims. The Company’s total costs (recovery) for the years 2004 and 2003 for settlement and defense of asbestos claims after insurance recoveries and net of tax benefits were approximately $58.4 million and $(8.7) million, respectively. A portion of such costs relates to claims settled in prior years. If proceeds received in 2003 from an insurance commutation were excluded from the Company’s total costs in 2003, the Company’s total costs after insurance recoveries and net of tax benefits would have been $56.6 million. The Company’s costs for settlement and defense of asbestos claims may vary year to year as insurance proceeds are not always recovered in the same period as the insured portion of the expenses.

The Company believes that its reserves and insurance are adequate to cover its asbestos liabilities and that these asbestos liabilities are not likely to have a material adverse effect on its results of operations, financial position or cash flows.

VIACOM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Tabular dollars in millions, except per share amounts)

13) COMMITMENTS AND CONTINGENCIES (continued)

The Company from time to time receives claims from federal and state environmental regulatory agencies and other entities asserting that it is or may be liable for environmental cleanup costs and related damages principally relating to discontinued operations conducted by companies acquired by the Company.  In addition, the Company from time to time receives personal injury claims including toxic tort and product liability claims arising from historical operations of the Company and its predecessors.

Antitrust.  In July 2002, judgment was entered in favor of the Company, Blockbuster, Paramount Home Entertainment and other major motion picture studios and their home video subsidiaries with respect to a complaint filed in the United States District Court for the Western District of Texas.  The complaint included federal antitrust and California state law claims.  In August 2003, the Fifth Circuit Court of Appeals affirmed the federal court judgment.  The Supreme Court of the United States refused plaintiffs’ petition for writ of certiorari in March 2004.  In February 2003, a similar complaint that had been filed in a Los Angeles County Superior Court was also dismissed with prejudice.  The plaintiffs have appealed the California state court dismissal, as well as a prior denial of class certification.  As a result of the split-off of Blockbuster in 2004, any judgment in this matter adverse to the Company, Blockbuster and/or Paramount Home Entertainment will be allocated 33.33% to Blockbuster and 66.67% to the Company.  The Company believes that the plaintiffs’ positions in these litigations are without merit and intends to continue to vigorously defend itself in the litigations.

Litigation is inherently uncertain and always difficult to predict.  However, based on its understanding and evaluation of the relevant facts and circumstances, the Company believes that all of the above-described legal matters and other litigation to which it is a party are not likely, in the aggregate, to have a material adverse effect on its results of operations, financial position or cash flows.

14) REPORTABLE SEGMENTS

                The following tables set forth the Company’s financial performance by reportable operating segment.  The Company’s reportable operating segments have been determined in accordance with the Company’s internal management structure, which is organized based upon products and services.  Effective July 1, 2005, the Company realigned its segments to reflect the new management structure under its Co-Presidents and Co-Operating Officers in anticipation of the separation.  Showtime Networks Inc. (“Showtime Networks”), previously included in the cable networks segment, is reported in the Television segment, and Paramount Parks and Simon & Schuster are combined and disclosed in an “all other” category named Parks/Publishing.  Prior periods have been reclassified to conform to this presentation.

                The accounting policies of the segments are the same as those described in Note 1—Summary of Significant Accounting Policies.  Intercompany revenue eliminations associated with the Entertainment, Television, Cable Networks, Radio, Outdoor and Parks/Publishing segments were $207.4 million, $319.9 million, $11.7 million, $28.1 million, $23.0 million and $0.2 million, respectively, for 2004.  Operating income eliminations primarily reflect the timing of intercompany transactions from the sale of television product to Cable Networks and the sale of feature films to cable and broadcast networks.  The 2003 intercompany revenue eliminations associated with the Entertainment, Television, Cable Networks, Radio, Outdoor and Parks/Publishing segments were $218.0 million, $167.8 million and $67.6 million, $30.5 million, $27.7 million and $0.1 million, respectively.  The 2002 intercompany revenue eliminations were principally associated with the Entertainment, Television and Cable Networks segments and were $221.3 million, $139.9 million and $18.2 million, respectively.

VIACOM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Tabular dollars in millions, except per share amounts)

14) REPORTABLE SEGMENTS (continued)

Year Ended December 31,	2004	2003	2002
Revenues:
Cable Networks	$5,634.9	$4,711.1	$3,775.8
Television	9,448.5	8,680.5	8,364.9
Radio	2,096.1	2,097.6	2,121.6
Outdoor	1,880.2	1,748.3	1,633.5
Entertainment	2,513.7	2,655.8	2,297.8
Parks/Publishing	1,160.8	1,069.3	1,050.5
Eliminations	(590.3)	(511.7)	(394.5)
Total Revenues	$22,143.9	$20,450.9	$18,849.6

Operating Income:
Cable Networks	$2,265.0	$1,928.9	$1,555.6
Television	1,807.5	1,481.5	1,394.3
Radio	(10,023.5)	975.0	1,007.6
Outdoor	(6,824.5)	207.9	218.0
Entertainment	154.2	189.7	267.3
Parks/Publishing	111.2	77.5	93.8
Segment Total	(12,510.1)	4,860.5	4,536.6
Corporate expenses	(237.7)	(187.9)	(159.0)
Residual costs (a)	(113.8)	(146.5)	(67.8)
Eliminations	(96.0)	(56.7)	(66.0)
Total Operating Income (Loss)	$(12,957.6)	$4,469.4	$4,243.8
Interest expense	(718.2)	(739.4)	(795.0)
Interest income	25.1	11.5	12.0
Other items, net	7.4	(3.2)	(32.5)
Earnings (loss) from continuing operations before income taxes, equity in earnings (loss) of affiliated companies and minority interest	(13,643.3)	3,738.3	3,428.3
Provision for income taxes	(1,382.8)	(1,496.5)	(1,349.5)
Equity in earnings (loss) of affiliated companies, net of tax	(20.8)	.1	(37.3)
Minority interest, net of tax	(3.7)	(3.7)	(2.7)
Net earnings (loss) from continuing operations	(15,050.6)	2,238.2	2,038.8
Net earnings (loss) from discontinued operations	(1,099.2)	(802.8)	167.8
Net earnings (loss) before cumulative effect of accounting change	(16,149.8)	1,435.4	2,206.6
Cumulative effect of accounting change, net of minority interest and tax	(1,312.4)	(18.5)	(1,480.9)
Net Earnings (loss)	$(17,462.2)	$1,416.9	$725.7

(a)           Primarily includes pension and postretirement benefit costs for benefit plans retained by the Company for previously divested businesses.

VIACOM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Tabular dollars in millions, except per share amounts)

14) REPORTABLE SEGMENTS (continued)

Year Ended December 31,	2004	2003	2002
Depreciation and Amortization:
Cable Networks	$223.3	$171.4	$167.4
Television	173.7	175.0	164.1
Radio	29.9	27.4	30.8
Outdoor	223.1	215.9	205.6
Entertainment	19.0	16.8	17.5
Parks/Publishing	69.0	70.6	67.1
Corporate	22.2	22.5	23.0
Total Depreciation and Amortization	$760.2	$699.6	$675.5

At December 31,	2004	2003
Total Assets:
Cable Networks	$13,487.4	$12,076.6
Television	26,126.9	26,753.7
Radio	14,313.6	25,256.9
Outdoor	7,262.6	14,444.3
Entertainment	4,079.6	4,035.6
Parks/Publishing	1,894.8	1,889.4
Corporate	2,024.8	1,796.2
Discontinued operations	599.2	5,589.6
Eliminations	(1,786.6)	(1,616.8)
Total Assets	$68,002.3	$90,225.5

Year Ended December 31,	2004	2003	2002
Capital Expenditures:
Cable Networks	$86.8	$81.7	$87.7
Television	134.8	132.2	146.7
Radio	38.2	14.1	14.4
Outdoor	56.5	58.1	67.1
Entertainment	13.0	11.0	13.5
Parks/Publishing	48.9	46.2	46.0
Corporate	24.5	5.1	6.0
Total Capital Expenditures	$402.7	$348.4	$381.4

VIACOM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Tabular dollars in millions, except per share amounts)

14) REPORTABLE SEGMENTS (continued)

Information regarding the Company’s consolidated revenues by type is as follows:

	Revenues by Type
Year Ended December 31,	2004	2003	2002
Advertising sales	$13,444.6	$12,092.2	$11,237.0
Affiliate fees	2,634.8	2,407.7	2,199.0
Feature film exploitation	2,216.0	2,357.2	2,008.5
TV license fees	1,402.3	1,514.5	1,472.2
Publishing	750.7	693.4	675.9
Parks operations	409.9	375.8	374.0
Other (a)	1,285.6	1,010.1	883.0
Total	$22,143.9	$20,450.9	$18,849.6

(a)           Other primarily includes revenues from home entertainment sales from cable and broadcast networks and consumer products.

Information regarding the Company’s operations by geographic area is as follows:

Year Ended December 31,	2004	2003	2002
Revenues (a):
United States	$18,812.0	$17,487.9	$16,330.3
International	3,331.9	2,963.0	2,519.3
Total Revenues	$22,143.9	$20,450.9	$18,849.6

At December 31,	2004	2003
Long-lived Assets (b):
United States	$57,250.4	$79,255.2
International	2,660.7	2,684.6
Total Long-lived Assets	$59,911.1	$81,939.8

Transactions within the Company between geographic areas are not significant.

(a)           Revenue classifications are based on customers’ locations.

(b)           Reflects total assets less current assets, non-current deferred tax assets and investments in affiliated companies.

15) OTHER ITEMS, NET

                For 2004, “Other items, net” of $7.4 million principally reflected foreign exchange gains of $16.6 million and a net gain on the sale of investments of $34.5 million, partially offset by a non-cash charge of $21.7 million associated with other-than-temporary declines in the Company’s investments, losses associated with securitizing trade receivables of $19.3 million and a loss of $2.7 million on the sale of radio stations.

                For 2003, “Other items, net” reflected a net loss of $3.2 million principally consisting of foreign exchange losses of $4.1 million, losses associated with securitizing trade receivables of $14.8 million and an aggregate loss of $5.0 million resulting from the write-down of several investments to their market value. These losses were partially offset by a net gain on the disposition of investments of $14.8 million and an insurance recoupment of $5.6 million.

VIACOM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Tabular dollars in millions, except per share amounts)

15) OTHER ITEMS, NET (continued)

For 2002, “Other items, net” reflected a net loss of $32.5 million principally consisting of foreign exchange losses of $55.3 million, losses of $19.7 million associated with securitizing trade receivables and an aggregate loss of approximately $12.5 million resulting from the write-down of several investments to their market value. These losses were partially offset by the recovery of advertising commitments of $29.8 million, a gain of $18.8 million on the sale of a telephone kiosk advertising business and a net gain of $4.5 million from the sale of investments.

16) SUPPLEMENTAL CASH FLOW INFORMATION

Year Ended or At December 31,	2004	2003	2002
Cash paid for interest, net of amounts capitalized (a)	$636.3	$693.6	$727.6
Cash paid for income taxes (a)	$1,185.0	$933.9	$630.1

Non-cash investing and financing activities:
Equipment acquired under capitalized leases	$139.9	$60.3	$27.7

Fair value of assets acquired	$605.4	$1,370.2	$830.7
Fair value of liabilities assumed	(179.6)	(102.0)	(20.8)
Minority interest	1.9	73.4	159.7
Cash paid, net of cash acquired	(427.7)	(1,341.6)	(818.0)
Impact on stockholders’ equity	$—	$—	$151.6

(a)            Amounts also include cash payments for discontinued operations.

17) QUARTERLY FINANCIAL DATA (unaudited):

2004 (a)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter (b)(c)	Total Year
Revenues	$5,218.5	$5,354.0	$5,380.0	$6,191.4	$22,143.9
Operating income (loss)	$1,063.9	$1,373.0	$1,342.3	$(16,736.8)	$(12,957.6)
Net earnings (loss) from continuing operations	$624.7	$717.2	$721.7	$(17,114.2)	$(15,050.6)
Net earnings (loss) before cumulative effect of accounting change	$710.5	$753.8	$(487.6)	$(17,126.5)	$(16,149.8)
Net earnings (loss)	$710.5	$753.8	$(487.6)	$(18,438.9)	$(17,462.2)
Basic earnings (loss) per common share:
Net earnings (loss) from continuing operations	$.36	$.42	$.42	$(10.20)	$(8.78)
Earnings (loss) before cumulative effect of accounting change	$.41	$.44	$(.28)	$(10.21)	$(9.42)
Net earnings (loss)	$.41	$.44	$(.28)	$(10.99)	$(10.19)
Diluted earnings (loss) per common share:
Net earnings (loss) from continuing operations	$.36	$.41	$.42	$(10.20)	$(8.78)
Earnings (loss) before cumulative effect of accounting change	$.41	$.43	$(.28)	$(10.21)	$(9.42)
Net earnings (loss)	$.41	$.43	$(.28)	$(10.99)	$(10.19)
Dividends per common share (d)	$.06	$.06	$.06	$.07	$.25
Weighted average number of common shares outstanding:
Basic	1,731.0	1,724.3	1,725.7	1,677.1	1,714.4
Diluted	1,744.5	1,736.0	1,734.8	1,677.1	1,714.4

(a)   On July 22, 2005, Viacom sold Famous Players to Cineplex Galaxy L.P.  In 2004, the exchange offer for the split-off of Blockbuster was completed. As a result, Blockbuster and Famous Players are presented as discontinued operations.

(b)   As described in Note 3 to the Company’s consolidated financial statements, the Company recorded a non-cash impairment charge of $18.0 billion, or $10.43 per diluted share, related to the reductions of the carrying amount of goodwill and intangibles of Radio and Outdoor to their respective estimated fair values.

(c)   As described in Note 1 to the Company’s consolidated financial statements, the Company recorded a charge of $2.2 billion ($1.3 billion, net of tax) to reduce intangible balances attributable to its Television Stations’ FCC licenses as a cumulative effect of accounting change.

(d)   The Company announced a quarterly cash dividend of $.06 per share on its Common Stock during the first three quarters of 2004 and $.07 per share in the fourth quarter of 2004.

VIACOM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Tabular dollars in millions, except per share amounts)

17) QUARTERLY FINANCIAL DATA (unaudited) (continued) :

2003(a)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
Revenues	$4,496.1	$4,965.3	$5,158.0	$5,831.5	$20,450.9
Operating income	$845.5	$1,214.3	$1,276.5	$1,133.1	$4,469.4
Net earnings from continuing operations	$397.9	$614.3	$645.5	$580.5	$2,238.2
Net earnings (loss) before cumulative effect of accounting change	$461.6	$659.6	$699.6	$(385.4)	$1,435.4
Net earnings (loss)	$443.1	$659.6	$699.6	$(385.4)	$1,416.9
Basic earnings (loss) per common share:
Net earnings from continuing operations	$.23	$.35	$.37	$.33	$1.28
Earnings (loss) before cumulative effect of accounting change	$.26	$.38	$.40	$(.22)	$.82
Net earnings (loss)	$.25	$.38	$.40	$(.22)	$.81
Diluted earnings (loss) per common share:
Net earnings from continuing operations	$.23	$.35	$.37	$.33	$1.27
Earnings before cumulative effect of accounting change	$.26	$.37	$.40	$(.22)	$.82
Net earnings (loss)	$.25	$.37	$.40	$(.22)	$.80
Dividends per common share (b)	—	—	$.06	$.06	$.12
Weighted average number of common shares outstanding:
Basic	1,745.9	1,746.2	1,745.0	1,739.1	1,744.0
Diluted	1,761.1	1,765.3	1,763.2	1,753.3	1,760.7

(a)   On July 22, 2005, Viacom sold Famous Players to Cineplex Galaxy L.P.  In 2004, the exchange offer for the split-off of Blockbuster was completed. As a result, Blockbuster and Famous Players are presented as discontinued operations.

(b)   The Company declared a quarterly cash dividend of $.06 per share on its common stock during the third and fourth quarters of 2003.

VIACOM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Tabular dollars in millions, except per share amounts)

18) CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

Viacom International is a wholly owned subsidiary of the Company. Viacom International has fully and unconditionally guaranteed Viacom Inc.’s debt securities (See Note 8). The following condensed consolidating financial statements present the results of operations, financial position and cash flows of Viacom Inc., Viacom International, the direct and indirect Non-Guarantor Affiliates of Viacom Inc. and Viacom International, and the eliminations necessary to arrive at the information for the Company on a consolidated basis.

	Statement of Operations for the Year Ended December 31, 2004
	Viacom Inc.	Viacom International	Non- Guarantor Affiliates	Eliminations	Viacom Inc. Consolidated
Revenues	$209.5	$4,082.5	$18,057.0	$(205.1)	$22,143.9
Expenses:
Operating	87.0	1,274.3	10,978.7	(128.0)	12,212.0
Selling, general and administrative	152.1	1,099.3	2,904.1	(23.3)	4,132.2
Depreciation and amortization	5.0	100.1	655.1	—	760.2
Non-cash impairment charge	—	—	17,997.1	—	17,997.1
Total expenses	244.1	2,473.7	32,535.0	(151.3)	35,101.5
Operating income (loss)	(34.6)	1,608.8	(14,478.0)	(53.8)	(12,957.6)
Interest expense, net	(759.2)	(203.1)	269.2	—	(693.1)
Other items, net	10.0	(9.3)	146.7	(140.0)	7.4
Earnings (loss) before income taxes	(783.8)	1,396.4	(14,062.1)	(193.8)	(13,643.3)
Provision for income taxes	312.7	(553.0)	(1,142.5)	—	(1,382.8)
Equity in earnings (loss) of affiliated companies, net of tax	(16,991.1)	(73.2)	(122.7)	17,166.2	(20.8)
Minority interest, net of tax	—	.1	(3.8)	—	(3.7)
Net earnings (loss) from continuing operations	(17,462.2)	770.3	(15,331.1)	16,972.4	(15,050.6)
Net loss from discontinued operations	—	(14.8)	(1,084.4)	—	(1,099.2)
Net earnings (loss) before cumulative effect of accounting change	(17,462.2)	755.5	(16,415.5)	16,972.4	(16,149.8)
Cumulative effect of accounting change, net of minority interest and tax	—	—	(1,312.4)	—	(1,312.4)
Net earnings (loss)	$(17,462.2)	$755.5	$(17,727.9)	$16,972.4	$(17,462.2)

VIACOM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Tabular dollars in millions, except per share amounts)

18) CONDENSED CONSOLIDATING FINANCIAL STATEMENTS (continued)

	Statement of Operations for the Year Ended December 31, 2003
	Viacom Inc.	Viacom International	Non- Guarantor Affiliates	Eliminations	Viacom Inc. Consolidated
Revenues	$195.4	$3,599.7	$16,812.3	$(156.5)	$20,450.9
Expenses:
Operating	84.3	1,134.3	10,478.1	(141.1)	11,555.6
Selling, general and administrative	183.8	934.2	2,631.6	(23.3)	3,726.3
Depreciation and amortization	5.3	67.5	626.8	—	699.6
Total expenses	273.4	2,136.0	13,736.5	(164.4)	15,981.5
Operating income (loss)	(78.0)	1,463.7	3,075.8	7.9	4,469.4
Interest expense, net	(729.9)	(204.2)	206.2	—	(727.9)
Other items, net	(15.5)	31.6	30.4	(49.7)	(3.2)
Earnings (loss) before income taxes	(823.4)	1,291.1	3,312.4	(41.8)	3,738.3
Provision for income taxes	328.6	(506.1)	(1,319.0)	—	(1,496.5)
Equity in earnings of affiliated companies, net of tax	1,911.7	188.3	9.2	(2,109.1)	.1
Minority interest, net of tax	—	—	(3.7)	—	(3.7)
Net earnings from continuing operations	1,416.9	973.3	1,998.9	(2,150.9)	2,238.2
Net loss from discontinued operations	—	—	(802.8)	—	(802.8)
Net earnings before cumulative effect of accounting change	1,416.9	973.3	1,196.1	(2,150.9)	1,435.4
Cumulative effect of accounting change, net of minority interest and tax	—	(3.3)	(15.2)	—	(18.5)
Net earnings	$1,416.9	$970.0	$1,180.9	$(2,150.9)	$1,416.9

VIACOM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Tabular dollars in millions, except per share amounts)

18) CONDENSED CONSOLIDATING FINANCIAL STATEMENTS (continued)

	Statement of Operations for the Year Ended December 31, 2002
	Viacom Inc.	Viacom International	Non- Guarantor Affiliates	Eliminations	Viacom Inc. Consolidated
Revenues	$189.1	$3,079.9	$15,748.1	$(167.5)	$18,849.6
Expenses:
Operating	76.2	926.3	9,558.9	(118.7)	10,442.7
Selling, general and administrative	101.5	824.4	2,569.9	(8.2)	3,487.6
Depreciation and amortization	5.1	76.9	593.5	—	675.5
Total expenses	182.8	1,827.6	12,722.3	(126.9)	14,605.8
Operating income	6.3	1,252.3	3,025.8	(40.6)	4,243.8
Interest expense, net	(742.9)	(313.9)	273.8	—	(783.0)
Other items, net	(20.3)	(193.2)	181.5	(.5)	(32.5)
Earnings (loss) before income taxes	(756.9)	745.2	3,481.1	(41.1)	3,428.3
Benefit (provision) for income taxes	295.9	(297.3)	(1,348.1)	—	(1,349.5)
Equity in earnings (loss) of affiliated companies, net of tax	1,186.7	(671.8)	(23.5)	(528.7)	(37.3)
Minority interest, net of tax	—	.2	(2.9)	—	(2.7)
Net earnings (loss), from continuing operations before cumulative effect of accounting change	725.7	(223.7)	2,106.6	(569.8)	2,038.8
Net earnings from discontinued operations	—	—	167.8	—	167.8
Net earnings (loss) before cumulative effect of accounting change	725.7	(223.7)	2,274.4	(569.8)	2,206.6
Cumulative effect of accounting change, net of minority interest and tax	—	—	(1,480.9)	—	(1,480.9)
Net earnings (loss)	$725.7	$(223.7)	$793.5	$(569.8)	$725.7

VIACOM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Tabular dollars in millions, except per share amounts)

18) CONDENSED CONSOLIDATING FINANCIAL STATEMENTS (continued)

	Balance Sheet at December 31, 2004
			Non-
	Viacom	Viacom	Guarantor		Viacom Inc.
	Inc.	International	Affiliates	Eliminations	Consolidated
Assets
Cash and cash equivalents	$569.2	$11.2	$346.7	$—	$927.1
Receivables, net	45.1	691.5	3,773.2	(286.3)	4,223.5
Inventory	8.2	233.8	892.6	(140.5)	994.1
Prepaid expenses and other current assets	75.4	174.3	1,039.6	(5.8)	1,283.5
Current assets of discontinued operations	50.7	—	14.6	—	65.3
Total current assets	748.6	1,110.8	6,066.7	(432.6)	7,493.5
Property and equipment	51.6	767.4	6,338.9	—	7,157.9
Less accumulated depreciation and amortization	10.5	407.4	2,402.1	—	2,820.0
Net property and equipment	41.1	360.0	3,936.8	—	4,337.9
Inventory	14.4	1,331.9	3,211.5	(91.8)	4,466.0
Goodwill	100.3	628.2	37,791.7	—	38,520.2
Intangibles	—	5.7	10,619.2	(1.8)	10,623.1
Investments in consolidated subsidiaries	50,737.5	13,893.7	—	(64,631.2)	—
Other assets	179.8	234.8	1,876.8	(283.4)	2,008.0
Other assets of discontinued operations	227.9	—	325.7	—	553.6
Total Assets	$52,049.6	$17,565.1	$63,828.4	$(65,440.8)	$68,002.3

Liabilities and Stockholders’ Equity
Accounts payable	$2.5	$65.9	$509.1	$(3.9)	$573.6
Accrued expenses and other	770.0	910.1	3,281.6	(182.8)	4,778.9
Participants’ share, residuals and royalties payable	—	58.3	1,341.8	(103.5)	1,296.6
Current portion of long-term debt	—	11.0	54.5	—	65.5
Current liabilities of discontinued operations	89.3	12.7	62.9	—	164.9
Total current liabilities	861.8	1,058.0	5,249.9	(290.2)	6,879.5

Long-term debt	9,219.4	107.2	316.6	—	9,643.2
Other liabilities	(4,476.2)	7,656.1	(683.7)	6,315.2	8,811.4
Other liabilities of discontinued operations	572.4	—	60.6	—	633.0
Minority interest	—	—	10.9	—	10.9
Stockholders’ Equity:
Preferred Stock	—	—	128.2	(128.2)	—
Common Stock	18.7	122.8	1,162.3	(1,285.1)	18.7
Additional paid-in capital	66,027.7	1,924.1	92,863.5	(94,787.6)	66,027.7
Retained earnings (accumulated deficit)	(10,809.4)	6,835.6	(13,139.4)	2,365.9	(14,747.3)
Accumulated other comprehensive income (loss)	(446.0)	(138.7)	215.5	13.2	(356.0)
	54,791.0	8,743.8	81,230.1	(93,821.8)	50,943.1
Less treasury stock, at cost	8,918.8	—	22,356.0	(22,356.0)	8,918.8
Total stockholders’ equity	45,872.2	8,743.8	58,874.1	(71,465.8)	42,024.3
Total Liabilities and Stockholders’ Equity	$52,049.6	$17,565.1	$63,828.4	$(65,440.8)	$68,002.3

VIACOM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Tabular dollars in millions, except per share amounts)

18) CONDENSED CONSOLIDATING FINANCIAL STATEMENTS (continued)

	Balance Sheet at December 31, 2003
			Non-
	Viacom	Viacom	Guarantor		Viacom Inc.
	Inc.	International	Affiliates	Eliminations	Consolidated
Assets
Cash and cash equivalents	$212.5	$26.8	$376.6	$—	$615.9
Receivables, net	43.6	632.9	3,714.5	(234.3)	4,156.7
Inventory	9.2	173.7	907.6	(89.8)	1,000.7
Prepaid expenses and other current assets	85.6	153.9	765.6	(37.6)	967.5
Current assets of discontinued operations	32.1	—	995.5	—	1,027.6
Total current assets	383.0	987.3	6,759.8	(361.7)	7,768.4

Property and equipment	49.3	723.8	6,079.1	—	6,852.2
Less accumulated depreciation and amortization	10.3	409.7	2,143.8	—	2,563.8
Net property and equipment	39.0	314.1	3,935.3	—	4,288.4

Inventory	17.8	1,130.2	3,179.2	(91.0)	4,236.2
Goodwill	100.3	627.5	53,717.4	—	54,445.2
Intangibles	—	4.1	12,914.4	—	12,918.5
Investments in consolidated subsidiaries	67,753.5	15,285.7	—	(83,039.2)	—
Other assets	177.5	158.6	1,898.8	(247.8)	1,987.1
Other assets of discontinued operations	344.9	—	4,236.8	—	4,581.7
Total Assets	$68,816.0	$18,507.5	$86,641.7	$(83,739.7)	$90,225.5

Liabilities and Stockholders’ Equity
Accounts payable	$1.3	$42.0	$463.1	$(11.2)	$495.2
Accrued expenses and other	601.9	734.1	3,355.0	(171.4)	4,519.6
Participants’ share, residuals and royalties payable	—	40.3	1,214.3	(92.4)	1,162.2
Current portion of long-term debt	—	8.7	41.4	—	50.1
Current liabilities of discontinued operations	9.9	16.3	1,341.4	—	1,367.6
Total current liabilities	613.1	841.4	6,415.2	(275.0)	7,594.7

Long-term debt	9,293.0	35.8	341.7	(67.2)	9,603.3
Other liabilities	(8,666.9)	9,572.7	1,234.5	5,896.0	8,036.3
Other liabilities of discontinued operations	367.1	—	792.1	—	1,159.2
Minority interest	—	—	627.0	—	627.0

Stockholders’ Equity:
Preferred Stock	—	—	128.2	(128.2)	—
Common Stock	22.7	122.8	1,162.3	(1,289.2)	18.6
Additional paid-in capital	65,836.2	1,924.1	92,863.5	(94,783.5)	65,840.3
Retained earnings	7,183.4	6,080.1	5,335.5	(15,457.1)	3,141.9
Accumulated other comprehensive income (loss)	(388.0)	(69.4)	98.0	8.2	(351.2)
	72,654.3	8,057.6	99,587.5	(111,649.8)	68,649.6
Less treasury stock, at cost	5,444.6	—	22,356.3	(22,356.3)	5,444.6
Total stockholders’ equity	67,209.7	8,057.6	77,231.2	(89,293.5)	63,205.0
Total Liabilities and Stockholders’ Equity	$68,816.0	$18,507.5	$86,641.7	$(83,739.7)	$90,225.5

VIACOM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Tabular dollars in millions, except per share amounts)

18) CONDENSED CONSOLIDATING FINANCIAL STATEMENTS (continued)

	Statement of Cash Flows for the Year Ended December 31, 2004
	Viacom Inc.	Viacom International	Non- Guarantor Affiliates	Eliminations	Viacom Inc. Consolidated
Net cash flow provided by (used for) operating activities	$(1,706.7)	$1,195.4	$4,151.9	$—	$3,640.6
Investing activities:
Acquisitions, net of cash acquired	(4.0)	(1.7)	(422.0)	—	(427.7)
Capital expenditures	—	(90.5)	(312.2)	—	(402.7)
Investments in and advances to affiliated companies	(2.0)	—	(75.7)	—	(77.7)
Special distribution received from Blockbuster	10.0	728.1	—	—	738.1
Proceeds from sale, net of transaction costs	47.9	(26.9)	44.5	—	65.5
Other, net	.1	8.3	(4.3)	—	4.1
Net cash flow provided by (used for) investing activities from continuing operations	52.0	617.3	(769.7)	—	(100.4)
Net cash flow from investing activities attributable to discontinued operations	—	—	(433.3)	—	(433.3)
Net cash flow provided by (used for) investing activities	52.0	617.3	(1,203.0)	—	(533.7)
Financing activities:
Proceeds from exercise of stock options	119.6	—	—	—	119.6
Repayments to banks, including commercial paper, net	(24.5)	—	(1.6)	—	(26.1)
Repayment of notes and debentures	(20.1)	—	(60.2)	—	(80.3)
Payment of capital lease obligations	—	(12.3)	(52.6)	—	(64.9)
Purchase of Company common stock	(2,503.3)	—	—	—	(2,503.3)
Dividends	(415.2)	—	—	—	(415.2)
Increase (decrease) in intercompany payables	4,854.9	(1,816.0)	(3,038.9)	—	—
Other, net	—	—	(8.8)	—	(8.8)
Net cash flow provided by (used for) financing activities from continuing operations	2,011.4	(1,828.3)	(3,162.1)	—	(2,979.0)
Net cash flow from financing activities attributable to discontinued operations	—	—	(50.4)	—	(50.4)
Net cash flow provided by (used for) financing activities	2,011.4	(1,828.3)	(3,212.5)	—	(3,029.4)
Net increase (decrease) in cash and cash equivalents	356.7	(15.6)	(263.6)	—	77.5
Cash and cash equivalents at beginning of year	212.5	26.8	611.4	—	850.7
Cash and cash equivalents at end of year	$569.2	$11.2	$347.8	$—	$928.2

VIACOM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Tabular dollars in millions, except per share amounts)

18) CONDENSED CONSOLIDATING FINANCIAL STATEMENTS (continued)

	Statement of Cash Flows for the Year Ended December 31, 2003
	Viacom Inc.	Viacom International	Non- Guarantor Affiliates	Eliminations	Viacom Inc. Consolidated
Net cash flow provided by (used for) operating activities	$(1,449.9)	$945.2	$4,002.1	$—	$3,497.4
Investing activities:
Acquisitions, net of cash acquired	(40.6)	(1,230.9)	(70.1)	—	(1,341.6)
Capital expenditures	—	(64.1)	(284.3)	—	(348.4)
Investments in and advances to affiliated companies	(16.7)	(.8)	(22.5)	—	(40.0)
Proceeds from sale, net of transaction costs	1.6	25.9	18.7	—	46.2
Other, net	—	11.6	(1.9)	—	9.7
Net cash flow used for investing activities from continuing operations	(55.7)	(1,258.3)	(360.1)	—	(1,674.1)
Net cash flow from investing activities attributable to discontinued operations	—	—	(188.3)	—	(188.3)
Net cash flow used for investing activities	(55.7)	(1,258.3)	(548.4)	—	(1,862.4)
Financing activities:
Proceeds from issuance of notes and debentures	735.3	—	1.2	—	736.5
Proceeds from exercise of stock options	245.2	—	—	—	245.2
Repayments to banks, including commercial paper, net	(155.8)	—	(6.3)	—	(162.1)
Repayment of notes and debentures	(609.7)	(155.4)	(.3)	—	(765.4)
Payment of capital lease obligations	—	(12.4)	(39.9)	—	(52.3)
Purchase of Company common stock	(945.1)	—	—	—	(945.1)
Dividends	(104.6)	—	—	—	(104.6)
Increase (decrease) in intercompany payables	2,315.9	459.3	(2,775.2)	—	—
Other, net	—	—	(6.0)	—	(6.0)
Net cash flow provided by (used for) financing activities from continuing operations	1,481.2	291.5	(2,826.5)	—	(1,053.8)
Net cash flow from financing activities attributable to discontinued operations	—	—	(361.9)	—	(361.9)
Net cash flow provided by (used for) financing activities	1,481.2	291.5	(3,188.4)	—	(1,415.7)
Net increase (decrease) in cash and cash equivalents	(24.4)	(21.6)	265.3	—	219.3
Cash and cash equivalents at beginning of year	236.9	48.4	346.1	—	631.4
Cash and cash equivalents at end of year	$212.5	$26.8	$611.4	$—	$850.7

VIACOM INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Tabular dollars in millions, except per share amounts)

18) CONDENSED CONSOLIDATING FINANCIAL STATEMENTS (continued)

	Statement of Cash Flows for the Year Ended December 31, 2002
	Viacom Inc.	Viacom International	Non- Guarantor Affiliates	Eliminations	Viacom Inc. Consolidated
Net cash flow provided by (used for) operating activities	$(537.8)	$509.5	$3,152.7	$—	$3,124.4
Investing activities:
Acquisitions, net of cash acquired	—	(145.3)	(672.7)	—	(818.0)
Capital expenditures	—	(70.3)	(311.1)	—	(381.4)
Investments in and advances to affiliated companies	(4.8)	(1.2)	(52.8)	—	(58.8)
Proceeds from sale, net of transaction costs	3.8	6.4	60.2	—	70.4
Other, net	—	11.5	(2.0)	—	9.5
Net cash flow used for investing activities from continuing operations	(1.0)	(198.9)	(978.4)	—	(1,178.3)
Net cash flow from investing activities attributable to discontinued operations	—	—	(263.9)	—	(263.9)
Net cash flow used for investing activities	(1.0)	(198.9)	(1,242.3)	—	(1,442.2)
Financing activities:
Proceeds from issuance of notes and debentures	1,298.0	—	—	—	1,298.0
Proceeds from exercise of stock options	315.1	—	—	—	315.1
Repayments to banks, including commercial paper, net	(959.7)	—	(4.1)	—	(963.8)
Repayment of notes and debentures	(488.6)	(489.4)	(22.7)	—	(1,000.7)
Payment of capital lease obligations	—	(11.1)	(37.2)	—	(48.3)
Purchase of Company common stock	(1,139.0)	—	—	—	(1,139.0)
Increase (decrease) in intercompany payables	1,382.2	235.6	(1,617.8)	—	—
Other, net	—	—	(3.0)	—	(3.0)
Net cash flow provided by (used for) financing activities from continuing operations	408.0	(264.9)	(1,684.8)	—	(1,541.7)
Net cash flow from financing activities attributable to discontinued operations	—	—	(236.5)	—	(236.5)
Net cash flow provided by (used for) financing activities	408.0	(264.9)	(1,921.3)	—	(1,778.2)
Net increase (decrease) in cash and cash equivalents	(130.8)	45.7	(10.9)	—	(96.0)
Cash and cash equivalents at beginning of year	367.7	2.7	357.0	—	727.4
Cash and cash equivalents at end of year	$236.9	$48.4	$346.1	$—	$631.4